    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 5, 1996

                                                 REGISTRATION NO. 333-3633

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                             AMENDMENT NO. 1

                                    TO
                                   FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                        FIRST ALLIANCE CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

          DELAWARE                       6162                    95-2944875
 (STATE OR OTHER JURISDIC-
           TION OF           (PRIMARY STANDARD INDUSTRIAL)    (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZA-
            TION)             CLASSIFICATION CODE NUMBER)  IDENTIFICATION NUMBER)

                            17305 VON KARMAN AVENUE
                         IRVINE, CALIFORNIA 92714-6203
                                (714) 224-8500
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ----------------
                                 MARK K. MASON
             EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

                        FIRST ALLIANCE CORPORATION
                            17305 VON KARMAN AVENUE

                      IRVINE, CALIFORNIA 92714-6203
                                (714) 224-8403
                          (FACSIMILE) (714) 224-6696
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                  INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                               ----------------

                                  COPIES TO:

            DHIYA EL-SADEN, ESQ.                           BRUCE R. HALLETT, ESQ.
         GIBSON, DUNN & CRUTCHER LLP                  BROBECK, PHLEGER & HARRISON LLP
           333 SOUTH GRAND AVENUE                     4675 MACARTHUR COURT, SUITE 1000
        LOS ANGELES, CALIFORNIA 90071               NEWPORT BEACH, CALIFORNIA 92660-1846
               (213) 229-7196                                  (714) 752-7535
         (FACSIMILE) (213) 229-7520                      (FACSIMILE) (714) 752-7522

                               ----------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

- -----------------------------------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------------------------------
                                                        PROPOSED      PROPOSED MAXIMUM
     TITLE OF EACH CLASS OF           AMOUNT TO          MAXIMUM          AGGREGATE          AMOUNT OF
   SECURITIES TO BE REGISTERED     BE REGISTERED(1) PRICE PER UNIT(2) OFFERING PRICE(2) REGISTRATION FEE(3)
- -----------------------------------------------------------------------------------------------------------
Class A Common Stock.............     4,025,000          $19.00          $76,475,000          $26,371

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

(1) Includes 525,000 shares which the Underwriters have the option to purchase to cover over-allotments, if any.
(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(a) under the Securities Act of 1933.

(3) Includes $26,338 previously paid by the Registrant on May 13, 1996.

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                        FIRST ALLIANCE CORPORATION

                             CROSS REFERENCE SHEET
            (PURSUANT TO RULE 404(A) AND ITEM 501 OF REGULATION S-K)

                     ITEM                                LOCATION IN PROSPECTUS
- ----------------------------------------------- -----------------------------------------
 1.   Forepart of the Registration Statement
      and Outside Front Cover Page of           Outside Front Cover Page
      Prospectus...............................
 2.   Inside Front and Outside Back Cover Pages
      of                                        Inside Front and Outside Back Cover Pages
      Prospectus...............................
 3.   Summary Information and Risk Factors..... Prospectus Summary; Risk Factors
 4.   Use of Proceeds.......................... Prospectus Summary; Use of Proceeds
 5.   Determination of Public Offering Price... Outside Front Cover Page; Underwriting
 6.   Dilution................................. Dilution; Risk Factors
 7.   Selling Security Holders................. Not Applicable
 8.   Plan of Distribution..................... Outside Front Cover Page; Underwriting
 9.   Description of Securities to be Regis-    Prospectus Summary; Description of Capi-
      tered.................................... tal Stock
10.   Interests of Named Experts and Counsel... Legal Matters; Experts
11.   Information With Respect to the Regis-    Prospectus Summary; Risk Factors; The
      trant.................................... Company; Prior S Corporation Status and
                                                Reincorporation; Use of Proceeds;
                                                Dividend Policy; Capitalization; Selected
                                                Consolidated Financial Data; Management's
                                                Discussion and Analysis of Financial
                                                Condition and Results of Operations;
                                                Business; Management; Principal
                                                Stockholders; Certain Transactions;
                                                Description of Capital Stock; Shares
                                                Eligible for Future Sale; Consolidated
                                                Financial Statements
12.   Disclosure of Commission Position on
      Indemnification for Securities Act Lia-   Not Applicable
      bilities.................................

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY + +OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT IS + +DECLARED EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                 SUBJECT TO COMPLETION, DATED JULY 5, 1996

PROSPECTUS

                             3,500,000 SHARES

                        FIRST ALLIANCE CORPORATION
                              CLASS A COMMON STOCK

                                  ----------

  All of the shares of the Class A Common Stock, $.01 par value per share (the "Class A Common Stock"), offered hereby (the "Public Offering") are being sold by First Alliance Corporation (together with its subsidiaries, the "Company").

  Prior to the Public Offering, there has been no public market for the Class A Common Stock. It is currently estimated that the Public Offering price will range from $17.00 to $19.00 per share. See "Underwriting" for information relating to the factors considered in determining the Public Offering price. The Class A Common Stock has been approved for quotation on the Nasdaq National Market under the symbol "FACO."

  The Company has two classes of common stock. The Class A Common Stock, which is offered hereby, has one vote per share, and the Class B common stock, $.01 par value per share (the "Class B Common Stock"), has four votes per share. See "Description of Capital Stock." Upon completion of the Public Offering and assuming the Underwriters' over-allotment option is not exercised, the issued and outstanding shares of Class A Common Stock and Class B Common Stock that will be held by certain of the executive officers and directors of the Company and related parties will have approximately 92.5% of the combined voting power of all outstanding shares of capital stock of the Company.

  SEE "RISK FACTORS" ON PAGES 7 THROUGH 14 FOR INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
 AND EXCHANGE COMMISSION  OR ANY  STATE SECURITIES COMMISSION  PASSED UPON THE
 ACCURACY  OR  ADEQUACY OF  THIS  PROSPECTUS.  ANY     REPRESENTATION  TO  THE
  CONTRARY IS A CRIMINAL OFFENSE.

                                  ----------

      THE ATTORNEY GENERAL  OF THE STATE OF
       NEW  YORK  HAS  NOT  PASSED  ON  OR
        ENDORSED   THE  MERITS  OF   THIS
         OFFERING.   ANY  REPRESENTATION
           TO    THE    CONTRARY     IS
            UNLAWFUL.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                                                 UNDERWRITING
                                                    PRICE TO    DISCOUNTS AND   PROCEEDS TO
                                                     PUBLIC     COMMISSIONS(1)   COMPANY(2)
- --------------------------------------------------------------------------------
Per Share......................................     $              $              $
Total(3).......................................     $              $              $

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
(1) See "Underwriting" for information relating to indemnification of the Underwriters.

(2) Before deducting expenses payable by the Company estimated to be $920,000.

(3) The Company has granted the Underwriters an option, exercisable within 30 days of the date hereof, to purchase from the Company up to 525,000 additional shares of Class A Common Stock solely to cover over-allotments, if any. To the extent that the option is exercised, the Underwriters will offer the additional shares at the Price to Public shown above. If the option is exercised in full, the total Price to Public, Underwriting
    Discounts and Commissions and Proceeds to Company will be $           ,
    $          and $           , respectively. See "Underwriting."

  The shares of Class A Common Stock are offered by the Underwriters, subject to prior sale, when, as and if delivered to and accepted by them, and subject to the right of the Underwriters to reject any order in whole or part. It is expected that delivery of the shares of Class A Common Stock will be made against payment therefor at the offices of Friedman, Billings, Ramsey & Co., Inc., Arlington, Virginia, the representative of the several Underwriters (the "Representative"), or in book entry form through the book entry facilities of
the Depository Trust Company on or about        , 1996.

                                  ----------
                     FRIEDMAN, BILLINGS, RAMSEY & CO., INC.

                 The date of this Prospectus is        , 1996.

                        FIRST ALLIANCE CORPORATION

                      RETAIL BRANCH OFFICE LOCATIONS

           [UNITED STATES MAP SHOWING BRANCH OFFICE LOCATIONS]

Irvine, CA; Long Beach, CA; Oakland, CA; Encino, CA; West Covina, CA; San Jose, CA; Atlanta, GA; Bellevue, WA; Denver, CO; Oakbrook Terrace, IL; Arlington Heights, IL; Miami, FL; Ft. Lauderdale, FL; Portland, OR; Beachwood, OH; Phoenix, AZ; Salt Lake City, UT; Wayne, PA; Little Falls, NJ

                               ----------------

IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET, IN THE OVER THE COUNTER MARKET, OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               ----------------

                               PROSPECTUS SUMMARY

  THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS. EXCEPT AS OTHERWISE SPECIFIED, ALL INFORMATION IN THIS PROSPECTUS ASSUMES NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION. SEE "UNDERWRITING". CERTAIN CAPITALIZED FINANCIAL TERMS USED HEREIN ARE DEFINED IN THE FINANCIAL GLOSSARY ON PAGE 64. THIS PROSPECTUS GIVES EFFECT TO THE REORGANIZATION OF THE COMPANY, PURSUANT TO WHICH, IMMEDIATELY PRIOR TO THE CLOSING OF THE PUBLIC OFFERING, FIRST ALLIANCE MORTGAGE COMPANY, A CALIFORNIA CORPORATION ("FAMCO"), WILL BECOME A WHOLLY-OWNED SUBSIDIARY OF A NEWLY-FORMED DELAWARE CORPORATION, FIRST ALLIANCE CORPORATION (THE "COMPANY"). ALL REFERENCES TO THE COMPANY SHALL BE DEEMED TO INCLUDE THE COMPANY AND ITS SUBSIDIARIES.

  The Company originates, purchases, sells and services non-conventional mortgage loans secured primarily by first mortgages on single family residences. The Company focuses on a distinct segment of the home equity lending market by narrowly targeting its marketing efforts at homeowners believed by management of the Company, based on historic customer profiles, to be pre-disposed to using the Company's products and services while satisfying its underwriting guidelines. The Company originates loans through its centralized telemarketing operations, its direct mailing campaigns and its expanding retail branch network of 19 offices located in 12 states. Since January 1, 1996, the Company has opened 3 new retail branch offices in Pennsylvania, Ohio and New Jersey. The Company intends to continue to expand its retail branch network in selected states on a nationwide basis and currently plans to open at least four new retail branches per year. The Company has also recently organized a subsidiary to pursue retail and wholesale loan originations and purchases in the United Kingdom. The Company also purchases loans from other originators.

  The Company's customers, who principally use the loans from the Company to consolidate indebtedness or to finance other consumer needs rather than to purchase homes, consist of two primary groups. The first category of the Company's customers are individuals who are unable to obtain mortgage financing from banks, savings and loan institutions and other companies that have historically provided loans to individuals with favorable credit characteristics ("Conventional Lending Institutions"). These individuals often have impaired or unsubstantiated credit characteristics and/or unverifiable income and respond favorably to the Company's marketing. The Company's second category of customers consists of individuals who could qualify for loans from Conventional Lending Institutions but instead choose to use the Company's products and services. See "Business--Underwriting." The Company's experience has shown that these individuals are attracted by the Company's high degree of personalized service and timely response to loan applications. Each category of customers has historically been willing to pay the Company's loan origination fees and interest rates that are typically higher than the fees and rates charged by Conventional Lending Institutions.

  The Company has historically generated positive cash flow due principally to the magnitude of its retail loan origination fees. For the quarter ended March 31, 1996 and the years ended December 31, 1995, 1994 and 1993, the Company's weighted average retail loan origination and processing fees as a percentage of gross loans originated in the retail branches were 14.8%, 15.3%, 15.6% and 17.8%, respectively. The loan origination fee charged to the borrower is included in the principal balance of the loan originated. The Company then borrows approximately the principal amount of the loan (subject to collateral valuation) under its Warehouse Financing Facility and disburses to the borrower the loan amount less the loan origination fee. Thus, the Company generally receives cash in the amount of the loan origination and processing fee at the time of the Warehouse Financing Facility borrowing and prior to the time the Company recognizes such fee for accounting purposes as a component of loan origination and sale revenue, which occurs upon the sale of the loan.

  The Company's ability to fund and subsequently Securitize loans has significantly improved its financial performance and enabled it to offer new and enhanced loan products. The Company's significant expansion of its retail branch network and the ability to Securitize its loans have contributed significantly to the increase in the Company's loan origination volume to $216.6 million in 1995 from $93.6 million in 1992. Since 1992, the Company has Securitized $826.8 million of loans through ten public and two private "AAA/Aaa" rated Securitizations. While the Company anticipates Securitizing a majority of its loan originations in 1996 and thereafter, the Company will continue to sell those loans which are originated through its proprietary marketing system that do not satisfy the Company's criteria for Securitization. Such loans are sold on a servicing released basis to unaffiliated wholesale purchasers on either a bulk or flow-through basis. These wholesale loan sales enable the Company to realize a return on all loans generated by its marketing efforts by retaining loan origination fees without the associated credit risk. Additionally, the Company continues to sell a small number of loans to private investors and service the loans that it has previously sold through Securitizations as well as those to private investors. As of March 31, 1996, the Servicing Portfolio consisted of 8,787 loans with an outstanding balance of $611.7 million.

                              THE PUBLIC OFFERING

 Class A Common Stock offered by the Company: 3,500,000 shares

Capital Stock to be Outstanding after the Public Offering:

  Class A Common Stock.......................  3,500,000 shares(1)
  Class B Common Stock....................... 10,750,000 shares(2)
                                   ------------
    Total.................................... 14,250,000 shares
                                   ------------
                                   ------------
 Voting Rights............................... Each share of Class A Common
                                              Stock is entitled to one vote and
                                              each share of Class B Common
                                              Stock is entitled to four votes
                                              on most matters requiring a
                                              shareholder vote. See
                                              "Description of Capital Stock-
                                              Common Stock."
 Use of Proceeds............................. The Company intends to use between $42 million and $47
                                              million of the net proceeds to
                                              repay, immediately after the
                                              Closing Date (or as soon
                                              thereafter as is practicable),
                                              the principal and interest
                                              outstanding under the
                                              S Distribution Notes. See "Prior
                                              S Corporation Status." To the
                                              extent that the balance of the
                                              net proceeds exceeds the amount
                                              due under the S Distribution
                                              Notes, such excess will be used
                                              initially to repay any
                                              outstanding borrowings on the
                                              Company's Warehouse Financing
                                              Facility, then to fund costs
                                              associated with the Company's
                                              retail branch network and United
                                              Kingdom expansions and for
                                              general corporate purposes. See
                                              "Use of Proceeds."
 Nasdaq National Market Symbol for the
  Class A Common Stock....................... FACO
 Risk Factors................................ See "Risk Factors" for a
                                              discussion of certain material
                                              factors that should be considered
                                              in connection with an investment
                                              in the Class A Common Stock
                                              offered hereby.

- --------

(1) Excludes 750,000 shares of Class A Common Stock reserved for issuance upon the exercise of options available for grants under the Company's Stock Incentive Plan. None of the options has been granted to date. See "Management-1996 Stock Incentive Plan" and "Description of Capital Stock."

(2) Class B Common Stock is convertible into Class A Common Stock on a one for one basis at the option of the holder and in certain other circumstances. See "Description of Capital Stock."

                      SUMMARY CONSOLIDATED FINANCIAL DATA

  The financial data set forth below should be read in conjunction with the Financial Statements of the Company and related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere herein.

                                                              QUARTERS ENDED
                                YEARS ENDED DECEMBER 31,         MARCH 31,
                               ----------------------------  ------------------
                                 1993      1994      1995    1995(5)     1996
                               --------  --------  --------  --------  --------
                                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE
                                                  DATA)
STATEMENT OF INCOME DATA:
Revenue:
Loan origination and sale....  $ 22,489  $ 27,902  $ 35,493  $  1,086  $  9,371
Loan servicing and other
 fees........................     8,989     9,106     8,543     1,977     2,243
Interest.....................     4,452     8,650    14,668     2,871     3,158
Other........................        20       144       176        29        38
                               --------  --------  --------  --------  --------
 Total revenue...............    35,950    45,802    58,880     5,963    14,810
Total expense................    24,987    30,568    27,860     6,263     6,950
                               --------  --------  --------  --------  --------
Income (loss) before income
 tax provision (benefit).....    10,963    15,234    31,020      (300)    7,860
Income tax provision
 (benefit)...................       222       363       478        (5)      118
                               --------  --------  --------  --------  --------
Net income (loss)............  $ 10,741  $ 14,871  $ 30,542  $   (295) $  7,742
                               ========  ========  ========  ========  ========
Dividends declared(1)........  $  5,853  $ 17,341  $ 12,205  $  2,874  $ 15,101
PRO FORMA INCOME STATEMENT
 DATA(2):
Income (loss) before income
 tax provision (benefit).....  $ 10,963  $ 15,234  $ 31,020  $   (300) $  7,860
Income tax provision
 (benefit)...................     4,403     6,200    12,772      (123)    3,233
                               --------  --------  --------  --------  --------
Net income (loss)............  $  6,560  $  9,034  $ 18,248  $   (177) $  4,627
                               ========  ========  ========  ========  ========
LOANS ORIGINATED OR
 PURCHASED(6):
Retail Branch Originations...  $148,718  $151,338  $200,371  $ 32,298  $ 56,693
Portfolio Refinancing
 Originations................    47,189    70,501    16,195     9,045     5,586
Wholesale purchases..........    84,034    91,826    24,078    10,602    13,455
                               --------  --------  --------  --------  --------
 Total.......................  $279,941  $313,665  $240,644  $ 51,945  $ 75,734
                               ========  ========  ========  ========  ========
LOANS SOLD(6):
Securitizations..............  $141,795  $350,331  $167,974  $    --   $ 52,420
Wholesale....................       --        --     51,542     3,528    21,536
Private......................    70,554    22,857    13,709     4,032       438
                               --------  --------  --------  --------  --------
 Total.......................  $212,349  $373,188  $233,225  $  7,560  $ 74,394
                               ========  ========  ========  ========  ========
SERVICING PORTFOLIO(3):
Private investor loans.......  $150,657  $ 87,659  $ 65,404  $ 78,422  $ 61,431
Securitized loans(7).........   234,913   468,026   548,387   497,560   550,287
                               --------  --------  --------  --------  --------
 Total.......................  $385,570  $555,685  $613,791  $575,982  $611,718
                               ========  ========  ========  ========  ========
FINANCIAL RATIOS AND OTHER
 DATA:
Number of retail branch
 offices(3)..................        11        13        17        14        18
Weighted average interest
 rate on loan originations
 and purchases...............       9.5%      8.7%     10.3%     10.8%      9.2%
Weighted average initial
 combined loan-to-value
 ratio:
 Retail Branch and Portfolio
  Refinancing Originations...      52.4%     54.4%     58.6%     55.4%     60.4%
 Wholesale purchases.........      61.6%     60.5%     66.5%     64.0%     70.4%
Average retail loan size.....  $   53.6  $   66.1  $   68.8  $   58.3  $   80.5
Weighted average loan
 origination and processing
 fees as a percent of gross
 loans originated as
 applicable:
 Retail Branch Originations..      17.8%     15.6%     15.3%     16.1%     14.8%
 Portfolio Refinancing
  Originations:..............       2.5%      7.5%     13.0%     13.3%      5.6%
Total delinquencies as a
 percentage of Servicing
 Portfolio at end of period .       4.0%      4.3%      5.8%      4.7%      6.3%
Real estate acquired through
 foreclosure ("REO") as a
 percentage of Servicing
 Portfolio at end of
 period(4)...................        .9%       .6%      1.3%       .7%      1.4%
REO losses as a percentage of
 average Servicing Portfolio
 during the period(4)........       .02%      .01%      .03%      --        .08%
Pre-tax income (loss) as a
 percentage of total revenue.      30.5%     33.3%     52.7%    (5.0)%     53.1%

                                          AS OF DECEMBER 31,    AS OF MARCH 31,
                                        ----------------------- ---------------
                                         1993    1994    1995   1995(5)  1996
                                        ------- ------- ------- ------- -------
                                                (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents.............. $ 4,387 $ 5,298 $ 4,019 $ 1,809 $ 2,206
Loans held for sale(5).................  74,196  18,676  24,744  58,631  26,325
Residual Interests.....................   6,879  11,645  19,705  12,283  20,732
Total assets...........................  99,855  48,226  66,987  86,792  71,355
Total borrowings(5)....................  68,773  14,839  19,356  59,733  22,038
Stockholders' equity...................  26,454  23,984  42,321  20,815  34,962

- --------

(1) Historical dividends are not necessarily indicative of dividends expected to be declared in the future. See "Dividend Policy."

(2) Amounts reflect adjustments for Federal and state income taxes as if the Company had been taxed as a C corporation rather than as an S corporation.

(3)As of the end of the applicable period.

(4) Includes REO of the Company as well as REO of the REMIC Trusts and serviced by the Company; however, excludes private investor REO not serviced by the Company.

(5) The Company did not close a Securitization during the quarter ended March 31, 1995. As such, Loan origination and sale revenue for the quarter is significantly lower and the balance of Loans held for sale and total borrowings are significantly higher than if a Securitization were closed within the quarter.

(6) Principal balance of loans.

(7) Includes Loans held for sale and loans receivable held for investment of the Company.

                                 RISK FACTORS

  IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, THE FOLLOWING FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING AN INVESTMENT IN THE SHARES OF CLASS A COMMON STOCK OFFERED BY THIS PROSPECTUS.

DECLINE OF COLLATERAL VALUE MAY ADVERSELY AFFECT LOAN-TO-VALUE RATIOS

  The Company's business may be adversely affected by declining real estate values. Any material decline in real estate values reduces the ability of borrowers to use home equity to support borrowings and increases the loan-to-value ratios of loans previously made by the Company, thereby weakening collateral coverage and increasing the possibility of a loss in the event of a borrower default. Further, delinquencies, foreclosures and losses generally increase during economic slowdowns or recessions. Because of the Company's focus on borrowers who are unable to obtain mortgage financing from conventional mortgage sources, the actual rates of delinquencies, foreclosures and losses on such loans could be higher under adverse economic conditions than those currently experienced in the mortgage lending industry in general. Any sustained period of such increased delinquencies, foreclosures or losses could adversely affect the Company's results of operations and financial condition.

CREDIT IMPAIRED BORROWERS MAY RESULT IN INCREASED DELINQUENCY RATES

  The Company focuses its marketing efforts on borrowers who may be unable to obtain mortgage financing from conventional mortgage sources. Loans made to such borrowers may entail a higher risk of delinquency and higher losses than loans made to borrowers who utilize conventional mortgage sources. As of March 31, 1996 and December 31, 1995, total delinquent loans as a percentage of the Company's Servicing Portfolio were 6.3% and 5.8%, respectively, as compared to 4.2% and 4.5% for the portfolios of the mortgage banking industry as a whole according to the Mortgage Bankers Association. While the Company employs underwriting criteria and collection methods to mitigate the higher risks inherent in loans made to these borrowers, no assurance can be given that such criteria or methods will afford adequate protection against such risks. In the event that pools of loans sold and serviced by the Company experience higher delinquencies, foreclosures or losses than anticipated, the Company's results of operations or financial condition could be adversely affected.

IMPACT OF REGULATION AND LEGISLATION

  The Company's business is subject to extensive regulation, supervision and licensing by Federal, state and local governmental authorities and is subject to various laws, regulations and judicial and administrative decisions imposing requirements and restrictions on part or all of its operations. The Company's consumer lending activities are subject to the Truth-in-Lending Act (including the Home Ownership and Equity Protection Act of 1994), the Fair Housing Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Real Estate Settlement Procedures Act ("RESPA"), the Home Mortgage Disclosure Act and the Fair Debt Collection Practices Act and regulations promulgated thereunder, as well as other Federal and state statutes and regulations affecting the Company's activities. The Company is also subject to the rules and regulations of, and examinations by, state regulatory authorities with respect to originating, processing, underwriting, selling, Securitizing and servicing loans. These rules and regulations, among other things, (i) impose licensing obligations on the Company, (ii) establish eligibility criteria for mortgage loans, (iii) prohibit discrimination, (iv) provide for inspections and appraisals of properties, (v) require credit reports on loan applicants, (vi) regulate assessment, collection, foreclosure and claims handling, investment and interest payments on escrow balances and payment features, (vii) mandate certain disclosures and notices to borrowers and (viii) in some cases, fix maximum interest rates, fees and mortgage loan amounts. Failure to comply with these requirements can lead to termination or suspension of the Company's servicing rights without compensation to the Company, demands for indemnifications or mortgage loan repurchases, certain rights of rescission for mortgage loans, class action lawsuits and administrative enforcement actions.

  Recent Federal legislation, the Riegle Community Development and Regulatory Improvement Act (the "Riegle Act"), has focused additional regulation on mortgage loans having relatively higher origination fees and interest rates, such as those made by the Company, and the Company expects its business to be the focus of additional Federal and state legislation, regulation and possible enforcement in the future.

  The Company's placement of insurance covering improvements on real property that secures the Company's loan to a borrower is subject to state and federal statutes and regulations applicable to "force placed" insurance. The Company receives a fee in connection with its placement of such insurance in California, which activity is not required to be licensed. Historically the Company also received a fee in connection with the placement of such insurance outside California. While the Company does not believe that it was required to be licensed in connection with such activity, a state insurance regulator or a court could take a different interpretation. The rules and regulations governing force placed insurance impose certain disclosure and notice requirements on the Company prior to effecting such insurance coverage, impose limitations on the Company's ability to accept or reject insurance coverage offered by a borrower and impose restrictions on the fees and costs which the Company may charge the borrower with respect to such insurance. The Company's sale of credit life insurance and credit disability insurance in the state of California is subject to statutes and regulations in that state applicable to insurance producers. Failure to comply with any of the foregoing state and federal requirements could lead to imposition of civil penalties on the Company, class action lawsuits and administrative enforcement actions.

  The laws and regulations described above are subject to legislative, administrative and judicial interpretation, and certain of these laws and regulations have been infrequently interpreted or only recently enacted. Infrequent interpretations of these laws and regulations or an insignificant number of interpretations of recently enacted regulations can result in ambiguity with respect to permitted conduct under these laws and regulations. Any ambiguity under the regulations to which the Company is subject may lead to regulatory investigations or enforcement actions and private causes of action, such as class action lawsuits, with respect to the Company's compliance with the applicable laws and regulations. As a mortgage lender, the Company has been, and expects to continue to be, subject to regulatory enforcement actions and private causes of action from time to time with respect to its compliance with applicable laws and regulations.

  Although the Company utilizes systems and procedures to facilitate compliance with these legal requirements and believes that it is in compliance in all material respects with applicable Federal, state and local laws, rules and regulations, there can be no assurance that more restrictive laws, rules and regulations will not be adopted in the future, or that existing laws and regulations will not be interpreted in a more restrictive manner, that could make compliance more difficult or expensive. See "Business--Regulation."

ELIMINATION OF DEDUCTIBILITY OF MORTGAGE INTEREST COULD ADVERSELY AFFECT RESULTS OF OPERATIONS

  Members of Congress, government officials and political candidates have from time to time suggested the elimination of the mortgage interest deduction for Federal income tax purposes, either entirely or in part, based on borrower income, type of loan or principal amount. Because many of the Company's loans are made to borrowers for the purpose of consolidating consumer debt or financing other consumer needs, the competitive advantages of tax deductible interest, when compared with alternative sources of financing, could be eliminated or seriously impaired by such government action. Accordingly, the reduction or elimination of these tax benefits could have a material adverse effect on the demand for loans of the kind offered by the Company.

RISK OF LITIGATION

  In the ordinary course of its business, the Company is subject to claims made against it by borrowers and investors who have purchased loans from the Company arising from, among other things, losses that are claimed to have been incurred as a result of alleged breaches of fiduciary obligations, misrepresentations, errors and omissions of employees, officers and agents of the Company (including its appraisers), incomplete documentation and failures by the Company to comply with various laws and regulations applicable to its business. The Company believes that liability with respect to any currently asserted claims or legal actions is not likely to be material to the Company's consolidated results of operations or financial condition; however, any claims asserted in the future may result in legal expenses or liabilities that could have a material adverse effect on the Company's results of operations and financial condition and could distract members of management from the operations of the Company.

FLUCTUATIONS IN INTEREST RATES MAY ADVERSELY AFFECT PROFITABILITY

  The profitability of the Company is likely to be adversely affected during any period of rapid changes in interest rates. A substantial and sustained increase in interest rates could adversely affect the spread between the rate of interest received by the Company on its loans and the interest rates payable under the Warehouse Financing Facility during the Warehousing Period or the pass-through rate for Regular Interests issued in Securitizations. Such rate increases could also affect the ability of the Company to originate and purchase loans. A significant decline in interest rates could decrease the size of the Company's Servicing Portfolio by increasing the level of loan prepayments.

  An effective hedging strategy is complex and no hedging strategy can completely insulate the Company from interest rate risks. The nature and timing of hedging transactions may impact the effectiveness of hedging strategies. Poorly designed strategies or improperly executed transactions may increase rather than mitigate risk. In addition, hedging involves transaction and other costs, and such costs could increase as the period covered by the hedging protection increases or in periods of rising and fluctuating interest rates. Therefore, the Company may be prevented from effectively hedging its interest rate risks, which could have a material adverse effect on the Company's results of operations and financial condition. See "Business-- Financing and Sale of Loans--Interest Rate Risk Management."

DEPENDENCE ON SECURITIZATIONS AND IMPACT ON QUARTERLY OPERATING RESULTS

  Gain on sale of loans generated by the Company's Securitizations represents a significant portion of the Company's revenues and net income. Furthermore, the Company relies significantly on Securitizations to generate cash proceeds for repayment of its Warehouse Financing Facility and enable the Company to originate and purchase additional loans. Several factors affect the Company's ability to complete Securitizations, including conditions in the securities markets generally, conditions in the Asset-Backed Securities markets specifically, the credit quality of the Company's Servicing Portfolio and the Company's ability to obtain credit enhancement. Any substantial reductions in the size or availability of the Securitization market for the Company's loans could have a material adverse effect on the Company's results of operations and financial condition.

  The Company's revenues and net income have fluctuated in the past and are expected to fluctuate in the future principally as a result of the timing and size of its Securitizations. Several factors affecting the Company's business can cause significant variations in its quarterly results of operations. In particular, variations in the volume of the Company's loan originations and purchases, the differences between the Company's cost of funds and the average interest rates of originated or purchased loans, the effectiveness of the Company's hedging strategies, the pass-through rate for Regular Interests issued in Securitizations, and the timing and size of Securitizations can result in significant increases or decreases in the Company's revenues from quarter to quarter. A delay in closing a Securitization during a particular quarter would postpone recognition of gain on sale of loans. In addition, unanticipated delays in closing a Securitization could also increase the Company's exposure to interest rate fluctuations by increasing the Warehousing Period for its loans. If the Company were unable to profitably Securitize a sufficient number of its loans in a particular reporting period, the Company's revenues for such period would decline and would result in lower net income and possibly a net loss for such period, and could have a material adverse effect on the Company's results of operations and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

LOSS OF HISTORICAL LOAN ORIGINATION FEES COULD ADVERSELY AFFECT RESULTS OF OPERATIONS

  The Company has historically generated positive cash flow due, in large part, to its customary loan origination fees. Net loan origination fees constituted 52.3%, 43.1%, 61.9% and 51.6% of the Company's total revenues for the first quarter of 1996 and for the years 1995, 1994 and 1993, respectively. Weighted average loan origination and processing fees as a percentage of gross loans originated in the retail branches for those periods were 14.8%, 15.3%, 15.6% and 17.8%, respectively. Any reduction in the amount of the Company's loan origination fees, whether by reason of regulation, competition or otherwise, will negatively impact the

Company's cash flow and could have a material adverse effect on the Company's results of operations and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

LOSS OF FUNDING SOURCES COULD ADVERSELY AFFECT RESULTS OF OPERATIONS

  The Company funds substantially all of the loans which it originates or purchases through borrowings under the Warehouse Financing Facility and internally generated funds. These borrowings are in turn repaid with the proceeds received by the Company from selling such loans through loan sales or Securitizations. Any failure to renew or obtain adequate funding under the Warehouse Financing Facility, or other borrowings, or any substantial reduction in the size of or pricing in the markets for the Company's loans, could have a material adverse effect on the Company's results of operations and financial condition. To the extent that the Company is not successful in maintaining or replacing existing financing, it would have to curtail its loan production activities or sell loans earlier than is optimal, thereby having a material adverse effect on the Company's results of operations and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

IMPAIRMENT OF VALUE OF RESIDUAL INTERESTS AND MORTGAGE SERVICING RIGHTS

  The Company records gains on sale of loans through Securitization based in part on the fair value of the Residual Interests received in the REMIC Trust by the Company and on the fair value of retained mortgage servicing rights related to such loans. The fair values of such Residual Interests and retained mortgage servicing rights are in turn based in part on market interest rates and projected loan prepayment and credit loss rates. Increases in interest rates or higher than anticipated rates of loan prepayments or credit losses of these or similar securities may require the Company to write down the value of such Residual Interests and mortgage servicing rights and result in a material adverse impact on the Company's results of operations and financial condition. The Company is not aware of an active market for the Residual Interests. No assurance can be given that the Residual Interests could in fact be sold at their carrying value, if at all. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Certain Accounting Considerations."

LOSS OF CREDIT ENHANCEMENT COULD RESULT IN INCREASED INTEREST COSTS

  In order to gain access on favorable terms to the public Securitization market, the Company has relied on credit enhancement to achieve a "AAA/Aaa" rating for the Regular Interests in its Securitizations. The credit enhancement has generally been in the form of an insurance policy issued by the Certificate Insurer insuring the repayment of Regular Interests in each of the REMIC Trusts sponsored by the Company. The Certificate Insurer is not required to insure future Securitizations nor is the Company restricted in its ability to obtain credit enhancement from providers other than the Certificate Insurer or to use other forms of credit enhancement. There can be no assurance that the Company will be able to obtain credit enhancement in any form from the Certificate Insurer or any other provider of credit enhancement on acceptable terms or that future Securitizations will be similarly rated. A downgrading of Regular Interests already outstanding or the Certificate Insurer's credit rating or its withdrawal of credit enhancement could result in higher interest costs for future Securitizations. Such events could have a material adverse effect on the Company's results of operations and financial condition.

STRONG OR INCREASED COMPETITION COULD ADVERSELY AFFECT RESULTS OF OPERATIONS

  Competition in the mortgage financing business is intense. The mortgage financing market is highly fragmented and has been serviced by mortgage brokers, mortgage banking companies, commercial banks, credit unions, thrift institutions, and finance companies. Many of these competitors have greater financial resources and may have significantly lower costs of funds than the Company. Even after the Company has made a loan to a borrower, the Company's competitors may seek to refinance the Company's loan in order to take additional cash out of the property or reduce payments. Furthermore, the profitability of the Company and other similar lenders is attracting additional competitors into this market, with the possible effect of reducing the Company's ability to charge its customary origination fees and interest rates. In addition, as the Company expands into new geographic markets, it will face competition from lenders with established positions in these locations. There can be no assurance that the Company will be able to continue to compete successfully in the markets it serves. Such an event could have a material adverse effect on the Company's results of operations and financial condition. See "Business-- Competition."

CONCENTRATION OF OPERATIONS IN CALIFORNIA

  Approximately 85.8% of the dollar volume of the Servicing Portfolio at, and approximately 43.0% of the dollar volume of loans originated or purchased by the Company during the year ended, December 31, 1995 were secured by properties located in California. Although the Company is expanding its retail branch network outside California, the Company's Servicing Portfolio and loan originations and purchases are likely to remain concentrated in California for the foreseeable future. Consequently, the Company's results of operations and financial condition are dependent upon general trends in the California economy and its residential real estate market. The California economy has experienced a slowdown or recession over the last several years that has been accompanied by a sustained decline in the California real estate market. Residential real estate market declines may adversely affect the values of the properties securing loans such that the principal balances of such loans, together with any primary financing on the mortgaged properties, will equal or exceed the value of the mortgaged properties. In addition, California historically has been vulnerable to certain natural disaster risks, such as earthquakes and erosion-caused mudslides, which are not typically covered by the standard hazard insurance policies maintained by borrowers. Uninsured disasters may adversely impact borrowers' ability to repay loans made by the Company. The existence of adverse economic conditions or the occurrence of such natural disasters in California could have a material adverse effect on the Company's results of operations and financial condition.

ABILITY OF THE COMPANY TO IMPLEMENT ITS GROWTH STRATEGY

  The Company's growth strategy is dependent upon its ability to increase its loan origination volume through the growth of its retail branch network while maintaining its customary origination fees, interest rate spreads and underwriting criteria with respect to such increased loan origination and purchase volume. Implementation of this strategy, which includes nationwide and international geographic expansion, will depend in large part on the Company's ability to: (i) expand its retail branch network in markets with a sufficient concentration of borrowers meeting the Company's underwriting criteria; (ii) obtain adequate financing on favorable terms to fund its growth strategy; (iii) profitably Securitize its loans in the secondary market on a regular basis; (iv) hire, train and retain skilled employees; and (v) continue to expand in the face of increasing competition from other mortgage lenders. The Company's failure with respect to any or all of these factors could impair its ability to successfully implement its growth strategy which could have a material adverse effect on the Company's results of operations and financial condition. See "Business--Current Markets and Expansion Plans."

LOAN DELINQUENCIES AND DEFAULTS MAY REDUCE VALUE OF RESIDUAL INTERESTS

  After a loan has been originated or purchased by the Company, the loan is held as part of the Servicing Portfolio and is subject to sale or Securitization. During the period a loan is so held, the Company is at risk for loan delinquencies and defaults. Following the sale of the loan on a servicing released basis, the Company's loan delinquency and default risk with respect to such loan is limited to those circumstances in which it is required to repurchase such loan due to a breach of a representation or warranty in connection with the loan sale. On Securitized loans, the Company also has this risk of loan delinquency or default to the extent that losses are paid out of reserve accounts or by reducing the over-collateralization to the extent that funds are available. Such losses may result in a reduction in the value of the Residual Interests held by the Company and could have a material adverse effect on the Company's results of operations and financial condition. See "Business--Loans--Loan Sales."

TERMINATION OF SERVICING RIGHTS MAY ADVERSELY AFFECT RESULTS OF OPERATIONS

  At March 31, 1996, approximately 84.8% of the dollar volume of the Company's Servicing Portfolio consisted of loans Securitized by the Company and sold to REMIC Trusts. The Company's form of pooling and servicing agreement for each of these REMIC Trusts provides that the Certificate Insurer insuring the senior interests in the related REMIC Trust may terminate the Company's servicing rights under particular circumstances. With respect to six of the Company's Securitizations (with loan balances of $280.5 million at March 31,
1996), the Certificate Insurer may terminate the servicing rights of the Company if, among other things, the number of loans in the REMIC Trust that are delinquent 91 days or more (including foreclosures and REO properties) exceeds 10.0% of the total number of loans in the REMIC Trust for four consecutive months.

  With respect to the Company's five most recent Securitizations, the Certificate Insurer may terminate the servicing rights of the Company if, among other things, (i) the three month average of the quotient of the principal balance of all loans that are delinquent 91 days or more (including foreclosures and REO properties) divided by the pool principal balance for the related period exceeds 7.0%; (ii) the annual cumulative realized losses for any year exceed 2.0% of the average pool principal balance for the same year; or (iii) with respect to the two transactions completed in 1995, if within the first five years of the REMIC Trust, the cumulative losses exceed 5.75% of the original principal balance of the REMIC Trust or if cumulative losses after year five exceed 8.63% of the original principal balance of the REMIC Trust. The Company's two most recent Securitizations include language that modifies the cumulative loss figures to 6.63% within the first five years and 9.94% after year five.

  At March 31, 1996, none of the REMIC Trusts exceeded the foregoing delinquency or loss calculations. There can be no assurance that delinquency and loss rates with respect to the Company's Securitized loans will not exceed these rates in the future or, if exceeded, that the servicing rights would not be terminated. Any termination of servicing rights could have a material adverse effect on the Company's results of operations and financial condition. See "Business--Loan Servicing."

ANTI-TAKEOVER EFFECT OF CAPITAL STRUCTURE; VOTING CONTROL OF COMPANY

  The Company has two classes of authorized Common Stock, Class A Common Stock, which is offered hereby, and Class B Common Stock. While the holder of each share of Class A Common Stock is entitled to one vote per share, the holder of each share of Class B Common Stock is entitled to four votes per share. The Class A Common Stock and the Class B Common Stock generally vote together as a single class. Brian Chisick and his wife, Sarah Chisick, and the grantor trusts for which they have the beneficial voting interests (collectively, the "Chisick Family") are the beneficial owners of substantially all of the outstanding Class B Common Stock. As a result, upon completion of the Public Offering (assuming the Underwriters' over-allotment option is not exercised), the Chisick Family will hold approximately 91.6% of the aggregate voting power of the Company, which will allow it to control all actions to be taken by the stockholders, including the election of all directors to the Board of Directors. The Board of Directors is expected to be comprised entirely of designees of the Chisick Family. This voting control may have the effect of discouraging offers to acquire the Company because the consummation of any such acquisition would require the consent of the Chisick Family. In addition, the Board of Directors is authorized to issue shares of preferred stock from time to time with such rights and preferences as the Board may determine; such preferred stock could be issued in the future with terms and conditions that could further discourage offers to acquire the Company. See "Principal Stockholders" and "Description of Capital Stock."

ANTI-TAKEOVER EFFECT OF DELAWARE LAW

  The Company is a Delaware corporation and is subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law. In general,
Section 203 prevents an "interested stockholder" (defined generally as a person owning 15% or more of the Company's outstanding voting stock) from engaging in a "business combination" with the Company for three years following the date that person became an interested stockholder unless the business combination is approved in a prescribed manner. This statute could make it more difficult for a third party to acquire control of the Company. See "Description of Capital Stock--Certain Provisions of Delaware Law."

DEPENDENCE ON KEY PERSONNEL

  The Company's growth and development to date have been largely dependent upon the services of Brian Chisick, Chief Executive Officer and President of the Company. Although the Company has been able to hire and retain other qualified and experienced management personnel, the loss of Brian Chisick's services for any reason could have a material adverse effect on the Company. The Company has entered into an employment agreement with Brian Chisick. The Company does not carry "key man" life insurance on the life of Brian Chisick. See "Management--Executive Compensation--Employment Agreements."

ENVIRONMENTAL LIABILITIES

  In the course of its business, the Company has acquired, and may acquire in the future, properties securing loans that are in default. There is a risk that hazardous substances or waste, contaminants, pollutants or sources thereof could be discovered on such properties after acquisition by the Company. In such event, the Company may be required by law to remove such substances from the affected properties at its sole cost and expense. There can be no assurance that (i) the cost of such removal would not substantially exceed the value of the affected properties or the loans secured by the properties, (ii) the Company would have adequate remedies against the prior owner or other responsible parties or (iii) the Company would not find it difficult or impossible to sell the affected properties either prior to or following such removal.

NO PRIOR PUBLIC MARKET; POSSIBLE VOLATILITY OF STOCK PRICE

  Prior to the Public Offering, there has been no public market for the Class A Common Stock. There can be no assurance that an active trading market will develop or that the purchasers of the Class A Common Stock will be able to resell their Class A Common Stock at prices equal to or greater than the Public Offering price. The Public Offering price of the Class A Common Stock was determined through negotiations between the Company and the Representative of the Underwriters and may not reflect the market price of the Class A Common Stock after the Public Offering. See "Underwriting" for a discussion of factors considered in determining the Public Offering price. The trading price of the Class A Common Stock could be subject to wide fluctuations in response to quarterly variations in changes in financial estimates by securities analysts and other events or facts. These broad market fluctuations may adversely affect the market price of the Class A Common Stock. See "Underwriting."

RESTRICTIONS ON FUTURE SALES BY STOCKHOLDERS; EFFECT ON SHARE PRICE OF SHARES AVAILABLE FOR FUTURE SALE

  Shares of Class B Common Stock are not being offered hereby. The Chisick Family is the record and beneficial holder of substantially all of the outstanding shares of Class B Common Stock and will be subject to certain lock-up restrictions with respect to its ability to sell or otherwise dispose of any of its shares of Class B Common Stock (which shares, upon transfer by the Chisick Family to unrelated parties, convert to Class A Common Stock) without the prior written consent of the Representative of the Underwriters and the Company. When such lock-up restrictions lapse (180 days after the consummation of the Public Offering), such shares of Class B Common Stock may be sold in the public market or otherwise disposed of, subject to compliance with applicable securities laws. The Company's Certificate of Incorporation authorizes the issuance of 25,000,000 shares of Class A Common Stock and 15,000,000 shares of Class B Common Stock. Upon completion of the Public Offering, there will be outstanding 3,500,000 shares of Class A Common Stock and 10,750,000 shares of Class B Common Stock (assuming no exercise of the Underwriters' over-allotment option). Sales of a substantial number of shares of Class B Common Stock, or the perception that such sales could occur, could adversely affect prevailing market prices for the Class A Common Stock. See "Shares Eligible for Future Sale."

DILUTION

  Purchasers of the Class A Common Stock will experience immediate and substantial dilution in net tangible book value per share of Class A Common Stock of $13.59 per share based upon an assumed initial public offering price of $18.00 per share. See "Dilution."

NO CASH DIVIDENDS

  Following the Public Offering, the Company intends to retain its earnings, if any, for use in its business and does not anticipate declaring or paying any cash dividends in the foreseeable future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-Liquidity and Capital Resources" and "Dividend Policy."

                                  THE COMPANY

  FAMCO was founded in 1971 and was incorporated in California in 1975. Immediately prior to the consummation of the Public Offering, FAMCO will become a wholly-owned subsidiary of the Company (the "Reorganization"). The Company have been actively involved in the mortgage lending business since its founding. The Company is owned by the Chisick Family and a certain member of management. Approximately 186 of the Company's 322 employees are located at the corporate headquarters. The balance of the employees work in 19 retail branch offices, six of which are located in California, two of which are located in each of Illinois and Florida and one of which is located in each of Oregon, Washington, Colorado, Utah, Arizona, Georgia, New Jersey, Pennsylvania and Ohio.

  The Company maintains its principal office at 17305 Von Karman Avenue, Irvine, California 92714-6203. Its telephone number is (714) 224-8500.

                          PRIOR S CORPORATION STATUS

  Since May 1, 1988, the Company has elected to be treated for Federal income and certain state tax purposes as an S corporation under Subchapter S of the Internal Revenue Code of 1986, as amended (the "Code"), and comparable state laws. As a result, earnings of the Company during such period have been included in the taxable income of the Chisick Family for Federal and state income tax purposes, and the Company has not been subject to income tax on such earnings, other than California franchise tax. Prior to the date of the consummation of the Public Offering (the "Closing Date"), the Chisick Family expects to revoke the Company's S corporation status. The Company has made distributions to its shareholders of notes (the "S Corporation Distribution") which includes all of its previously earned and undistributed S corporation earnings through the Closing Date (estimated to be between $42.0 million and $47.0 million prior to considering the S Corporation Distribution). The S Corporation Distribution was comprised of promissory notes bearing interest rates ranging from 5.61% to 5.88% per annum (the "S Distribution Notes"). See "Use of Proceeds." On and after the Closing Date, the Company will no longer be treated as an S corporation and, accordingly, will be fully subject to Federal and state income taxes.

  The Chisick Family has agreed to reimburse the Company for any increase in the Company's Federal or state(s) income tax liability for 1996 and future years that may be triggered as a result of possible Internal Revenue Service and state taxing authority audit adjustments ("Audit Adjustments") to the Company's taxable income for the years during which the Company was an S corporation. Conversely, the Company has agreed to reimburse the Chisick Family for any decrease in the Company's Federal or state(s) income tax liability for 1996 and future years that may be triggered as a result of possible Audit Adjustments to the Company's taxable income for the years during which the Company was an S corporation. The Company's reimbursement right is embodied in the Reimbursement Agreement, and the Chisick Family's reimbursement right is embodied in the S Distribution Notes.

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the 3,500,000 shares of Class A Common Stock offered by the Company hereby are estimated to be approximately $58.3 million, based on an assumed Public Offering price of $18.00 per share, the midpoint of the price range shown on the cover of this Prospectus. The Company intends to use between $42.0 million and $47.0 million of such net proceeds to repay, immediately after the Closing Date (or as soon thereafter as is practicable), the principal and interest outstanding under the S Distribution Notes. The S Distribution Notes bear interest at rates ranging from 5.61% to 5.88% per annum and have maturity dates ranging from March 30, 1999 through April 30, 1999. The S Distribution Notes were issued by the Company to distribute to the shareholders the previously earned and undistributed S corporation earnings. To the extent that the balance of the net proceeds exceeds the amount due under the S Distribution Notes, such excess will be used initially to repay any outstanding borrowings on the Company's Warehouse Financing Facility, the Company's $125 million secured 90-day revolving line of credit used to finance loan originations and purchases which matures on September 30, 1996 and then to fund costs associated with the Company's retail branch network and United Kingdom expansions and for general corporate purposes. The annual interest rate currently applicable to borrowing under the Company's Warehouse Financing Facility is equal to the sum of 0.875% plus the 30 day London Interbank Offered Rate ("LIBOR"). See "Prior
S Corporation Status."

                                DIVIDEND POLICY

  The Company intends, after payment of the S Distribution Notes, to retain its earnings, if any, for use in its business and does not anticipate declaring or paying any cash dividends in the foreseeable future. Purchasers of shares of Class A Common Stock in the Public Offering will not receive any portion of the S Distribution Notes. See "Management's Discussion and Analysis of Financial Condition and Results of Operation-Liquidity and Capital Resources."

                                   DILUTION

  The net tangible book value of the Company's Common Stock (which, for purposes of this discussion, shall include both the Class A Common Stock and the Class B Common Stock) as of March 31, 1996 was $35 million or approximately $2.45 per share. Net tangible book value per share represents the amount of the Company's stockholders' equity, less intangible assets, divided by shares of Common Stock outstanding.

  Dilution per share to new investors represents the difference between the amount per share paid by purchasers of shares of Common Stock in the Public Offering and the pro forma net tangible book value per share of Common Stock immediately after completion of the Public Offering. Shares used in the computation of per share amounts below include 10,642,500 shares outstanding at March 31, 1996, 107,500 shares of restricted stock issued to an officer of the Company and 3,500,000 shares to be issued in the Offering. See "Management-- Executive Compensation." After giving effect to the S Distribution Notes, the establishment of net deferred tax assets upon conversion to a C Corporation and the sale by the Company of 3,500,000 shares of Class A Common Stock in the Public Offering and the application of the estimated net proceeds therefrom, the pro forma net tangible book value of the Company at March 31, 1996 would have been $62.9 million or $4.41 per share. This represents an immediate increase in net tangible book value of $4.09 per share to existing stockholders and an immediate dilution in net tangible book value of $13.59 per share to purchasers of Class A Common Stock in the Public Offering, as illustrated in the following table:

Assumed Public Offering price per share (1).....................         $18.00
  Net tangible book value per share as of March 31, 1996........ $ 2.45
  Decrease attributable to issuance of S Distribution Notes.....  (2.36)
  Increase attributable to establishment of net deferred tax
   assets.......................................................   0.23
                                                                 ------
  Net tangible book value per share before the Public Offering..   0.32
  Increase per share attributable to new investors..............   4.09
                                                                 ------
Pro forma net tangible book value per share after the Public
 Offering (2)...................................................           4.41
                                                                         ------
Dilution per share to new investors.............................         $13.59
                                                                         ======

- --------
(1) Before deducting estimated underwriting discounts and commissions and estimated expenses of the Public Offering payable by the Company.

(2) Excludes 750,000 shares of Common Stock issuable upon exercise of options to be granted pursuant to the Stock Incentive Plan. See "Management--1996 Stock Incentive Plan."

  The following table summarizes, on a pro forma as adjusted basis as of March 31, 1996, the number of shares of Common Stock purchased from the Company, the total consideration paid to the Company and the average price per share of Common Stock paid by the existing stockholders and the new investors in the Public Offering:

                                SHARES OWNED                              AVERAGE
                         AFTER THE PUBLIC OFFERING    TOTAL CONSIDERATION  PRICE
                         ------------------------------------------------   PER
                             NUMBER        PERCENT      AMOUNT    PERCENT  SHARE
                         --------------- ------------------------ ------- ------- ---
Existing Stockholders...      10,750,000        75.4% $ 2,936,000    4.5% $ 0.27
New Investors...........       3,500,000        24.6   63,000,000   95.5   18.00
                         ---------------  ----------  -----------  -----
  Total.................      14,250,000       100.0% $65,936,000  100.0%
                         ===============  ==========  ===========  =====

                                CAPITALIZATION

  The following table sets forth the capitalization and Warehouse Financing Facility of FAMCO at March 31, 1996 and as adjusted as of that date to give effect to (i) an S corporation distribution of notes with total principal amounts equal to the FAMCO's previously earned and undistributed S corporation earnings at March 31, 1996; (ii) $3,237,000 of net deferred tax assets that would have been recorded had FAMCO's S corporation status been revoked as of March 31, 1996; and (iii) the grant of 107,500 shares of restricted Class B Common Stock of the Company to an officer of the Company; and as further adjusted to reflect (i) the reorganization pursuant to which FAMCO will become a wholly-owned subsidiary of the Company; (ii) the sale of 3,500,000 shares of Class A Common Stock by the Company in the Public Offering and the application of the estimated net proceeds therefrom; and (iii) the vesting of 24.6% of the restricted Class B Common Stock. See "Prior S Corporation Status," "Use of Proceeds" and "Management--Executive Compensation." This information below should be read in conjunction with the Company's audited Financial Statements and the Notes thereto which are included elsewhere herein. See also "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Description of Capital Stock."

                                                      AT MARCH 31, 1996
                                                -------------------------------
                                                                     AS FURTHER
                                                ACTUAL   AS ADJUSTED  ADJUSTED
                                                -------  ----------- ----------
                                                    (DOLLARS IN THOUSANDS)
Warehouse Financing Facility................... $20,015    $20,015        --
                                                -------    -------    -------
Long-term debt:
  S Distribution Notes.........................     --      33,626        --
  Notes payable................................   1,023      1,023    $ 1,023
                                                -------    -------    -------
    Total......................................   1,023     34,649      1,023
                                                -------    -------    -------
Stockholders' equity:
  Preferred Stock, $.01 par value per share;
   1,000,000 shares authorized; no shares
   outstanding.................................     --         --         --
  Common Stock, no par value; 15,000,000 shares
   authorized; 10,642,500 shares issued and
   outstanding (actual); 10,750,000 shares
   issued and outstanding (as adjusted)........      42      2,936        --
  Class A Common Stock, $.01 par value per
   share; 25,000,000 shares authorized; no
   shares issued and outstanding (actual and as
   adjusted); 3,526,404 shares issued and
   outstanding (as further adjusted)(1)........     --         --          35
  Class B Common Stock, $.01 par value per
   share; 15,000,000 shares authorized; no
   shares issued and outstanding (actual and as
   adjusted); 10,723,596 shares issued and
   outstanding (as further adjusted)...........     --         --         107
  Additional paid in capital...................                        61,094
  Retained earnings(2).........................  34,920      3,237      2,844
  Deferred stock compensation..................             (1,600)    (1,207)
                                                -------    -------    -------
    Total stockholders' equity.................  34,962      4,573     62,873
                                                -------    -------    -------
    Total capitalization....................... $35,985    $39,222    $63,896
                                                =======    =======    =======

- --------

(1) Does not include 750,000 shares of Class A Common Stock issuable upon exercise of options available to be granted pursuant to the Stock Incentive Plan. See "Management--1996 Stock Incentive Plan."

(2) No adjustment has been made to give effect to the Company's previously earned and undistributed S corporation earnings for the period April 1, 1996 through the Closing Date, which earnings were distributed as part of the S Corporation Distribution. See "Prior S Corporation Status."

                      SELECTED CONSOLIDATED FINANCIAL DATA

                                                                             QUARTERS ENDED
                                    YEARS ENDED DECEMBER 31,                    MARCH 31,
                          ------------------------------------------------  -------------------
                            1991      1992      1993      1994      1995    1995(5)      1996
                          --------  --------  --------  --------  --------  --------   --------
                                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENTS OF INCOME:
Revenue:
Loan origination and
 sale...................  $ 16,661  $ 20,006  $ 22,489  $ 27,902  $ 35,493  $  1,086   $  9,371
Loan servicing and other
 fees...................     5,344     7,145     8,989     9,106     8,543     1,977      2,243
Interest................     2,038     2,285     4,452     8,650    14,668     2,871      3,158
Other...................       116        32        20       144       176        29         38
                          --------  --------  --------  --------  --------  --------   --------
 Total revenue..........    24,159    29,468    35,950    45,802    58,880     5,963     14,810
Total expense...........    14,885    18,805    24,987    30,568    27,860     6,263      6,950
                          --------  --------  --------  --------  --------  --------   --------
Income (loss) before
 income tax provision
 (benefit)..............     9,274    10,663    10,963    15,234    31,020      (300)     7,860
Income tax provision
 (benefit)..............       262       268       222       363       478        (5)       118
                          --------  --------  --------  --------  --------  --------   --------
Net income (loss).......  $  9,012  $ 10,395  $ 10,741  $ 14,871  $ 30,542  $   (295)  $  7,742
                          ========  ========  ========  ========  ========  ========   ========
Dividends declared(1)...  $  4,991  $  3,987  $  5,853  $ 17,341  $ 12,205  $  2,874   $ 15,101
PRO FORMA INCOME
 STATEMENT DATA(2):
Income (loss) before
 income tax provision
 (benefit)..............  $  9,274  $ 10,663  $ 10,963  $ 15,234  $ 31,020  $   (300)  $  7,860
Income tax provision
 (benefit)..............     3,724     4,282     4,403     6,200    12,772      (123)     3,233
                          --------  --------  --------  --------  --------  --------   --------
Net income (loss).......  $  5,550  $  6,381  $  6,560  $  9,034  $ 18,248  $   (177)  $  4,627
                          ========  ========  ========  ========  ========  ========   ========
LOANS ORIGINATED OR
 PURCHASED(6):
Retail Branch
 Originations...........  $ 88,249  $ 93,596  $148,718  $151,338  $200,371  $ 32,298   $ 56,693
Portfolio Refinancing
 Originations...........       --        --     47,189    70,501    16,195     9,045      5,586
Wholesale purchases.....       --     13,622    84,034    91,826    24,078    10,602     13,455
                          --------  --------  --------  --------  --------  --------   --------
 Total..................  $ 88,249  $107,218  $279,941  $313,665  $240,644  $ 51,945   $ 75,734
                          ========  ========  ========  ========  ========  ========   ========
LOANS SOLD(6):
Securitizations.........  $    --   $ 39,024  $141,795  $350,331  $167,974  $    --    $ 52,420
Wholesale...............       --        --        --        --     51,542     3,528     21,536
Private.................    86,217    69,298    70,554    22,857    13,709     4,032        438
                          --------  --------  --------  --------  --------  --------   --------
 Total..................  $ 86,217  $108,322  $212,349  $373,188  $233,225  $  7,560   $ 74,394
                          ========  ========  ========  ========  ========  ========   ========
SERVICING PORTFOLIO(3):
Private investor loans..  $194,024  $191,497  $150,657  $ 87,659  $ 65,404  $ 78,422   $ 61,431
Securitized loans(7)....    14,988    48,724   234,913   468,026   548,387   497,560    550,287
                          --------  --------  --------  --------  --------  --------   --------
 Total..................  $209,012  $240,221  $385,570  $555,685  $613,791  $575,982   $611,718
                          ========  ========  ========  ========  ========  ========   ========
FINANCIAL RATIOS AND
 OTHER DATA:
Number of retail branch
 offices(3).............        10        11        11        13        17        14         18
Weighted average
 interest rate on loan
 originations and
 purchases..............      14.1%     13.6%      9.5%      8.7%     10.3%     10.8%       9.2%
Weighted average initial
 combined loan-to-value
 ratio:
 Retail Branch and
  Portfolio Refinancing
  Originations..........      49.0%     46.6%     52.4%     54.4%     58.6%     55.4%      60.4%
 Wholesale purchases....       --       61.4%     61.6%     60.5%     66.5%     64.0%      70.4%
Average retail loan
 size...................  $   35.6  $   35.9  $   53.6  $   66.1  $   68.8  $   58.3   $   80.5
Weighted average loan
 origination and
 processing fees as a
 percent of gross loans
 originated as
 applicable:
 Retail Branch
  Originations..........      21.7%     22.2%     17.8%     15.6%     15.3%     16.1%      14.8%
 Portfolio Refinancing
  Originations..........       --        --        2.5%      7.5%     13.0%     13.3%       5.6%
Total delinquencies as a
 percentage of Servicing
 Portfolio at end of
 period.................       2.7%      5.0%      4.0%      4.3%      5.8%      4.7%       6.3%
REO as a percentage of
 Servicing Portfolio at
 end of period(4).......        .3%       .6%       .9%       .6%      1.3%       .7%       1.4%
REO losses as a
 percentage of average
 Servicing Portfolio
 during the period(4)...       --        .02%      .02%      .01%      .03%       --        .08%
Pre-tax income (loss) as
 a percentage of total
 revenue................      38.4%     36.2%     30.5%     33.3%     52.7%     (5.0)%     53.1%

                                   AS OF DECEMBER 31,            AS OF MARCH 31,
                         --------------------------------------- ---------------
                          1991    1992    1993    1994    1995   1995(5)  1996
                         ------- ------- ------- ------- ------- ------- -------
BALANCE SHEET DATA:
Cash and cash
 equivalents............ $ 2,777 $ 1,111 $ 4,387 $ 5,298 $ 4,019 $ 1,809 $ 2,206
Loans held for sale(5)..  10,914  10,080  74,196  18,676  24,744  58,631  26,325
Residual Interests......      --   2,792   6,879  11,645  19,705  12,283  20,732
Total assets............  20,973  24,517  99,855  48,226  66,987  86,792  71,355
Total borrowings(5).....   4,319     966  68,773  14,839  19,356  59,733  22,038
Stockholders' equity....  15,158  21,566  26,454  23,984  42,321  20,815  34,962

- --------

(1) Historical dividends are not necessarily indicative of dividends expected to be declared in the future. See "Dividend Policy."

(2) Amounts reflect adjustments for Federal and state income taxes as if the Company had been taxed as a C corporation rather than as an S corporation.

(3) As of the end of the applicable period.

(4) Includes REO of the Company as well as REO of the REMIC Trusts and serviced by the Company; however, excludes private investor REO not serviced by the Company.

(5) The Company did not close a Securitization during the quarter ended March 31, 1995. As such, Loan origination and sale revenue for the quarter is significantly lower and the balance of Loans held for sale and total borrowings are significantly higher than if a Securitization were closed within the quarter.

(6) Principal balance of loans.

(7) Includes Loans held for sale and loans receivable held for investment of the Company.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion should be read in conjunction with "Selected Financial Data," the financial statements of the Company and the notes thereto included elsewhere in this Prospectus.

GENERAL

 Overview

  The Company originates, purchases, sells and services non-conventional mortgage loans secured primarily by first mortgages on single family residences. The Company focuses on a distinct segment of the home equity lending market by narrowly targeting its marketing efforts at homeowners believed by management of the Company, based on historic customer profiles, to be pre-disposed to using the Company's products and services while satisfying its underwriting guidelines. The Company originates loans through its retail branch network of 19 offices, six of which are located in California, two of which are located in each of Illinois and Florida and one of which is located in each of Oregon, Washington, Colorado, Utah, Arizona, New Jersey, Ohio, Georgia and Pennsylvania. In addition, the Company purchases loans from affiliated and qualified mortgage bankers that the Company has selected based upon the quality of their origination process and has recently begun to originate loans referred by unaffiliated brokers.

  Prior to 1992, the Company sold its loans to private investors on a servicing retained basis. Since that time, the Company has sold the majority of its loans in the secondary market primarily through Securitization and recently, to a lesser extent, through wholesale loan sales in which the Company does not retain servicing rights. The Company's underwriting guidelines require threshold credit criteria and combined loan-to-value limits for loans sold through Securitizations. Accordingly, the Company sells on a servicing released loan basis those loans which do not meet its risk criteria for Securitization. The Company retains the right to service loans which it has Securitized.

  The Company's strategy of originating, as compared to purchasing, the majority of its loan volume results in the generation of a significant amount of loan origination fees. This income has allowed the Company to generate positive operating cash flow. There can be no assurance, however, that the Company's operating cash flow will continue to be positive in the future.

 Certain Accounting Considerations

  As a fundamental part of its business and financing strategy, the Company sells the majority of its loans in Securitizations to REMIC Trusts in exchange for Regular and Residual Interests. A significant portion of the Company's income is derived by recognizing gains on sales of loans made pursuant to these Securitizations. The Company records gains on sales of loans differently for wholesale servicing released loan sales and for servicing retained sales of loans through Securitization or to private investors.

  Purchased loans are carried on the books of the Company at their acquisition cost, while the net carrying value on the Company's books of originated loans is equal to their principal balance less Net Deferred Origination Fees.

  Gains on wholesale servicing released loan sales equal the difference between the net proceeds to the Company from such sales and the loans' acquisition cost (for purchased loans) or net carrying value (for originated loans).

  Gains on servicing retained sales of loans through Securitizations equal the difference between the net proceeds to the Company in the Securitization and the allocated cost of loans Securitized. Such net proceeds received in Securitizations consist of the fair value of Regular Interests (determined by the cash price for which they are then sold to the public) and the fair value of the Residual Interests retained by the Company (determined as described below), net of transaction costs. The allocated cost of the loans Securitized is determined by taking their acquisition cost (for purchased loans) or net carrying value (for originated loans), and allocating such cost or carrying value between the loans Securitized and the mortgage servicing rights retained with respect thereto based upon their relative fair values.

  The net proceeds of a Securitization consist of the Regular and Residual Interests received by the Company. The Regular Interests are immediately sold for cash by the Company. As the holder of the Residual Interests, the Company is entitled to receive certain excess cash flows. These excess cash flows are calculated as the difference between (a) principal and interest paid by borrowers and (b) the sum of (i) pass-through interest and principal to be paid to the holders of the Regular Interests, (ii) trustee fees, (iii) third-party credit enhancement fees, (iv) servicing fees and (v) estimated loan pool losses. The Company's right to receive this excess cash flow begins after certain reserve requirements have been met, which are specific to each Securitization and are used as a means of credit enhancement.

  The Company carries Residual Interests at fair value. As such, the carrying value of these securities is impacted by changes in market interest rates and prepayment and loss experiences of these and similar securities. The Company determines the fair value of the Residual Interests utilizing prepayment and credit loss assumptions appropriate for each particular Securitization. To the Company's knowledge, there is no active market for the sale of these Residual Interests. The range of values attributable to the factors used in determining fair value is broad. Accordingly, the Company's estimate of fair value is subjective. Prepayments are expressed through a market convention known as a constant prepayment rate ("CPR"). In its past Securitizations, the Company has experienced a CPR on the Securitized loans ranging from 4.1% to 37.9%. Non-conventional mortgage loans, and the Company's loans, historically prepay at a faster rate than conventional mortgage loans. For the three years ended March 31, 1996, conventional fixed rate mortgage loans in the form of Federal National Mortgage Association 30 year fixed rate mortgage pools have had CPRs ranging from below 1.0% to almost 10.0%. At origination the Company utilized prepayment assumptions ranging from 25.0% to 30.0%, estimated loss factor assumptions of 0.5% and weighted average discount rates of 18.0%, 23.6% and 26.6%, for the years ended December 31, 1995, 1994 and 1993, respectively, to value Residual Interests. Based upon the historical performance of its loans, the Company expects its Securitized pools to have average lives of three to five years. As of March 31, 1996, the Company's investments in Residual Interests totaled $20.7 million.

  To determine the fair value of the mortgage servicing rights, the Company projects net cash flows expected to be received over the life of the loans. Such projections assume certain servicing costs, prepayment rates and credit losses. These assumptions are similar to those used by the Company to value the Residual Interests. As of March 31, 1996, mortgage servicing rights totaled $4.6 million.

  There can be no assurance that the Company's estimates used to determine the fair value of mortgage servicing rights will remain appropriate for the life of each Securitization. If actual loan prepayments or credit losses exceed the Company's estimates, the carrying value of the Company's mortgage servicing rights may have to be written down through a charge against earnings. The Company will not write up such assets to reflect slower than expected prepayments, although slower prepayments may increase future earnings as the Company will receive cash flows in excess of those anticipated. Fluctuations in interest rates may also result in a write- down of the Company's mortgage servicing rights in subsequent periods. The Company has never written down the book value of its mortgage servicing rights for such reasons.



  The three primary components of the Company's revenues are loan origination and sale revenue, loan servicing and other fees and interest income. Loan origination and sale revenue consists of gain on sale of loans and other fees.

  A significant portion of gain on sale of loans is the recognition of Net Deferred Origination Fees, which equaled $25.4 million, or 71.5% of loan origination and sale revenue, during the year ended December 31, 1995.

  Loan servicing and other fee income represents fee income and other ancillary fees received for servicing the loans. Mortgage servicing rights are amortized against loan servicing and other fees over the period of estimated net future servicing fee income.

  As such, the carrying value of these securities is impacted by changes in market interest rates and prepayment and loss experiences of these securities and the overall market.

  Interest income is comprised of two primary components: (i) interest on loans held for sale during the Warehousing Period and (ii) the effective yield on the Residual Interests. The Company recognizes interest income on a level yield basis over the expected lives of the Securitized loans. As of each reporting date the Company analyzes Residual Interests and new effective yields are calculated which are used to accrue interest income in the subsequent period.

 Loan Origination and Purchases

  The Company's ability to Securitize loans in the secondary market, and to utilize the associated Warehouse Financing Facility pending such Securitization, has allowed it to increase the overall return on loans sold. Additionally, secondary market acceptance of 30 year fully amortizing fixed and adjustable rate mortgages for the Company's customer base has allowed the Company to offer loan products with more favorable payment terms to borrowers. The Company believes that the wider array of loan products allowed by increased secondary market liquidity, in conjunction with the expansion of its retail branch network, have contributed significantly to the Company's increased loan origination volume since 1992.

  Retail Branch Originations have increased 127.1% to $200.4 million for 1995 from $88.2 million for 1991, and, in conjunction with Portfolio Refinancing Originations and wholesale purchases, total loan originations and purchases increased by 255.4% to a high of $313.0 million in 1994 from $88.2 million in 1991. In 1995, the Company ceased purchasing loans from one affiliated lender, due to the lender's termination of lending operations. This lender was providing the majority of the Company's wholesale loan purchase volume at that time. See "Business-Loan Origination and Acquisition Through Brokers and Lenders."

  The Company's Portfolio Refinancing Originations consist primarily of loans originated by the Company's centralized marketing and sales efforts. Such efforts focus on preserving the Company's existing portfolio through refinancing loans to borrowers who have inquired about prepaying their existing loans. Loan origination fees for Portfolio Refinancing Originations are less than fees for Retail Branch Originations as customary fees are waived or reduced as an incentive to refinance with the Company. The Company does not earn loan origination fees on loan purchases.

                                                                            QUARTERS ENDED
                                   YEARS ENDED DECEMBER 31,                    MARCH 31,
                         ------------------------------------------------  ------------------
                           1991      1992      1993      1994      1995      1995      1996
                         --------  --------  --------  --------  --------  --------  --------
                                             (DOLLARS IN THOUSANDS)
Loan originations and
 purchases:
  Retail Branch
   Originations......... $ 88,249  $ 93,596  $148,718  $151,338  $200,371  $ 32,298  $ 56,693
  Portfolio Refinancing
   Originations.........      --        --     47,189    70,501    16,195     9,045     5,586
  Wholesale purchases...      --     13,622    84,034    91,826    24,078    10,602    13,455
                         --------  --------  --------  --------  --------  --------  --------
    Total originations.. $ 88,249  $107,218  $279,941  $313,665  $240,644  $ 51,945  $ 75,734
                         ========  ========  ========  ========  ========  ========  ========
Number of retail
 branches as of the end
 of the period
California..............       10        11        11        11         7        10         7
Other States............      --        --        --          2        10         4        11
                         --------  --------  --------  --------  --------  --------  --------
    Total...............       10        11        11        13        17        14        18
                         ========  ========  ========  ========  ========  ========  ========
Weighted average loan
 origination and
 processing fees as a
 percent of gross loans
 originated as
 applicable:
  Retail Branch
   Originations.........     21.7%     22.2%     17.8%     15.6%     15.3%     16.1%     14.8%
  Portfolio Refinancing
   Originations.........      --        --        2.5%      7.5%     13.0%     13.3%      5.6%
  Wholesale purchases...      --        --        --        --        --        --        --
Average retail loan
 size................... $   35.6  $   35.9  $   53.6  $   66.1  $   68.8  $   58.3  $   80.5
Weighted average
 interest rate..........     14.1%     13.6%      9.5%      8.7%     10.3%     10.8%      9.2%
Servicing Portfolio as
 of the end of the
 period................. $209,012  $240,221  $385,570  $555,685  $613,791  $575,982  $611,718

 Loan Sales

  The Company sells substantially all of the loans it originates or purchases, either through loan sales or Securitizations. During the 1996 quarter 1995, 1994, 1993 and 1992, the Company sold $74.4, $233.2 million, $373.2 million,
$212.3 million and $108.3 million of loans, respectively. The volume of loans sold decreased $140.0 million, or 37.5%, in 1995 from 1994 primarily because of decreased Portfolio Refinancing Originations and wholesale loan purchases due to curtailment of certain loan origination and purchase programs as well as the timing of loan sales during such years. Of the loan sales in such periods, 70.5%, 72.0%, 93.9%, 66.8%, and 36.0 %, respectively, were through Securitizations.

 Loan Servicing

  Since its inception, the Company has generally sold loans, whether to private investors or through Securitizations, and retained the right to service the loans. Additionally, in 1995, the Company began selling loans on a servicing released basis to other mortgage bankers. At December 31, 1995, the Servicing Portfolio consisted of 8,809 loans with an aggregate principal balance of $613.8 million. Revenue associated with loan servicing amounted to 14.5% of total revenues for the year ended December 31, 1995.

 Composition of Revenue and Expense

  The following table summarizes certain components of the Company's statements of operations set forth as a percentage of total revenue for the periods indicated.

                                          YEARS ENDED        QUARTERS ENDED
                                         DECEMBER 31,           MARCH 31,
                                       --------------------  -----------------
                                       1993   1994    1995    1995      1996
                                       -----  -----   -----  -------   -------
Revenue:
  Loan Origination and Sale:
    Gain (loss) on sale of loans
     (excluding net loan origination
     and other fees)..................   5.7%  (3.4)%  15.3%     --  %     9.5%
    Net loan origination and other
     fees.............................  56.8   64.3    45.0     18.2      53.8
  Loan servicing and other fees.......  25.0   19.9    14.5     33.2      15.1
  Interest............................  12.4   18.9    24.9     48.1      21.3
  Other...............................   0.1    0.3     0.3      0.5       0.3
                                       -----  -----   -----  -------   -------
    Total revenue..................... 100.0  100.0   100.0    100.0     100.0
                                       -----  -----   -----  -------   -------
Expense:
  Compensation and benefits...........  30.2   20.9    17.7     46.6      21.6
  Professional services...............   3.6    3.3     1.2      4.4       1.8
  Advertising.........................   8.2    7.2     7.4     18.0       6.3
  Subservicing and other fees.........   1.8    2.2     2.1      4.5       1.3
  Rents...............................   2.3    2.1     2.2      4.8       2.5
  Supplies............................   2.2    1.8     1.7      4.1       2.3
  Depreciation and amortization of
   property...........................   1.3    1.1     1.5      2.4       0.9
  Interest............................   5.9    8.2     7.1     10.3       5.2
  Legal...............................   8.5   15.6     2.5      3.5       1.0
  Other...............................   5.5    4.3     3.9      6.4       4.0
                                       -----  -----   -----  -------   -------
    Total expense.....................  69.5   66.7    47.3    105.0      46.9
                                       -----  -----   -----  -------   -------
Net income (loss) before income tax
 provision (benefit)..................  30.5   33.3    52.7     (5.0)     53.1
Income tax provision (benefit)........   0.6    0.8     0.8     (0.1)      0.8
                                       -----  -----   -----  -------   -------
Net income (loss).....................  29.9%  32.5 %  51.9%    (4.9)%    52.3%
                                       =====  =====   =====  =======   =======

RESULTS OF OPERATIONS FOR THE QUARTERS ENDED MARCH 31, 1996 AND 1995

 Revenue

  The following table sets forth the components of the Company's revenue for the periods indicated:

                                                                QUARTERS ENDED
                                                                  MARCH 31,
                                                              ------------------
                                                               1995   1996
                                                              ------ -------
                                                                 (DOLLARS IN
                                                                  THOUSANDS)
Loan origination and sale:
  Gain (loss) on sale of loans(1)............................ $  --  $ 1,404
  Net loan origination and other fees........................  1,086   7,967
Loan servicing and other fees................................  1,977   2,243
Interest.....................................................  2,871   3,158
Other........................................................     29      38
                                                              ------ -------
    Total revenue............................................ $5,963 $14,810
                                                              ====== =======

- --------

(1) Excluding net loan origination and other fees.

  Total revenue increased to $14.8 million for the quarter ended March 31, 1996 from $6.0 million for the quarter ended March 31, 1995. The increase was principally in loan origination and sale revenue due to the closing of a Securitization of $52.4 million in loans in the quarter ended March 31, 1996. No Securitizations were closed in the quarter ended March 31, 1995.

  Loan origination and sale revenue increased to $9.4 million for the quarter ended March 31, 1996 from $1.1 million for the quarter ended March 31, 1995.

  For the quarter ended March 31, 1995, the Company did not realize any gain
(loss) on sale of loans (excluding net loan origination and other fees) on loan sales of $7.6 million. For the quarter ended March 31, 1996, loan sales totaled $74.4 million and the weighted average gain on sales of loans as a percentage of loan principal balances was 1.9%, including recognition of $1.0 million of capitalized mortgage servicing rights. The increase in loan sales was primarily due to an increase in volume of wholesale loan sales, which increased from $3.5 million in the quarter ended March 31, 1995, to $21.5 million in the quarter ended March 31, 1996, and the closing of a Securitization of $52.4 million in the quarter ended March 31, 1996. No Securitizations were closed in the quarter ended March 31, 1995. Loans held for sale totaled $26.3 million and $58.6 million at March 31, 1996 and March 31, 1995, respectively.

  Loan origination fees are deferred and recognized only upon sale of the loan. Net loan origination and other fees increased $6.9 million from $1.1 million for the quarter ended March 31, 1995 to $8.0 million for the quarter ended March 31, 1996 due to the increased volume of loan sales.

  Loan servicing and other fees increased $0.3 million in the quarter ended March 31, 1996 as compared to the quarter ended March 31, 1995, primarily due to an increase in prepayment penalties of $0.5 million, or 88.1%, resulting from an increase in overall portfolio prepayments for which the Company receives prepayment penalties. This increase in prepayments is the result of an increasing servicing portfolio and a change in 1994 in the terms of loans originated by the Company that has enabled the Company to collect prepayment fees on a greater percentage of adjustable rate loans.

  Interest income represents the recognition of the yield on Residual Interests in securities retained by the Company, interest earned on loans originated or purchased during the Warehousing Period from their origination or purchase until their sale, and interest earned on loans receivable held for investment. Interest income increased $0.3 million in the quarter ended March 31, 1996 as compared to the quarter ended March 31, 1995 primarily due to an increase in interest income from Residual Interests of $0.8 million, offset by a decrease in interest earned on loans held for sale of $0.4 million and interest earned on loans receivable held for investment of $0.3 million. The 58.7% increase in interest income from Residual Interests was primarily due to the growth of the Company's portfolio of Residual Interests from an average of $12.0 million in the quarter ended March 31, 1995 to $20.2 million for the quarter ended March 31, 1996 as a result of net Residual Interests originated. Interest income on loans held for sale decreased 35.8% in the quarter ended March 31, 1996, as a result of a decrease in average interest rates on loans held for sale and a decrease in the average balance of loans held for sale. The decrease in the interest income from loans receivable held for investment was principally the result of a decrease of 37.6% in the average gross balance of loans held for investment.

 Expense

  The following table sets forth the components of the Company's expenses for the periods indicated:

                                                             QUARTERS ENDED
                                                                MARCH 31,
                                                         -----------------------
                                                            1995        1996
                                                         ----------- -----------
                                                         (DOLLARS IN THOUSANDS)
Compensation and benefits...............................   $2,780      $3,196
Professional services...................................      264         269
Advertising.............................................    1,071         940
Subservicing and other fees.............................      266         192
Rent....................................................      285         370
Supplies................................................      246         335
Depreciation and amortization of property...............      144         139
Interest................................................      613         763
Legal...................................................      206         146
Other...................................................      388         600
                                                           ------      ------
  Total expense.........................................   $6,263      $6,950
                                                           ======      ======

  Total expense increased 11.0% to $7.0 million for the quarter ended March 31, 1996 from $6.3 million for the quarter ended March 31, 1995. The increase is primarily due to expenses associated with the increases in the Company's loan origination volume.

  Compensation and benefits increased by $0.4 million and advertising expense decreased by $0.1 million in the quarter ended March 31, 1996 as compared to the the quarter ended March 31, 1995, primarily as a result of the increased loan origination volume in the quarter ended March 31, 1996 and the Company's decisions to reduce the use of outside telemarketing services in 1996 and increase the number of employees in its internal telemarketing operations.

  Interest expense increased 24.5% to $0.8 million in the quarter ended March 31, 1996 as compared to the quarter ended March 31, 1995, primarily as a result of a 47.8% increase in the average outstanding balance of the Warehouse Financing Facility, offset by a 15.2% decrease in the average interest rate charged on such Facility.

  Other expenses increased by $0.2 million in the quarter ended March 31, 1996 as compared to the quarter ended March 31, 1995, primarily as a result of expenses incurred in the moving of the Company's administrative offices in February 1996 and increased travel and employee relocation expenses as the Company continues to expand its retail branch operations outside of California.

 Income Taxes

  Since May 1, 1988, the Company has elected to be treated for Federal income and certain state tax purposes as an S corporation under Subchapter S of the Code and comparable state laws. As a result, the Company's provisions for income taxes have in the past reflected modest corporate level state income or franchise taxes for those states in which the Company operates. The taxable income of the Company during such periods has been included in the individual taxable income of its shareholders for Federal and state income tax purposes. Immediately prior to the Closing Date, the Chisick Family will revoke the Company's S corporation status and, after the Closing Date, the Company will be fully subject to Federal and state taxes. At that time, the Company's effective income tax rate will approximate the Federal and composite state income and franchise tax rates (net of Federal benefit).

RESULTS OF OPERATIONS FOR THE THREE YEARS ENDED DECEMBER 31, 1995

 Revenue

  The following table sets forth the components of the Company's revenue for the periods indicated:

                                                        YEARS ENDED DECEMBER
                                                                 31,
                                                       ------------------------
                                                        1993    1994     1995
                                                       ------- -------  -------
                                                       (DOLLARS IN THOUSANDS)
Loan origination and sale:
  Gain (loss) on sale of loans(1)..................... $ 2,056 $(1,547) $ 8,982
  Net loan origination and other fees.................  20,433  29,449   26,511
Loan servicing and other fees.........................   8,989   9,106    8,543
Interest..............................................   4,452   8,650   14,668
Other.................................................      20     144      176
                                                       ------- -------  -------
    Total revenue..................................... $35,950 $45,802  $58,880
                                                       ======= =======  =======

- --------

(1) Excluding net loan origination and other fees.

  Total revenues increased 28.6% to $58.9 million for 1995 from $45.8 million for 1994, which in turn represented an increase of 27.4% from $36.0 million for 1993. The increases in both years were primarily due to increased loan origination and sale revenue and increased interest income from Residual Interests.

  Loan origination and sale revenue increased 27.2% to $35.5 million for 1995 from $27.9 million for 1994, which in turn represented an increase of 24.1% from $22.5 million in 1993.

  Gain (loss) on sales of loans (excluding net loan origination and other fees) increased to a gain of $9.0 million in 1995 from a loss of $1.5 million in 1994. This increase was due primarily to increased premiums on loan sales which was partially offset by a decrease in the volume of loans sold. The weighted average gain (loss) on sales of loans as a percentage of loan principal balances increased to a weighted average gain on sale of loans of 3.9% in 1995 from a weighted average loss on sale of loans in 1994 of 0.4%. Such increase was primarily the combined result of (i) increased interest rate spreads (the difference between the weighted average loan interest rates for the Securitized pools and the weighted average pass-through rates paid to holders of the Regular Interests less servicing, trustee and insurance fees and estimated credit losses) in Residual Interests created in 1995 Securitizations over 1994 Securitizations, which increased to 2.04% in 1995 from a weighted average initial interest rate spread of 1.20% in 1994 primarily as a result of more stable interest rates during 1995; (ii) decreased levels of initial required REMIC overcollateralization, which decreased from $2.8 million, or .81% of the related Regular Interests balances, in 1994 to $0.1 million or .04% of the related Regular Interests balances in 1995 Securitizations; and (iii) recognition of $3.9 million of capitalized mortgage servicing rights originated during 1995 due to the adoption of Statement of Financial Accounting Standards ("SFAS") No. 122 in 1995 (accordingly no such assets were recognized in 1994). The 1995 volume of loans sold decreased $140.0 million, or 37.5%, to $233.2 million, from $373.2 million in 1994 primarily as a result of decreased Portfolio Refinancing Originations and wholesale loan purchases due to the curtailment of certain loan origination programs and the timing of loan sales during such years. At December 31, 1995, 1994 and 1993, loans held for sale totaled $24.7 million, $18.7 million and $74.2 million, respectively.

  Gain (loss) on sales of loans (excluding net loan origination and other fees) decreased in 1994 by $3.6 million to a loss of $1.5 million from a gain of $2.1 million in 1993 due primarily to decreased premiums received over the principal balance recognized on loan sales which was partially offset by a increase in the volume of loans sold. The weighted average gain (loss) on sales of loans as a percentage of loan principal balances decreased to a weighted average loss on sale of loans of 0.4% in 1994 from a weighted average gain on sale of loans in 1993 of 1.0%. Such decrease was primarily the combined result of (i) decreased interest rate spreads in Residual Interests created in 1994 Securitizations from 1993 Securitizations, which decreased from a weighted average initial interest spread of 3.24% in 1993 to 1.20% in 1994 primarily as a result of sharply rising interest rates during 1994; (ii) increased levels of initial required REMIC Trust overcollateralization, which increased from $0.7 million, or .52% of the related Regular Interests balances, in 1993 Securitizations to $2.8 million, or .81% of related Regular Interests balances, in 1994 Securitizations; and (iii) recognition of $1.0 million of capitalized excess servicing receivables associated with sales of loans to private investors originated in 1993 (no such assets were recognized in 1994).

  Included in gain on sales of loans (excluding net loan origination and other fees) in 1995 and 1994 are losses of $255,000 and gains of $800,000, respectively, resulting from the Company's hedging of interest rate risk related to loans held for sale during such periods. The Company did not initiate its hedging activities until 1994. The Company from time to time hedges against the impact of rapid changes in interest rates on the value of such loans from the time the Company commits to fund or purchase such loans until the date of their securitization or sale. During 1995 and 1994, hedging transactions were limited to selling short United States Treasury securities and prefunding loan originations in its Securitizations. The timing, nature and quantity of such hedging transactions is determined by the management of the Company based on various factors, including market conditions and the expected volume of commitments to fund or purchase mortgage loans.

  Loan origination fees are deferred and recognized only upon sale of the loan. While Retail Branch Originations increased in 1995 over 1994 net loan origination and other fees decreased $2.9 million, or 10.0%, to $26.5 million for 1995 primarily due to lower sales of Retail Branch Originations in 1995. The volume of sales of such loans decreased in 1995 due to the postponement until 1994 of a significant volume of 1993 Retail Branch Originations held for sale at year end 1993. Retail Branch Originations generally carry higher loan origination fees than Portfolio Refinancing Originations. The Company does not earn loan origination fees on wholesale loan purchases.

  Net loan origination and other fees increased $9.0 million, or 44.1%, to $29.4 million for 1994 due to higher sales of Retail Branch Originations in 1994. Retail loan originations did not increase materially in 1994 over 1993, however, the volume of retail loan sales increased in 1994 due to the sale in 1994 of a significant volume of 1993 retail loan originations held for sale at year end 1993.

  Loan servicing and other fees decreased $0.6 million, or 6.2%, in 1995 as compared to 1994 primarily due to a decrease in loan servicing fees of $0.4 million and an increase of $0.2 million in compensating interest paid by the Company as servicer with respect to prepayments of Securitized loans. This decrease was partially offset by an increase in prepayment penalty fees of $0.2 million. Loan servicing fees decreased in 1995 due to a decrease in the weighted average servicing rate earned on the Company's Servicing Portfolio which was partially offset by an increase in the dollar volume of the Company's Servicing Portfolio. The weighted average servicing rate decreased from 1.10% in 1994 to 0.82% in 1995 primarily as a result of the amortization of prepayments of the portfolio of loans sold to private investors that generally carry higher servicing rates than Securitized loans. The Company's average outstanding Servicing Portfolio balance increased to $584.7 million in 1995 from $470.6 million in 1994. In conjunction with the servicing of Securitized loan pools, the Company is required to remit one entire month's interest to the REMIC Trust for all loans which are paid off prior to their maturity. This amount includes both actual interest collected and "compensating interest" which together equal one full month of interest on the prior month's loan balance. The increase in compensating interest offsetting loan servicing revenue is due to the 75.3% increase in Securitized loans paid off during 1995 as compared to 1994. Prepayment penalties increased during 1995 due to an increase in overall portfolio prepayments.

  Loan servicing and other fees increased $0.1 million, or 1.3%, in 1994 as compared to 1993. This increase was primarily due to an increase in prepayment penalties of $0.4 million which was partially offset by an increase in compensating interest of $0.2 million. Prepayment penalties increased during 1994, notwithstanding an aggregate decrease in Servicing Portfolio prepayments, due to an increase in the proportion of prepayments of Securitized loans versus private investor loans. The Company retains all prepayment penalties for Securitized loans serviced and only a portion of such for private investor serviced loans. In 1994, prepayments of Securitized loans comprised 46.7% of total prepayments as compared to 17.2% in 1993. The increase in compensating interest offsetting loan servicing revenue is due to the 152.6% increase in Securitized loans paid off during 1994 as compared to 1993.

  Interest income increased $6.0 million, or 69.6%, in 1995 as compared to 1994. Interest income from Residual Interests in securities increased $4.0 million in 1995 due to the combined effect of growth in the Company's portfolio of Residual Interests, which increased from an average of $10.3 million in 1994 to $14.5 million in 1995, and an increase in the weighted average effective yield on Residual Interests. The increase in the effective yield in Residual Interests is primarily due to the favorable performance of the Residual Interests acquired in 1993 and 1994 as compared to assumptions for loss, prepayment and delinquency rates used in computing their fair value at origination. Interest income from loans held for sale increased $0.9 million in 1995 due to an increase in the weighted average interest rate on loans originated and purchased which increased from approximately 8.7% in 1994 to 10.3% in 1995. The average balance of loans held for sale did not change significantly, even though total loan originations decreased, due to a longer Warehousing Period in 1995. Interest on loans receivable held for investment increased $1.0 million from 1994 to 1995 due to increases in the average balance of loans receivable held for investment and the accretion of related purchase discounts.

  Interest income increased $4.2 million, or 94.3%, in 1994 as compared to 1993. Interest income from Residual Interests increased $2.2 million in 1994 due to growth of Residual Interests, which increased from an average of $4.1 million in 1993 to $10.3 million in 1994, and an increase in the weighted average effective yield on Residual Interests. Interest income from loans held for sale increased $1.5 million in 1994 primarily due to a 43.2% increase in the average balance of loans held for sale. This increase was partially offset by a decrease in the weighted average interest rate on loans held for sale as the weighted average interest rate on loans originated and purchased decreased from approximately 9.5% in 1993 to 8.7% in 1994. Interest on loans receivable held for investment increased $0.3 million from 1993 to 1994 due primarily to increases in the average balance of loans receivable held for investment.

 Expense

  The following table sets forth the components of the Company's expenses during the periods indicated:

                                                              YEARS ENDED
                                                             DECEMBER 31,
                                                        -----------------------
                                                         1993    1994    1995
                                                        ------- ------- -------
                                                        (DOLLARS IN THOUSANDS)
Compensation and benefits.............................. $10,847 $ 9,559 $10,395
Professional services..................................   1,288   1,521     697
Advertising............................................   2,958   3,316   4,345
Subservicing and other fees............................     659   1,019   1,212
Rent...................................................     815     974   1,278
Supplies...............................................     791     831     992
Depreciation and amortization of property..............     483     514     907
Interest...............................................   2,106   3,744   4,167
Legal..................................................   3,044   7,162   1,491
Other..................................................   1,996   1,928   2,376
                                                        ------- ------- -------
  Total expense........................................ $24,987 $30,568 $27,860
                                                        ======= ======= =======

  Total expense decreased 8.9% to $27.9 million for 1995 from $30.6 million in 1994, which in turn represented an increase of 22.3% from $25.0 million for 1993. The decrease in 1995 was primarily due to decreases in legal expense and professional services offset by increases in compensation and benefits, advertising and interest expense. The increase in 1994 was due primarily to increases in legal and interest expense offset by a decrease in compensation and benefits.

  Compensation and benefits expense increased by 8.7% to $10.4 million for 1995 from $9.6 million for 1994, which in turn represented a decrease of 11.9% from $10.8 million in 1993. The 1995 increase primarily relates to an 11% increase in average employee headcount, which was partially offset by a $0.2 million decrease in health insurance costs related to the Company's conversion of employee coverage to a more affordable health maintenance organization program. The 1994 decrease in compensation and benefits expense is primarily due to a bonus paid to Mr. Chisick of $3.0 million in 1993 and was offset by an increase in other compensation and benefits that was the combined result of a 10% increase in average employee headcount during 1994 and compensation increases for existing employees.
  Professional services expense decreased $0.8 million, or 54.2%, in 1995 as compared to 1994. In 1994, certain of the Company's Portfolio Refinancing Origination programs included the utilization of outside consultants.

  Advertising expense increased $1.0 million, or 31.0%, in 1995 over 1994 primarily as a result of the increase in the number of retail branch offices. Retail Branch Originations increased $49.0 million, or 32.4%, in 1995 over 1994.

  Sub-servicing and other fees incurred by the Company increased by $0.2 million, or 18.9%, during 1995 as compared to 1994, and by $0.4 million, or 54.6%, during 1994 as compared to 1993. From the introduction of adjustable rate mortgages in 1993 until February 1996, the Company contracted with a third party to sub-service such loans. In the first quarter of 1996, the Company terminated the third party and now services all adjustable and fixed rate loans in its Servicing Portfolio. In 1995, 1994 and 1993, the Company's average portfolio of adjustable rate loans serviced was $275.1 million, $242.3 million and $33.6 million, respectively.

  Rent expense increased by $0.3 million, or 31.2%, during 1995 as compared to 1994. In addition to scheduled rent increases on existing properties, the Company entered into leases on nine new retail branch offices related to the national expansion of the retail branch network during 1995.

  Depreciation and amortization of property increased $0.4 million, or 76.5%, in 1995 over 1994. This increase is primarily related to the write off in 1995 of the remaining book value of the Company's loan servicing system of $0.2 million due to implementation of a new software system.

  Interest expense increased $0.4 million, or 11.3%, in 1995 as compared to 1994 due to increases in interest expense on the Warehouse Financing Facility of $0.3 million and interest expense related to stockholder notes payable of $0.2 million. Increased interest expense associated with the Warehouse Financing Facility was due to an increase in the weighted average interest rate on the Warehouse Financing Facility, which increased to 7.10% in 1995 from 5.96% in 1994 and which was partially offset by a decrease in the average balance outstanding. Increased interest expense associated with stockholder notes payable was due to an increase in the average balance outstanding during 1995.

  Interest expense increased $1.6 million, or 77.8%, in 1994 as compared to 1993 due to an increase in interest expense on the Warehouse Financing Facility of $2.1 million which was partially offset by a decrease in interest expense related to stockholder notes payable of $0.6 million. Increased interest expense associated with the Warehouse Financing Facility was due to a 140.9% increase in the average balance outstanding. Decreased interest expense associated with stockholder notes payable was due to an decrease in the average balance outstanding during 1994.

  Legal expense decreased $5.7 million during 1995 as compared to 1994, and increased $4.1 million in 1994 as compared to 1993. The Company was named as the defendant in a class action suit filed in December of 1989. During 1994 and 1993, the Company recorded legal expenses and estimated settlement costs of $7.0 million and $2.3 million, respectively, related to this matter. See "Legal Proceedings." Additionally the Company incurred approximately $0.4 million in legal fees in 1994 as the plaintiff in litigation which fees were offset by a $1.3 million judgment in favor of the Company.

  Other expense increased $0.4 million, or 23.2%, during 1995 as compared to 1994. Such increase is primarily due to an increase in travel expenses of $0.3 million during 1995 related to the Company's national retail branch network expansion.

LIQUIDITY AND CAPITAL RESOURCES

  The Company has historically generated positive cash flow. The Company's sources of cash flow include loan sales, loans sold through Securitizations, net interest income and borrowings under its Warehouse Financing Facility. At origination of a loan, the Company includes the loan origination fee in the principal balance. The Company then borrows approximately the principal amount of the loan (subject to collateral valuation limitations) under the Warehouse Financing Facility and disburses to the borrower the loan amount less the loan origination fee. Thus, the Company receives cash in the amount of the loan origination fee at the time of the Warehouse Financing Facility funding and prior to the time the Company recognizes such fee as a component of gain on sale of loans, which occurs upon the sale of the loan. The magnitude of the Company's loan origination fees is a significant factor in the Company's historical positive operating cash flow.

  The Company's uses of cash include the funding of loan originations and purchases, payment of interest expenses, repayment of the Warehouse Financing Facility, funding of initial overcollateralization requirements for Securitizations, operating and administrative expenses, income taxes and capital expenditures. Capital expenditures totaled $1.0 million, $0.9 million and $0.6 million for the years ended December 31, 1995, 1994 and 1993, respectively. Prepaid expenses and other assets increased $2.3 million from $1.6 million at December 31, 1994 to $3.9 million at December 31, 1995. A $0.5 million balance outstanding under a line of credit extended to a related party loan broker at December 31, 1995 did not exist at December 31, 1994 and receivables related to Residual Interest distributions and interest on loans increased by $0.9 million. In addition, refundable deposits and deposits on property acquisitions increased by $0.5 million.

  The Company's sale of loans through Securitizations has generally resulted in gains on Securitization recognized by the Company. Substantially all of the proceeds of a Securitization, net of fees and costs of the Securitization, are used to repay the Warehouse Financing Facility. Additionally, in a Securitization, the Company receives Residual Interests and capitalizes mortgage servicing rights, each of which creates non-cash taxable income. The value of the mortgage servicing rights capitalized represents the present value of estimated net cash flows to be received in the future and constitutes a non-cash gain on which the Company is required to pay income tax. Therefore, the income tax payable and the expenses related to the Securitization on these factors negatively impact the Company's cash flow. For the years ended December 31, 1995, 1994, and 1993, the Company recognized gain on sale of loans through Securitization, including the recognition of Net Deferred Origination Fees, of $26.7 million, $25.0 million and $14.0 million, respectively. The Company anticipates that the majority of future loan sales will be through Securitization.

  Adequate credit facilities and other sources of funding, including the ability of the Company to sell loans, are essential to the continuation of the Company's ability to originate and purchase loans. During 1995, 1994 and 1993, the Company used cash in the approximate amounts of $213.9 million, $289.3 million and$257.9 million, respectively, for new loan originations and purchases. During the same periods, the Company received cash of proceeds from the sale of loans and Regular Interests in securities of $232.3 million, $368.0 million and $209.5 million, respectively. After utilizing available working capital, the Company borrows money to fund its loan originations and purchases, and repays these borrowings as the loans are sold. Upon the sale of loans and the subsequent repayment of borrowings, the Company's working capital and Warehouse Financing Facility then become available to fund additional loan originations and purchases. The Company's Warehouse Financing Facility is secured by loans originated or purchased by the Company and currently bears interest at the rate of .875% over 30 day LIBOR. Amounts borrowed under the Warehouse Financing Facility and not used to originate or purchase loans that are included in a Securitization in which the lender under the Warehouse Financing Facility is the underwriter are subject to an additional fee equal to 25 basis points of such borrowings. The Warehouse Financing Facility contains affirmative, negative and financial covenants typical of such credit facilities. This Warehouse Financing Facility is renewable by the lender on a quarterly basis and currently expires on the sooner of the closing of a Securitization or September 30, 1996. This Warehouse Financing Facility was originated in 1993 and has been renewed in varying amounts over the last 3 years. Management expects, although there can be no assurance, that the Company will be able to maintain this Warehouse Financing Facility (or obtain replacement or additional financing) in the future.

  As indicated above, the Company's ability to continue to originate and purchase loans is dependent, in part, upon its ability to sell the loans in the secondary market in order to generate cash proceeds for new originations and purchases. The value of and market for the Company's loans are dependent upon a number of factors, including general economic conditions, interest rates and governmental regulations. Adverse changes in such factors may affect the Company's ability to sell loans for acceptable prices within a reasonable period of time. A prolonged, substantial reduction in the size of the secondary market for loans of the type originated or purchased by the Company may adversely affect the Company's ability to sell loans in the secondary market with a consequent adverse impact on the Company's results of operations, financial condition and ability to fund future originations and purchases.

  As a result of the Company's treatment as an S corporation for Federal and state income tax purposes, the Company historically has made distributions to its shareholders for the payment of income taxes on the earnings of the Company and to provide them with a return on their investment. The Company paid dividends, including amounts for taxes of $12.2 million, $17.3 million and $5.9 million for the years ended December 31, 1995, 1994 and 1993, respectively. Prior to the Closing Date, the Chisick Family will revoke the Company'sS corporation status. The Company anticipates that, after payment of the S Distribution Notes, any earnings will be retained for the foreseeable future in the operations of the business. "See Prior S Corporation Status" and "Dividend Policy."

  The Company believes that cash flow from operations, the net proceeds of the Public Offering, the net proceeds from Securitizations and the availability under the Warehouse Financing Facility will be sufficient to fund operating needs, capital expenditures and payment of the S Distribution Notes for the ensuing 12 months.

EFFECTS OF RECENT ACCOUNTING PRONOUNCEMENTS

  In May 1995, the Financial Accounting Standards Board ("FASB") issued SFAS No. 122 "Accounting for Mortgage Servicing Rights." SFAS No. 122 amends SFAS No. 65 "Accounting for Certain Mortgage Banking Activities," to require that mortgage banking entities recognize as a separate asset rights to service mortgage loans for others. Mortgage banking entities that acquire or originate loans and subsequently sell or Securitize those loans with retained servicing rights are required to allocate the total cost of the loans to the mortgage servicing rights and the mortgage loans. As a result of the adoption of SFAS No. 122, in the future the Company will recognize a greater amount of revenue at the time a loan is sold and a lesser amount of revenue during the time such loan is serviced. The Company is also required on an ongoing basis to assess the servicing rights for impairment based upon the fair value of those rights. SFAS No. 122 was adopted by the Company as of January 1, 1995, and resulted in additional income of approximately $3.9 million, included in loan origination and sale revenue, for the year ended December 31, 1995.

  In 1995, the FASB issued SFAS No. 123 "Accounting for Stock-Based Compensation," which encourages companies to account for stock compensation awards based on their fair value at the date the awards are granted. SFAS No. 123 does not require the application of the fair value method and allows for the continuance of current accounting method, which requires accounting for stock compensation awards based on their intrinsic value as of the grant date. However, SFAS No. 123 requires proforma disclosure of net income and, if presented, earnings per share, as if the fair value based method of accounting defined in this Statement had been applied. The accounting and disclosure requirements of this statement are effective for financial statements for fiscal years beginning after December 15, 1995, though earlier adoption is encouraged. The Company, at this time, has not determined whether or not to adopt the recognition provisions of SFAS No. 123 with respect to the Stock Incentive Plan.

                                   BUSINESS

GENERAL

  The Company originates, purchases, sells and services non-conventional mortgage loans secured primarily by first mortgages on single family residences. The Company focuses on a distinct segment of the home equity lending market by narrowly targeting its marketing efforts at homeowners believed by management of the Company, based on historic customer profiles, to be pre-disposed to using the Company's products and services and satisfying its underwriting guidelines. The Company does not market to individuals seeking to buy a home because it is unlikely such individuals would meet the Company's loan-to-value requirements. The Company originates loans through its centralized telemarketing operations, its direct mailing campaigns and its expanding retail branch network of 19 offices currently located in 12 states. The Company also purchases loans from certain related party originators, and has recently begun to originate loans referred by other third party brokers.

  The Company's customers, who principally use the loans from the Company to consolidate indebtedness or to finance other consumer needs rather than to purchase homes, consist of two primary groups. The first category of the Company's customers are individuals who are unable to obtain mortgage financing from banks, savings and loan institutions and other companies that have historically provided loans to individuals with favorable credit characteristics ("Conventional Lending Institutions"). These individuals often have impaired or unsubstantiated credit characteristics and/or unverifiable income and respond favorably to the Company's marketing. The Company's second category of customers consists of individuals who could qualify for loans from Conventional Lending Institutions but instead choose to use the Company's products and services. The Company's experience has shown that these individuals are attracted to the Company's high degree of personalized service and timely response to loan applications. Each category of customers has historically been willing to pay the Company's loan origination fees and interest rates, which are typically higher than the fees and rates charged by Conventional Lending Institutions.

  The Company believes its concentrated marketing effort on a potential customer pool that, based on historic customer profiles, displays a statistical pre-disposition for being consumers of the Company's products and services and satisfying the Company's underwriting guidelines provides a more efficient use of its marketing expenditures and leads to a higher marketing success rate than a broad indiscriminate marketing approach aimed at a wide array of homeowners. To produce these potential customer pools, the Company utilizes a proprietary marketing methodology that generally consists of the subjective analysis and comparison of certain statistical characteristics of its traditional customers. See "Business--Marketing and Sales--Marketing." Management of the Company applies this analysis to information obtained from a number of outside sources with respect to new or existing markets to develop a list of homeowners who display characteristics that make them likely customers for the Company's products and services and acceptable underwriting risks. The Company then focuses its telemarketing and mailing efforts on these identified homeowners.

  The Company's ability to fund and subsequently Securitize loans in the secondary market has significantly improved its financial performance and allowed it to offer new and enhanced loan products. These benefits of Securitization, in conjunction with the Company's retail branch network expansion, have contributed significantly to the increase in the Company's loan origination volume to $216.6 million in 1995 from $93.6 million in 1992. The Company sells substantially all of its loans in the secondary market either through Securitization or, to a lesser extent, loan sales. Since the Company's initial use of Securitization in 1992 and through June 30, 1996, the Company has effected the majority of its loan sales through Securitizations; during such period $826.8 million of loans were Securitized and sold by the Company. The Company anticipates selling a significant portion of its loan origination volume during 1996 and thereafter through Securitizations. The Company intends to hold the residual interests in its Securitizations until their maturity. Accordingly, the Company's policy has been to require threshold credit criteria and combined loan-to-value limits for loans included in the REMIC Trusts. The Company sells a smaller amount of its loans through servicing released sales of whole loans that do not meet the Company's risk criteria for inclusion in the REMIC Trusts. When the marketing representatives of the Company originate a potential loan that does not meet the underwriting guidelines of the Company, the Company sells the loan to unaffiliated companies on a servicing-released basis, allowing the Company to generate origination fees without incurring credit risk. The Company continues to service the loans that it has sold through Securitizations and to private investors.

  The Company's loan originations during the years ended December 31, 1995, 1994 and 1993 were $216.6 million, $221.8 million and $ 195.9 million, respectively. The Company's retail loan originations during the year ended December 31, 1995 had an average principal balance of $68,800, a weighted average initial interest rate of 10.3%, and a weighted average initial combined loan-to-value ratio of 58.6%.

  The Company is a holding company that owns, directly or indirectly, all of the outstanding capital stock of (i) FAMCO, (ii) First Alliance Services, Inc., a company recently formed to provide financial, accounting and computer services to the Company and others, and (iii) two corporations recently organized under the laws of the United Kingdom to facilitate the Company's proposed expansion. Immediately prior to the consummation of the Public Offering, the Chisick Family will contribute to the Company the newly-formed corporations described above and will receive no consideration therefor, except as a stockholder of the Company.

MARKETING AND SALES

  Marketing

  The Company's marketing efforts are designed to identify, locate and focus on individuals who, based on the Company's historic customer profiles, display a statistical pre-disposition for being a consumer of the Company's products and services and satisfying the Company's underwriting guidelines. Based on the experience of management, the Company believes its focused marketing effort provides a more efficient use of its marketing expenditures and leads to a higher marketing success rate than a broad indiscriminate marketing approach aimed at a wide array of homeowners.

  The Company utilizes a proprietary marketing methodology. Under this proprietary marketing methodology, management subjectively analyzes the Company's historical customer base to find characteristics common to its customers. These common characteristics are integrated with information obtained from a number of outside sources with respect to the homeowner pool in new or existing markets. The characteristics of individual homeowners and their properties in the homeowner pool are compared with the characteristics common to the Company's historical base to identify and locate homeowners and their properties ("Targeted Homeowners") displaying characteristics that make them likely to be customers for the Company's products and services and to satisfy its underwriting guidelines.

  In general, the factors analyzed by the Company in identifying Targeted Homeowners include prior consumer finance borrowing, home value, the amount of equity in the home and the length of time a homeowner has owned the home. Credit problems, a lack of a significant credit history and prior borrowings from consumer finance companies indicate a homeowner is unlikely to be able to obtain loans from Conventional Lending Institutions, and thus is a more likely candidate for the Company's products and services. Similarly, the Company's experience indicates that a longer ownership period usually results in significant equity in the home for the homeowner, creating an opportunity for a loan that will satisfy the Company's conservative loan-to-value requirements.

  Management continually refines the Company's proprietary marketing methodology. The Company uses statistical models from time to time, but management may adjust the variables to more accurately identify potential customers in a given market. The Company continually monitors the performance of its marketing campaigns in evaluating the effectiveness of its methodology in identifying Targeted Homeowners in each market.

  While the Company has utilized mass marketing in the past, management has decided that focusing its marketing efforts on Targeted Homeowners produces a greater yield for its marketing expenditures and leads to more opportunities for loan origination. The majority of the Targeted Homeowners who become customers of the Company generally use the proceeds of their loans from the Company to consolidate outstanding mortgage and consumer debt, lower their monthly payments or make home improvements, and rarely purchase homes with the proceeds of such loans.

  Targeted Marketing

  By focusing its marketing efforts on Targeted Homeowners who, based on the Company's historic customer profile, are statistically pre-disposed to satisfy the Company's underwriting guidelines, the Company eliminates from its marketing efforts many homeowners and subject properties that would not satisfy such guidelines. The Company's marketing personnel, including telemarketing staff, appraisers, loan officers, branch managers and headquarters personnel are trained to be aware of the Company's underwriting guidelines and, as described below, review each loan lead to eliminate Targeted Homeowners whose overall qualifications and properties would not satisfy such guidelines.

  Mailing Campaigns and Telemarketing

  The Company's mailing and telemarketing campaigns focus on the Targeted Homeowners generated by the Company's proprietary marketing methodology. The Company targets the communities surrounding its 19 retail branch offices by utilizing many different mailing campaigns focusing on the multiple benefits of the Company's services and loan products. The Company distributes over 1 million pieces of mail monthly. All of the Company's mailing campaigns originate from its mail processing center in Orange, California. The Company's mailing campaigns result in over 4,000 inbound loan inquiry calls from Targeted Homeowners monthly. The Company continually monitors the effectiveness of each of its mailing campaigns and will continue, modify or discontinue a particular mailing campaign based on the results of such monitoring.

  The Company's telemarketing department handles both inbound and outbound calls from and to Targeted Homeowners and existing customers. Substantially all of the inbound calls are from Targeted Homeowners responding to the Company's mailing campaigns. The Company monitors the effectiveness of each mailing campaign by tracking which campaign is the source of each inbound call. The outbound telemarketing department uses computerized predictive dialers to continually solicit the Targeted Homeowners and the Company's current customers. Telemarketing representatives also place follow up calls to prospective borrowers who have previously set and canceled appointments to have a Company appraiser visit and inspect the subject property and obtain information about the applicant (an "Appraisal Appointment"), failed to show up for an appointment with a loan officer in a retail branch office to prepare loan documents (a " Sales Appointment") or declined a loan program offered to them by the Company.

  The Company understands its practice to be different from that of its competitors in that the centralized telemarketing department at the Company's facilities in southern California handles all screening and produces all initial Appraisal Appointments with the Targeted Homeowners. The centralized telemarketing department, not the retail branch office personnel, is responsible for converting loan inquiries into appointments. The Company believes its centralized telemarketing practice creates greater operating efficiencies by allowing task specialization and periodic reallocation of telemarketing resources to meet geographic needs.

  The telemarketing representative's responsibility is to sell the benefits of the Company's products and services, obtain information from the Targeted Homeowner about themselves, the subject property, the equity in the subject property and the purpose of the loan, and, assuming this initial information satisfies the Company's underwriting guidelines, to schedule an Appraisal Appointment. By focusing on the equity in the subject property, the telemarketing phase screens out Targeted Homeowners and properties whose characteristics would not satisfy the Company's underwriting guidelines.

  Individual telemarketing representatives are rated and compensated based on the number of Appraisal Appointments set. The Company monitors the performance of its telemarketing staff on a weekly and monthly basis.

  Appraisal

  The Company's valuation process occurs throughout the loan application process. In some cases, the first stage valuation occurs immediately after a telemarketing representative sets an Appraisal Appointment. Staff at the Company's headquarters gathers publicly available information with respect to recent sales of comparable properties in the same area as the subject property. The value of the subject property is verified by the comparable sales data. Only inquiries of applicants that satisfy this stage of the initial underwriting process will be verified and forwarded to the respective branches for Appraisal Appointments.

  The property is appraised typically within two days of the initial telemarketing contact and provides a valuable marketing opportunity. This appraisal is the applicant's first face-to-face contact with the Company's representatives and the Company stresses to its appraisers the importance of the marketing aspect of their positions. The appraiser's responsibilities are to obtain additional information and required documentation about the applicant, perform a complete appraisal of the subject property, and schedule a Sales Appointment. The appraiser gathers and delivers to the branch office the applicant's relevant documents, including the current mortgage documents, if any, evidence of ownership to the subject property and information regarding other bills to be refinanced with the new loan.

  Appraisers at the Company's headquarters, not third party fee appraisers, perform a review of the property appraisal on the following loan applications:
(i) all properties with a market value above $150,000, (ii) all loans with a loan-to-value ratio of equal to or greater than 62%, (iii) all loan applications prepared by a new branch office for the first 90 days of its existence, (iv) all income properties, and (v) all non-California loans with a loan-to-value ratio equal to or greater than 55% or with values less than $100,000 not otherwise reviewed.

  Unlike many of its competitors, the Company does not use independent fee-based appraisers. Instead, the Company recruits, hires and trains its own field and desk appraisers. In connection with the Securitization of the Company's loans, independent appraisers have conducted appraisals of a sample of the subject properties that are the collateral for the Securitized loans. The appraisals performed by the Company's appraisers have been within 1.5% of the aggregate appraisal values on Securitization pools to date as calculated by the independent appraisers.

  The Company hires certified appraisers in those states which require such designation. Individual appraisers are rated and incented based on the number of Sales Appointments set and the ongoing quality of the appraisals performed. The Company monitors the performance of its appraisers on a weekly and monthly basis.

  Loan Production

  The retail branch offices are responsible for the sales process that, if successful, converts the Sales Appointments set by the appraisers into packaged and underwritten loan files to be submitted to the Company's quality control department. Each Sales Appointment allows the sales personnel to clearly determine the applicant's need for financing, tailor a loan program to fit the applicant's financial needs, continue to underwrite the loan package and provide to the applicant a choice of loan products and a detailed explanation thereof.

  The loan officer utilizes a loan origination software system developed by the Company to preliminarily determine an applicant's qualification for the various products of the Company, and the terms that will be applicable to such products. The loan origination system incorporates the Company's underwriting guidelines with respect to the relevant collateral, credit quality, character, and capacity to repay. For over a decade, the Company has relied upon a proprietary credit scoring system in its underwriting process. Prior to each Sales Appointment, the retail branch loan officer or branch manager will run a credit report for each applicant and determine the applicant's overall credit score. All accounts on an applicant's credit report, including mortgage loans, are reviewed and assigned a value based on the performance of the account. Based upon applicants' credit scores, they are preliminarily designated as an "A", "B", "C" or "D" risk. This designation is reviewed by the Company's centralized quality control department before the final underwriting phase. See "Business--Underwriting."

  Once an applicant has agreed to the terms of the proposed loan, loan documents reflecting such terms are executed by such applicant in two distinct phases in accordance with the requirements of the Home Ownership Equity Protection Act of 1994 and forwarded to the Company's centralized quality control department.

  The typical retail branch office consists of a branch manager, one to two loan officers, one to two appraisers and one to two loan processors. The Company generally recruits and hires its managers and loan officers in the location of the branch office. The Company focuses on the professional sales experience of candidates for loan officer positions. Candidates are required to submit evidence of substantial recent personal income from sales employment. The interviewing process includes a panel interview that requires candidates to perform a simulated loan presentation utilizing the Company's proprietary sales script. Loan officer and branch manager candidates are required to successfully complete four weeks of sales and technical underwriting training to learn the Company's sales presentation and procedures prior to their placement in a retail branch. Existing retail branch office sales personnel return to corporate headquarters quarterly for continuing sales training.

  Loan officers and branch managers are rated and compensated based on the number of loans signed, approved by the loan committee and closed. The Company strives to develop its loan officers and to promote the most qualified loan officers to branch managers. The Company monitors the performance of its loan officers and branch managers on a weekly and monthly basis.

  Repeat Business and Preservation of Loan Portfolio

  A significant number of the Company's borrowers are repeat borrowers of the Company. Once a loan is funded, the Company maintains a relationship with its borrowers to ensure borrower satisfaction and to respond to any future borrowing needs. For the quarter ended March 31, 1996 and the full year 1995, 34.3% and 13.4%, respectively, of the total volume of loan originations were to repeat borrowers.

  Many competitors in the Company's markets obtain publicly available information with respect to the Company's borrowers and solicit such borrowers for additional borrowing or refinancing. The Company believes its portfolio refinancing programs allow it to retain a significant number of borrowers who might otherwise have obtained additional borrowing or refinanced their existing mortgages with the Company's competitors.

LOAN ORIGINATION AND ACQUISITION THROUGH BROKERS AND LENDERS

  The Company has historically augmented its loan production by purchasing loans from other affiliated, unaffiliated and related party brokers and lenders. Currently, the Company purchases loans originated by Nationscapital Mortgage Corporation ("Nationscapital") and Coast Security Mortgage ("Coast Security"), which are beneficially owned by the sons of Brian and Sarah Chisick. Additionally, the Company funds loans originated by unaffiliated loan brokers. The Company has entered into mortgage loan purchase agreements with each originator which require specified minimum levels of experience in origination of non-conventional mortgage loans and provide representations, warranties and buy-back provisions identical to the representations and warranties required of the Company for the Securitization of its own loan originations.

  Historically, the Company has made wholesale loan purchases from other affiliated, unaffiliated and related party brokers and lenders to augment the volume of the Company's loan sales and securitization activity. Recently, the Company has decided to limit its acquisition of loans from brokers and lenders to those loans which meet its criteria for Securitization due to dissatisfaction with the profitability of wholesale purchase and sales of loans.

  During 1994 and 1995, the Company purchased the majority of its wholesale loan purchase volume from a subsidiary of First Alliance Securities Corporation, a company wholly-owned by Brian and Sarah Chisick. These purchases were made pursuant to agreements similar to those entered into with unaffiliated sellers of loans to the Company. In 1995, First Alliance Securities Corporation and its subsidiary permanently terminated their lending operations.

UNDERWRITING

  The Company believes its underwriting process begins with the marketing of its products and services. The Company has designed its marketing programs to screen out each time information is gathered during its marketing efforts those homeowners and subject properties that do not meet the Company's underwriting guidelines. As an integral part of its marketing programs, the Company trains its telemarketing representatives, appraisers and loan officers to assess each loan application and subject property against the Company's underwriting guidelines.

  The main underwriting and quality control functions are centralized at the Company's headquarters. The most significant of the Company's underwriting functions at headquarters are performed by senior management. The Company maintains a quality control department and a loan committee. Each loan application file is reviewed by the Company's loan committee. The loan committee works in conjunction with the quality control department to provide a final review of the underwriting and the terms of the potential loan. The Company strives to process each loan application received from its retail branch network as quickly as possible in accordance with the Company's loan application approval procedures. Accordingly, most loan applications receive decisions within three days of receipt and are funded within ten days of approval.

  Each retail branch office submits executed initial applications to the quality control department. The quality control department reviews in its entirety every loan file originated by the retail branch offices as well as wholesale originators. Loan files are reviewed for completeness, accuracy, and compliance with the Company's underwriting criteria and applicable governmental regulations. Based on their initial review, quality control personnel inform branch office personnel of additional requirements that must be fulfilled to complete the loan file, such as additional proof of income.

  After a full review by quality control personnel, each initial loan application file is forwarded to the loan committee for approval. These documents are again subjected to a full review. Loans that clearly conform to the Company's underwriting guidelines are approved at the first level. Loans that present certain underwriting issues are forwarded to senior underwriting personnel.

  The decision of the loan committee to approve a loan is based upon a number of factors, including the appraised value of the property, the applicant's creditworthiness and the Company's perception of the applicant's ability to repay the loan. With respect to the value of the collateral, generally, loans secured by first mortgages are limited to a maximum of 75% loan-to-value ratio; however, the Company will originate loans with a loan-to-value ratio of up to 85% for loans expected to be sold. Loans secured by second mortgages are limited to a maximum of 70% loan-to-value ratio. With respect to creditworthiness, the Company has established classifications with respect to the credit profiles of loans and subject properties based on certain of the applicant's characteristics. Each loan application is placed into one of the Company's four ratings ("A" through "D," with subratings within those categories), depending upon the following three primary factors: (i) an applicant's credit score under the Company's proprietary credit scoring system, which uses information obtained from national credit bureau reports,
(ii) loan-to-value ratios and (iii) debt-to-income ratios. Terms of loans made by the Company vary depending upon the classification of the application. Applications with lower classifications generally are subject to higher interest rates. A loan application must obtain the following thresholds with respect to each of the three primary factors to be included in the particular ratings shown below:

                                        "A"    "B"   "C"  "D"
                                       ------ ----- ----- ----
      Borrower Credit Score            100-87 86-64 63-36 35-0
      Maximum of Loan-to-Value          75%    73%   72%  65%
      Maximum of Debt-to-Income Ratio   40%    49%   59%   65%

  While the Company primarily analyzes the three factors noted above, the Company also reviews other factors to determine whether an application will be subject to a higher interest rate than the interest rate applicable to the rating under which such application has initially been placed. These include factors such as an unsubstantiated employment history, a recent foreclosure proceeding, a number of recent delinquent payments on an existing mortgage, a recent bankruptcy filing, the presence of a senior mortgage or zoning restrictions on the subject property or a loan-to-value ratio in excess of 71%. Based on this analysis, the loan committee approves, rejects or restructures the proposed loan.

  The following table reflects the risk classification for the Company's loan originations and purchases for the periods indicated.

 CLASSIFICATION OF LOAN ORIGINATIONS AND PURCHASES FOR THE QUARTER ENDED MARCH
                                 31, 1996

                 LOAN                        TOTAL         % OF      WEIGHTED
            CLASSIFICATION           (AMOUNT IN THOUSANDS) TOTAL  AVERAGE COUPON
            --------------           --------------------- -----  --------------
   "A" Risk.........................        $41,065         54.2%       8.6%
   "B" Risk.........................         16,382         21.6        9.3
   "C" Risk.........................         12,345         16.3       10.0
   "D" Risk.........................          5,942          7.9       11.1
                                            -------        -----
     Total..........................        $75,734        100.0%       9.2%
                                            =======        =====

               CLASSIFICATION OF LOAN ORIGINATIONS AND PURCHASES
                      FOR THE YEAR ENDED DECEMBER 31, 1995

                 LOAN                        TOTAL         % OF      WEIGHTED
            CLASSIFICATION           (AMOUNT IN THOUSANDS) TOTAL  AVERAGE COUPON
            --------------           --------------------- -----  --------------
   "A" Risk.........................       $129,922         54.0%       9.8%
   "B" Risk.........................         48,793         20.3       10.4
   "C" Risk.........................         42,488         17.7       11.3
   "D" Risk.........................         19,441          8.0       11.9
                                           --------        -----
     Total..........................       $240,644        100.0%      10.3%
                                           ========        =====

LOAN ORIGINATIONS AND PURCHASES

  The following table highlights certain selected information relating to the origination of loans by the Company during the periods shown.

                        LOAN ORIGINATIONS AND PURCHASES

                                                             FOR THE
                                                             QUARTER
                                     FOR THE YEAR ENDED       ENDED
                                        DECEMBER 31,        MARCH 31,
                                     --------------------  ------------
                                       1994       1995     1995   1996
                                     ---------  ---------  -----  -----
   Type of property securing loan:
     Single family..................      92.4%      95.0%  96.3%  95.9%
     Multi family...................       5.4        2.7    2.4    2.2
     Planned Unit Development and
      Other.........................       2.2        2.3    1.3    1.9
                                     ---------  ---------  -----  -----
   Total............................     100.0%     100.0% 100.0% 100.0%
                                     =========  =========  =====  =====
   Type of mortgage securing loan:
     First mortgage.................      95.4%      94.5%  90.2%  98.6%
     Second mortgage................       4.4        5.4    9.4    1.4
     Third mortgage.................        .2         .1    0.4    --
                                     ---------  ---------  -----  -----
   Total............................     100.0%     100.0% 100.0% 100.0%
                                     =========  =========  =====  =====

                                                              FOR THE
                                                              QUARTER
                                       FOR THE YEAR ENDED      ENDED
                                          DECEMBER 31,       MARCH 31,
                                       --------------------  ----------
                                         1994       1995     1995  1996
                                       ---------  ---------  ----  ----
   Weighted average interest rate.....    8.7%      10.3%    10.8%  9.2%
   Weighted average initial combined
    loan-to-value ratio(1)............   56.2%      59.4%    57.1% 62.2%

- --------
(1) The loan-to-value ratio of a loan secured by a senior mortgage is determined by dividing the amount of the loan by the appraised value of the mortgaged property at origination. The combined loan-to-value ratio of a loan secured by any junior mortgage is determined by taking the sum of the loan secured by such mortgage and any senior mortgages and dividing by the appraised value of the mortgaged property at origination.

FINANCING AND SALE OF LOANS

  The Company finances the origination and purchase of loans with borrowings under the Warehouse Financing Facility and internally generated cash flows. See "Liquidity and Capital Resources" for a discussion of the basis for positive operating cash flows. Securitization allows the Company to manage its credit risk and cash flow and diversify its exposure to the potential volatility of the capital markets. In addition, the Company sells on a servicing released basis those loans that do not meet its criteria for Securitization. Following the Public Offering, the Company will continue to rely on these sources of capital, in addition to the proceeds of the Public Offering, to finance its operations.

 Warehouse Financing Facilities

  The Company has a secured revolving line of credit of up to $125 million. Under the Warehouse Financing Facility, the Company may borrow and repay during the 90-day revolving period up to $125 million. Advances under the Warehouse Financing Facility bear interest at 0.875% over 30 day LIBOR. Amounts borrowed under the Warehouse Financing Facility and not used to originate or purchase loans that are included in a Securitization in which the lender under the Warehouse Financing Facility is the underwriter are subject to an additional fee equal to 25 basis points of such borrowings. The Warehouse Financing Facility contains affirmative, negative and financial covenants typical of such credit facilities.

  The Company recently executed a letter of intent with another lender with respect to a supplemental warehousing facility (the "Supplemental Warehousing Facility") in the amount of $25 million. Advances under the Supplemental Warehousing Facility will bear interest at 0.80 % over 30 to 90 day LIBOR.

  Securitization

  The Company's Securitization program is an integral part of the Company's business plan because it allows the Company to increase its loan origination and purchase volume, more efficiently service its Servicing Portfolio and reduce the risks associated with interest rate fluctuations. Since the Company's initial use of Securitization in 1992 and up through June 30, 1996, the Company has sold $826.8 million of loans through ten publicly underwritten and two privately placed Securitizations, all of which were rated "AAA/Aaa." For the quarter ended March 31, 1996 and for the year ended December 31, 1995, the Company Securitized $52.4 and $168.0 million or 69.2% and 69.8% of its loan origination and purchase volume, respectively, representing 68.1% and 75.4% of the Company's loan origination and sale revenue for those periods. The Company currently intends to complete quarterly Securitizations either in private placements or in public offerings.

  In a Securitization, the Company sells a pool of loans to a REMIC Trust in exchange for Residual Interests and Regular Interests. While the Company retains the Residual Interests, it immediately sells the Regular Interests and uses the proceeds to repay borrowings under the Warehouse Financing Facility to finance the pool of loans. The holders of the Regular Interests are entitled to receive scheduled principal collected on the pool of Securitized loans and interest at the pass-through interest rate on the certificate balance. The Residual Interests held by the Company represent the subordinated right to receive cash flows from the pool of Securitized loans after payment of the required amounts to the holders of the Regular Interests and the costs associated with the Securitization. See "Management's Discussion and Analysis of Results of Operations and Financial Condition--Certain Accounting Considerations" for a discussion of the Company's accounting treatment of the gain on sale of loans and other aspects of its Securitizations.

  To improve the level of profitability from the sale of Securitized loans, the Company arranges for credit enhancement to achieve an improved credit rating on the Regular Interests issued. This credit enhancement generally takes the form of an insurance policy, issued by a monoline insurance company, insuring the holders of the Regular Interests of timely payment of the scheduled pass-through interest and principal. In addition, the pooling and servicing agreements that govern the distribution of cash flows from the loan pool included in the REMIC Trusts typically require overcollateralization as an additional means of credit enhancement. Overcollateralization requires an initial deposit, the sale of loans at less than par or retention in the REMIC Trust of collections from the pool until a specified overcollateralization amount has been attained. This retention of excess cash flow creates a faster amortization of the scheduled balance of the Regular Interests than the amortization of the principal balance of the Securitized loan pool. The purpose of the overcollateralization is to provide a source of payment in the event of higher than anticipated credit loss. Losses resulting from defaults by borrowers on the payment of principal or interest on the loans in the Securitized pool will reduce the overcollateralization to the extent that funds are available and may result in a reduction in the value of the Residual Interests held by the Company. If payment defaults exceed the amount of overcollateralization and current excess cash flow, the insurance policy will pay any further losses experienced by holders of the Regular Interests in the related REMIC Trust. In the event of a shortfall, the insurance policy for such Securitization pays interest when due and all principal.

  Generally, the Company sells to the REMIC Trust, the loans at face value except when it sells loans at less than par for overcollateralization purposes and without recourse except that certain representations and warranties with respect to the loans are provided by the Company. The Company may be required either to repurchase or to replace loans that do not conform to such representations and warranties. To date, the Company has not been required under the pooling and servicing agreements to substitute or repurchase any loans sold in completed Securitizations.

  The Company retains the servicing rights to the loans it Securitizes. The Company also receives prepayment and other fees on Securitized loans.

  Interest Rate Risk Management

  The Company's profitability is in part determined by the difference, or "spread," between the effective rate of interest received on the loans originated or purchased by the Company and the interest rates payable under its Warehouse Financing Facility during the Warehousing Period or for Regular Interests issued in Securitizations. The spread can be adversely affected after a loan is originated or purchased and while it is held during the Warehousing Period by increases in the interest rate demanded by investors in Securitizations. In addition, because the loans originated or purchased by the Company have fixed and variable rates, the Company bears the risk of narrowing of the spread because of interest rate increases during the period from the date the loans are originated or purchased until the closing of the sale or Securitizations of such loans.

  The Company has implemented a hedging program designed to provide a level of protection against the impact of rapid changes in interest rates on the value of fixed rate loans from the time the Company commits to fund or purchase such loans to the date of their Securitization or sale. The Company does not hedge the interest rate risk associated with holding adjustable rate mortgages pending their sale or Securitization due to the decreased significance of such risk because the pass-through rates for Regular Interests related to the Company's adjustable rate mortgage pools are also adjustable although not necessarily in the same period.

  The Company's hedging program was initiated in 1994. During the first quarter of 1996, 1995 and 1994, hedging transactions were limited to selling short United States Treasury securities and prefunding loan originations in its Securitizations. United States Treasury securities are utilized by the Company due to the liquidity of the market for such securities and the high degree of correlation between such securities and the pass-through interest rates for Regular Interests in the Company's fixed rate mortgage pools. Prefunding accounts are structured in some of the Company's Securitizations from time to time. Prefunding allows the Company to deliver loans to a REMIC Trust after the date of its closing, allowing the Company to fix the relationship between the interest rates charged on loans and the pass-through rates for Regular Interests in the mortgage pools.

  The Company may from time to time utilize various financial instruments in its hedging activities. The nature and quantity of hedging transactions are determined by the Company's management based on various factors, including market conditions and the expected volume of mortgage loan originations and purchases. To decrease market risk, only highly liquid instruments are utilized in the Company's hedging activities. By their nature, however, all such instruments involve risk, and the maximum potential loss may exceed the value at which such instruments are carried. As is customary for these types of instruments, the Company does not require collateral or other security from counterparties to these instruments. The Company manages its credit exposure to counterparties through credit approvals, credit limits and other monitoring procedures.

  Wholesale Loan Sales

  Certain loans originated or purchased by the Company are not chosen for inclusion in a REMIC Trust. These loans may include loans with higher than acceptable loan-to-value ratios or loans that have unacceptable credit risk. The Company will originate these loans because it earns the origination fees and will sell such loans on a servicing released basis in order to avoid credit risk related to such loans. During the quarter endedMarch 31, 1996 and the year ended December 31, 1995, the Company sold $21.5 million and $51.5 million, or 28.4% and 21.4%, respectively, of its loan origination and purchase volume through loan sales in which servicing rights are transferred. The Company anticipates that it will continue to sell certain loans on a wholesale basis.

  Private Investor Sales

  Prior to 1992, the Company sold its loan origination volume to private investors. Since the Company's utilization of Securitization in 1992, its use of loan sales to private investors has declined. The Company has retained the servicing rights to the loans it has sold to private investors. The Company does not anticipate selling more than an insignificant amount of its loan origination or purchase volume to private investors in the future.

SERVICING

  The Company retains the right to service the loans it originates and purchases (other than loans sold through wholesale loan sales). Loan servicing includes collecting payments from borrowers, remitting payments to investors who have purchased the loans, investor reporting, accounting for principal and interest, contacting delinquent borrowers, conducting foreclosure proceedings and disposing of foreclosed properties. The Company's Servicing Portfolio includes 8,787 loans with an outstanding balance of $611.7 million as of March 31, 1996. The Company receives servicing fees ranging from .50% to 2.5% per annum for fixed rate loans and .50% to 1.0% per annum for adjustable rate loans, based upon the outstanding balance of the pool of loans in a REMIC Trust for its duties relating to the accounting for and collection of the loans. The Company currently services only Company originated or purchased loans and does not service outside loans. Revenue generated from loan servicing amounted to 15.1% of total revenues for the quarter ended March 31, 1996.

  The Company has recently installed a sophisticated computer-based loan servicing software that it believes enables it to provide effective and efficient processing of loans. The system, which is able to service fixed and adjustable rate loans, provides the Company with, among other things, payment-processing, cashiering, collection and reporting functions.

  The Company believes its aggressive collection practices contribute to the relatively low loss rates on its Servicing Portfolio. The following table illustrates the time line of the Company's collection practices, assuming (i) the loan is originated in California and (ii) a ten day grace period applies by contract or under applicable law:


 TIME                                                  EVENT
 ----                                                  -----
 1st day of the month                                  Borrower loan payments
                                                       due
 11th day of the month                                 Payment not received is
                                                       late
 13th day of the month                                 Notice of past due
                                                       payment mailed to
                                                       borrower
 20th day of the month                                 Foreclosure notice
                                                       mailed to borrower
 26th day of the month                                 Final notice mailed to
                                                       borrower
 42 days after due date                                File forwarded to
                                                       foreclosure department
                                                       which records notice of
                                                       default on 45th day of
                                                       delinquency
 After notice of default or similar notice is recorded Borrower informed of status and the Company's
                                                       reinstatement period
                                                       dates
 During the Company's reinstatement period             Pre-foreclosure
                                                       appraisal performed
 End of the Company's reinstatement period             Notice of sale recorded
                                                       and trustee's sale date
                                                       scheduled Property sold
                                                       to third party or
                                                       acquired on behalf of
                                                       the Company

  The borrower is contacted by telephone subsequent to recording the notice of default to inform the borrower of the situation and of the date that will permit a sale of the subject property by the trustee. If the borrower does not bring the loan current within the the Company's reinstatement period, a notice of sale is published and a trustee's sale date is scheduled. During this period of time, the Company performs a pre-foreclosure appraisal of the property to determine whether changes in the value of the property have occurred since the date of origination. If the loan is not reinstated, the property is either sold to a third party at the trustee's sale or acquired on behalf of the Company. The Company forecloses as quickly as state regulations allow. The Company contracts on a nationwide basis with an independent foreclosure service to facilitate the foreclosure process on properties located outside of California. For delinquent loans originated within California, the Company performs foreclosure procedures internally. Properties acquired by the Company ("REO") are managed by the Company with the objective of immediate refurbishment and sale.

  In other states, the Company's collection procedures described above may occur sooner or later depending upon state specific foreclosure regulations.

  In September 1993, the Company began originating adjustable rate loans. At that time, the Company contracted with a third party to sub-service all adjustable rate loan originations. Over the past year, the Company's acquisition of loan servicing software has enabled the Company to service adjustable rate loans and, as of October 1995, the Company terminated its sub-servicing contract with the third party. Effective February 1, 1996, the portion of the Company's loan portfolio previously sub-serviced was transferred to the Company.

  The Company's loan servicing software also allows the Company to track and maintain hazard insurance information. Periodic expiration reports list all policies scheduled to expire within 30 days. When policies lapse, a letter is issued advising the borrower of the lapse and that the Company will obtain force placed insurance at the borrower's expense. Additionally, the Company has a blanket insurance policy in place that provides coverage for the Company in the event that the Company fails to obtain force placed insurance in a timely manner upon expiration of the homeowner's policy.

  The following table provides data on delinquency experience and REO Properties for the Company's Servicing Portfolio.

                                                        AS OF
                            --------------------------------------------------------------
                             DECEMBER 31, 1994    DECEMBER 31, 1995      MARCH 31, 1996
                            -------------------- -------------------- --------------------
                             (DOLLARS    % OF     (DOLLARS    % OF     (DOLLARS    % OF
                                IN     SERVICING     IN     SERVICING     IN     SERVICING
                            THOUSANDS) PORTFOLIO THOUSANDS) PORTFOLIO THOUSANDS) PORTFOLIO
                            ---------- --------- ---------- --------- ---------- ---------
   Servicing Portfolio.....  $555,685   100.00%   $613,791   100.00%   $611,718   100.00%
                             --------   ------    --------   ------    --------   ------
   30-59 days delinquent...  $  6,084      1.1%   $  8,339      1.4%   $ 11,800      1.9%
   60-89 days delinquent...     4,471      0.8       6,538      1.0       5,166      0.8
   90 days or more             13,589      2.4      21,002      3.4      21,800      3.6
    delinquent.............  --------   ------    --------   ------    --------   ------
   Total delinquencies.....  $ 24,144      4.3%   $ 35,879      5.8%   $ 38,766      6.3%
   REO (1).................  $  3,386      0.6%   $  7,854      1.3%   $  8,677      1.4%

- --------

(1) Includes REO of the Company as well as REO of the REMIC Trusts and serviced by the Company; however, excludes private investor REO not serviced by the Company.

  The following table provides data on loan loss experience on the Company's loans (in thousands).

                         FOR THE YEAR ENDED FOR THE YEAR ENDED   FOR THE QUARTER
                         DECEMBER 31, 1994  DECEMBER 31, 1995  ENDED MARCH 31, 1996
                         ------------------ ------------------ --------------------
Average Servicing
 Portfolio balance
 outstanding (1)              $470,628           $584,738            $612,755
Net losses (2)..........            44                169                 465
As a percent of average
 Servicing Portfolio
 balance outstanding....           .01%               .03%                .08%

- --------
(1) Average Servicing Portfolio balance equals the average of the Servicing Portfolio balance at the beginning and ending period.

(2) Net losses means actual net losses realized with respect to the disposition of the REO.

 Foreclosure

  Regulation and practices in the United States regarding the liquidation of properties (e.g., foreclosure) and the rights of the mortgagor in default vary greatly from state to state. Loans originated by the Company are secured by mortgages, deeds of trust, trust deeds, security deeds or deeds to secure debt, depending upon the prevailing practice in the state in which the property securing the loan is located. Depending on local law, foreclosure is effected by judicial action and/or non-judicial sale, and is subject to various notice and filing requirements. If foreclosure is effected by judicial action, the foreclosure proceedings may take several months.

  In general, the borrower, or any person having a junior encumbrance on the real estate, may cure a monetary default by paying the entire amount in arrears plus other designated costs and expenses incurred in enforcing the obligation during a statutorily prescribed reinstatement period. Generally, state law controls the amount of foreclosure expenses and costs, including attorneys' fees, which may be recovered by a lender.

  There are a number of restrictions that may limit the Company's ability to foreclose on a property. A lender may not foreclose on the property securing a junior mortgage loan unless it forecloses subject to each senior mortgage, in which case the junior lender or purchaser at such a foreclosure sale will take title to the property subject to the lien securing the amount due on the senior mortgage. Moreover, if a borrower has filed for bankruptcy protection, a lender may be stayed from exercising its foreclosure rights. Also, certain states provide a homestead exemption that may restrict the ability of a lender to foreclose on residential property. In such states, the Company requires the borrower to waive his or her right of homestead. Such waivers of homestead rights may not be enforceable in certain states.

  Although foreclosure sales are typically public sales, frequently no third party purchaser bids in excess of the amount of the lender's lien. Such a lack of bidding is due to several factors, including the difficulty of determining the exact status of title to the property, the possible deterioration of the property during the foreclosure proceedings and the requirement that the purchaser pay for the property in cash or by cashier's check. Thus, the foreclosing lender often purchases the property from the trustee or referee for an amount equal to the principal amount outstanding under the loan, accrued and unpaid interest and the expenses of foreclosure. Depending upon market conditions, the proceeds of the subsequent resale by the Company may not be adequate to cover the Company's investment in the property. If, after determining that purchasing a property securing a loan will minimize the loss associated with the defaulted loan, the Company may bid at the foreclosure sale for such property or accept a deed in lieu of foreclosure.

  Prior to a foreclosure, the Company performs a foreclosure analysis with respect to the mortgaged property to determine the value of the mortgaged property and the bid that the Company will make at the foreclosure sale. This is based on (i) a current valuation of the property obtained through a drive-by appraisal conducted by an appraiser, (ii) an estimate of the sales price of the mortgaged property, (iii) an evaluation of the amount owed, if any, to a senior mortgagee and for real estate taxes and (iv) an analysis of marketing time, required repairs and other costs, such as real estate broker fees, that will be incurred in connection with the foreclosure sale.

  All foreclosures (except California) are managed by independent contractors located in the same state as the mortgaged property. Bankruptcies filed by borrowers are managed by local counsel retained by the Company for loans originated in California. For those loans originated outside California, bankruptcies filed by borrowers are managed by appropriate local counsel who are required to provide monthly reports on each loan file.

CURRENT MARKETS AND EXPANSION PLANS

 Current Markets

  The Company is licensed or registered to originate loans in twelve states through its 19 retail branch offices. The Company believes that its strategy of originating loans through an extensive retail branch office network represents the most profitable loan origination strategy due to the significant level of loan origination fees earned by the Company. Additionally, such a strategy allows the Company to maintain its underwriting quality standards when compared to competitors using independent mortgage brokers. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  Although the Company is licensed to originate loans in twelve states, it has historically concentrated its business in California. While this concentration has declined, California remains a significant part of the Company's business and has contributed 44.0% and 43.0% of the Company's total loan originations and purchases for the quarter ended March 31, 1996 and year ended December 31, 1995, respectively. Six of the retail branch offices are in California's major metropolitan areas. Expansion outside California began in late 1994. The number of retail branch offices within California has declined from a historical high of 11 in 1992 to six at June 30, 1996.

  The following table shows the geographic distribution of the Company's loan originations and purchases for the periods indicated.

          GEOGRAPHIC DISTRIBUTION OF LOAN ORIGINATIONS AND PURCHASES

                            YEAR ENDED DECEMBER 31,   QUARTER ENDED MARCH 31,
                            -----------------------   -----------------------
                               1994         1995         1995         1996
                            -----------  -----------  -----------  -----------
      States
        California.........        94.3%        43.0%        51.0%        44.0%
        Illinois...........         --          14.1          8.7         14.7
        Washington.........         3.4         14.9         23.1         11.3
        Florida............         0.1          8.1          0.4          8.2
        Colorado...........         0.4          6.7          6.6          5.4
        Oregon.............         0.2          5.9          5.2          6.1
        Utah...............         --           2.5          0.1          4.9
        Arizona............         0.1          1.7          --           2.8
        Georgia............         0.2          2.7          3.6          1.7
        Others.............         1.3          0.4          1.3          0.9
                            -----------  -----------  -----------  -----------
          Total: ..........       100.0%       100.0%       100.0%       100.0%
                            ===========  ===========  ===========  ===========

 Nationwide and International Geographic Expansion

  The Company intends to expand its existing retail branch network in selected states on a nationwide basis. The Company currently plans to open at least four new retail branches per year. The Company has also recently organized a subsidiary under the laws of the United Kingdom to pursue retail originations and wholesale purchases in the United Kingdom. The Company's expansion strategy involves (i) identifying areas with demographic statistics that are comparable to existing markets where the Company has been successful in originating loans, (ii) understanding each new market's regulatory requirements and tailoring the Company's loan programs and practices to comply with such requirements and (iii) identifying and training branch managers and loan officers for each new retail branch office.

  The Company believes that its products and services are best suited for those housing markets with home values near the national averages. After identifying a potential new market, the Company contracts with regional or national companies to gather publicly available information with respect to such market and to integrate such information with the Company's proprietary marketing methodology. These companies produce a list of Targeted Homeowners that the Company believes, based on its historic customer profile, are more likely to utilize the Company's products and services and satisfy the Company's underwriting guidelines than the average homeowner. The Company then focuses its marketing efforts in the new market on the Targeted Homeowners identified on the list.

  The Company has generally entered short term leases for the offices and purchased the equipment and materials necessary to start a new retail branch. The Company has usually recruited and hired the personnel required to staff the retail branch office from the new market. Managers of new branches are generally managers of existing branches or loan officers promoted from existing retail branch offices. Personnel from headquarters or individuals with previous experience at the Company's branches spend some time at the new branch training the new personnel. The Company plans to continue these practices in any future expansion.



COMPETITION

  As a consumer finance company, the Company faces intense competition. Traditional competitors in the financial services business include other mortgage banking companies, mortgage brokers, commercial banks, credit unions, thrift institutions, credit card issuers and finance companies. Many of these competitors in the consumer finance business are substantially larger and have considerably greater financial, technical and marketing resources than the Company. Competition can take many forms including convenience in obtaining a loan, customer service, marketing and distribution channels, amount and term of the loan, loan origination fees, and interest rates. In addition, the current level of gains realized by the Company and its existing competitors on the sale of loans could attract additional competitors into this market with the possible effect of lowering gains on future loan sales owing to increased loan origination competition.

  The Company believes that it is able to compete on the basis of providing prompt and responsive service, consistent underwriting and competitive loan programs to borrowers whose needs are not met by Conventional Leading Institutions.

REGULATION

  The Company's business is subject to extensive regulation at both the Federal and state level. Regulated matters include loan origination, credit activities, maximum interest rates and finance and other charges, disclosure to customers, the terms of secured transactions, the collection, repossession and claims handling procedures utilized by the Company, multiple qualification and licensing requirements for doing business in various jurisdictions and other trade practices.

  TRUTH IN LENDING. The Truth in Lending Act ("TILA") and Regulation Z promulgated thereunder contain certain disclosure requirements designed to provide consumers with uniform, understandable information with respect to the terms and conditions of loans and credit transactions in order to give them the ability to compare credit terms. TILA also guarantees consumers a three day right to cancel certain credit transactions including loans of the type originated by the Company. Management of the Company believes that it is in compliance with TILA in all material respects. If the Company were found not to be in compliance with TILA, aggrieved borrowers could have the right to rescind their loans and to demand, among other things, the return of finance charges and fees paid to the Company.

  In September 1994, the Riegle Act was enacted. Among other things, the Riegle Act makes certain amendments to TILA (the "TILA Amendments"). The TILA Amendments generally apply to mortgage loans (other than mortgage loans to finance the acquisition or initial construction of a dwelling) with (i) total loan origination fees and other fees upon origination in excess of the greater of eight percent of the total loan amount or a certain dollar amount (currently $400) or (ii) an annual percentage rate of more than ten percentage points higher than comparably maturing U.S. treasury securities ("Covered Loans"). The Company estimates that substantially all of the loans currently originated or purchased by the Company are Covered Loans.

  The TILA Amendments impose additional disclosure requirements on lenders originating Covered Loans and prohibit lenders from engaging in a pattern or practice of originating Covered Loans that are underwritten solely on the basis of the borrower's home equity without regard to the borrower's ability to repay the loan. As the Riegle Act became effective on October 1, 1995, the Company believes that only a small portion of loans originated in fiscal year 1995 are of the type that, unless modified, are prohibited by the TILA Amendments. The Company will apply to all Covered Loans underwriting criteria that take into consideration the borrower's ability to repay.

  The TILA Amendments also prohibit lenders from including prepayment fee clauses in Covered Loans to borrowers with a monthly debt-to-income ratio in excess of 50% or Covered Loans used to refinance existing loans originated by the same lender or an affiliate of such lender. The Company reported $3.2 million, $3.1 million and $2.6 million in prepayment fee revenue in fiscal year 1995, 1994 and 1993, respectively. The Company will continue to collect prepayment fees on loans originated prior to the October 1995 effectiveness of the TILA Amendments and on non-Covered Loans as well as on Covered Loans in permitted circumstances. Because compliance with the TILA Amendments was not required until October 1995, the level of prepayment fee revenue is unlikely to be substantially affected in fiscal year 1996, but the level of prepayment fee revenue may decline in future years. The TILA Amendments impose other restrictions on Covered Loans, including restrictions on balloon payments and negative amortization features, which the Company does not believe will have a material impact on its operations.

  OTHER LENDING LAWS. The Company is also required to comply with the Equal Credit Opportunity Act of 1974, as amended ("ECOA"), which prohibits creditors from discriminating against applicants on certain prohibited bases, including race, color, religion, national origin, sex, age or marital status. Regulation B promulgated under ECOA restricts creditors from obtaining certain types of information from loan applicants. Among other things, it also requires certain disclosures by the lender regarding consumer rights and requires lenders to advise applicants of the reasons for any credit denial. In instances where the applicant is denied credit or the rate or charge for loans increases as a result of information obtained from a consumer credit agency, another statute, the Fair Credit Reporting Act of 1970, as amended, requires lenders to supply the applicant with the name and address of the reporting agency. In addition, the Company is subject to the Fair Housing Act and regulations thereunder, which broadly prohibit certain discriminatory practices in connection with the Company's business. The Company is also subject to the Real Estate Settlement Procedures Act of 1974, as amended, and the Home Mortgage Disclosure Act.

  In addition, the Company is subject to various other Federal and state laws, rules and regulations governing, among other things, the licensing of, and procedures that must be followed by, mortgage lenders and servicers, and disclosures that must be made to consumer borrowers. Failure to comply with such laws, as well as with the laws described above, may result in civil and criminal liability.

  INSURANCE REGULATORY LAWS. As a condition to funding of its loans, the Company requires each borrower to obtain and maintain in force a policy of insurance providing coverage for improvements on any real property securing the borrower's loan. If the borrower fails to provide such coverage prior to closing of the borrower's loan or if the borrower's coverage is subsequently cancelled or nonrenewed at any time during the loan period and the borrower fails to obtain new coverage, the Company will provide coverage on the borrower's behalf under policies insuring the Company's interest in the collateral. Such practice is commonly referred to a "forced placement" of insurance. The Company receives a fee in connection with its placement of such insurance in California, which activity is not required to be licensed. Historically, the Company also received a fee in connection with the placement of such insurance outside California. While the Company does not believe that it was required to be licensed in connection with such activity, a state insurance regulator or a court could take a different interpretation.

  Insurance which is force placed is subject to regulation under TILA, the National Flood Insurance Act, and state insurance regulatory and lender statutes. Such laws and regulations generally impose disclosure and notice requirements which must be satisfied prior to forced placement of coverage, limitations on the amount of coverage that a lender may obtain to protect its interest in the collateral and restrictions on fees and charges that the Company may assess in connection with such insurance.

  In addition, in the state of California only, the Company provides insurance agency services with respect to credit life insurance and credit disability insurance. The Company's sale of these insurance products in California is subject to statutes and regulations in that state applicable to insurance producers.

  Failure to comply with any of the foregoing federal and state laws and regulations could result in the imposition of civil penalties on the Company, class action lawsuits and administrative enforcement actions.

  UNITED KINGDOM REGULATIONS. A portion of the Company's mortgage banking business in the United Kingdom is subject to regulations promulgated under the United Kingdom Consumer Credit Act 1974 (the "CCA") applicable to loans made to individuals or partnerships with principal balances of (Pounds)15,000 or less. Loans with principal balances in excess of (Pounds)15,000 are not currently regulated within the United Kingdom. The CCA and regulations promulgated thereunder, among other things, impose licensing obligations on the Company's English subsidiaries, set down certain requirements relating to the form, content, legibility, execution and delivery of loan documents, restrict communication with the borrower prior to completion of a transaction, require information and notice of enforcement to be given to the borrower, require rebates to the borrower on early settlement and create a cause of action for "extortionate credit bargains." A license is required to service loans in the United Kingdom irrespective of the size of the loan. Failure to comply with the requirements of these rules and regulations can result in the revocation or suspension of the license to do business and render the mortgage unenforceable in the absence of a court order.

  The Company's planned operations in the United Kingdom will involve loans with principal balances in excess of (Pounds)15,000 and will therefore be largely unregulated.

ENVIRONMENTAL MATTERS

  To date, the Company has not been required to perform any investigation or clean up activities, nor has it been subject to any environmental claims. There can be no assurance, however, that this will remain the case in the future.

  In the course of its business, the Company has acquired and may acquire in the future properties securing loans that are in default. Although the Company primarily lends to owners of residential properties, there is a risk that the Company could be required to investigate and clean up hazardous or toxic substances or chemical releases at such properties after acquisition by the Company, and may be held liable to a governmental entity or to third parties for property damage, personal injury and investigation and cleanup costs incurred by such parties in connection with the contamination. In addition, the owner or former owners of a contaminated site may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from such property.

EMPLOYEES

  As of May 31, 1996, the Company had a total of 322 employees. The Company has 186 employees working at its corporate headquarters. None of the Company employees are covered by a collective bargaining agreement. The Company considers its relations with its employees to be good.

PROPERTIES

  The Company's corporate headquarters are located at 17305 Von Karman Avenue, Irvine, California 92714-6203, where the Company leases from a partnership beneficially owned by Brian and Sarah Chisick approximately 40,000 square feet of office space. See "Certain Transactions--Lease of Corporate Headquarters." The lease expires on January 31, 2003, and the Company has an option to renew the lease for five years. The Company also leases office space for its 19 retail branch offices in 12 states. The average size of these retail branch offices is approximately 1,700 square feet, with an annual average base rent of approximately $32,000. The Company believes its facilities are both suitable and adequate for the current business activities conducted at its corporate headquarters and at its existing retail branch offices.

LEGAL PROCEEDINGS

  The Company is a party to various routine legal proceedings arising out of the ordinary course of its business. Management believes that none of these actions, individually or in the aggregate, will have a material adverse affect on the results of operations or financial condition of the Company.

  In December 1989, Edward and Rosa Dunning filed on behalf of certain borrowers a class action suit related to the origination of loans by the Company. The suit was filed in the Superior Court of California in the County of Alameda. The plaintiffs alleged that disclosure statements given to them by the Company were insufficient under the Truth-in-Lending Act. Plaintiffs sought declaratory and injunctive relief as well as monetary damages. The Company, in order to avoid the cost of continued litigation and without admitting to any wrong-doing, agreed to settle the case in December 1994. The terms of the settlement provide cash distributions to the plaintiffs in the amount of $6,850,000, which is to be paid out over a three-year period and secured by a pledge of cash collateral. As of March 31, 1996, remaining future payments to plaintiffs totaled approximately $1,833,000.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  The Board of Directors is divided into three classes: Class I, Class II and Class III. After his or her initial term, each director serves for a term ending following the third annual meeting following the annual meeting at which such director is elected and until his or her successor is elected. The terms of office of directors in Class I, Class II and Class III end after the annual meetings of stockholders of the Company in 1997, 1998 and 1999, respectively. The following table sets forth the name, age and position with the Company of each person who is an executive officer or director of the Company.

                  NAME                  AGE  POSITIONS WITH THE COMPANY   CLASS
                  ----                  ---  --------------------------   -----
 Brian Chisick.........................  57 President, Chief Executive
                                            Officer and Director            II
 Sarah Chisick.........................  55 Vice President and Director     II
 Jeffrey W. Smith......................  34 Executive Vice President,
                                             Sales and Marketing
                                             and Future Director             I
 Mark K. Mason.........................  37 Executive Vice President,
                                             Chief Financial Officer
                                             and Future Director             I
 Randall K. McPhillips.................  38 Vice President, Portfolio
                                            Refinancing Operations
 John M. Michel........................  37 Vice President, Finance
 Peggy A. Tom..........................  54 Vice President,
                                             Foreclosure, Legal and
                                             Collections
 Bruce Bollong.........................  48 Vice-President,
                                             Administration
 Patricia G. Sullivan..................  50 Vice President, Staff
                                            Development
 Catalina Alvarez......................  44 Vice President, Processing
                                             and Disbursement
 Beverly Allen.........................  43 Vice President, Loan
                                            Servicing
 Merrill Butler........................  71 Future Director                III
 George Gibbs, Jr. ....................  65 Future Director                III
 Albert L. Lord........................  50 Future Director                III

  Each individual named as a Future Director in the foregoing table has been elected as a Director of the Company effective upon the completion of the Public Offering and has consented to be named as such.

  The name and business experience during the past five years of each director and executive officer of the Company are described below.

  Brian Chisick has been the Chairman of the Board, Chief Executive Officer and President of the Company since its founding in 1971. Mr. Chisick has held a real estate broker's license since 1971. In 1985, Mr. Chisick was Vice President of the Mortgage Brokers Institute, a statewide trade association of over 120 mortgage brokers and served as a member of the legislative committee of the Mortgage Brokers Institute.

  Sarah Chisick has been Vice President and a Director of the Company since 1971. Her duties have in the past included projects in the loan servicing, foreclosure, marketing and investment departments. She is not currently involved in the day to day operations of the Company.

  Jeffrey W. Smith has been Executive Vice President, Sales and Marketing, of the Company since 1995. From 1984 to 1995, Mr. Smith held various positions in the Company including, Assistant Director of Marketing, Director of Marketing and Vice President of Marketing. Mr. Smith has agreed to become a Director of the Company immediately prior to the completion of the Public Offering.

  Mark K. Mason, a certified public accountant, has been Executive Vice President and Chief Financial Officer of the Company since November 1995. From 1994 to 1995, Mr. Mason was Executive Vice President and Chief Financial Officer of Fidelity Federal Bank, a Federal Savings Bank, where he remains a member of the Board of Directors. From 1993 to 1994, Mr. Mason was a Senior Manager with the international accounting firm of Deloitte & Touche LLP. From 1990 to 1993, Mr. Mason was Executive Vice President and Chief

Financial Officer of the Eadington Companies. Mr. Mason has agreed to become a Director of the Company immediately prior to the completion of the Public Offering.

  Randall K. McPhillips has been with the Company since 1982. Mr. McPhillips has worked as a Loan Officer, Branch Manager, Regional Sales Manager, and became a Vice President in 1987. Currently, Mr. McPhillips is responsible for the Portfolio Refinancing Operations of the Company.

  John M. Michel, a certified public accountant, has been Vice President, Finance of the Company since April 1996. From 1995 to April 1996, Mr. Michel was Senior Vice President and Director of Corporate Planning for Fidelity Federal Bank. From 1989 to 1995, he was Vice President of Finance and Accounting for Akins Companies, a diversified company in the residential property development business.

  Peggy A. Tom has been Vice President of the Foreclosure, Legal and Collections departments of the Company since 1982. From 1982 to 1996, Ms. Tom was a Director of the Company.

  Bruce Bollong has been Vice President, Administration of the Company since 1995. From 1985 to 1995, Mr. Bollong was Vice President, Finance of the Company.

  Patricia G. Sullivan has been Vice President, Staff Development since September 1993. From 1990 to 1993, Ms. Sullivan was the Company's Sales Manager.

  Catalina Alvarez has been Vice President, Processing and Disbursement, of the Company, since 1993. From 1982 to 1993, Ms. Alvarez was manager of the Company's Processing and Disbursement Department.

  Beverly Allen has been Vice President, Loan Servicing of the Company since 1993. From 1976 to 1993, Ms. Allen was Manager, Loan Servicing.

  The following future directors, Merrill Butler, George Gibbs, Jr. and Albert
L. Lord, are not affiliated with the Company.

  Merrill Butler has agreed to become a Director of the Company immediately prior to the completion of the Public Offering. Mr. Butler formed Merrill Butler, Inc., in 1983 to consult with savings and loans on real estate matters. During 1995, Mr. Butler served on the Volunteer Executive Team organized to advise Orange County, California after the County had declared bankruptcy. Mr. Butler was a co-creator of the Butler Popejoy Group, a general partnership, which, from 1992 to 1994, capitalized home builders with equity funds to develop entry level housing projects. Mr. Butler served from 1986 to 1989 as the President, Chief Executive Officer, and, in 1988, as the Chairman of the American Real Estate Group. From 1955 to 1983, Mr. Butler was President of his own home building and development companies, which developed 12,500 homes, apartments, etc., in Southern California and Arizona. Mr. Butler is also a past director of the Federal National Mortgage Association (Fannie Mae) and a former member of both the Advisory Committee of the Federal Home Loan Mortgage Corporation (Freddie Mac) and the Federal Savings & Loan Advisory Council to the Federal Home Loan Bank Board. Mr. Butler was also a United States delegate to the United Nations for the European Economic Commission on Housing. Mr. Butler has previously served on the Boards of Directors of Financial Corporation of America, American Savings and Loan, The Commodore Corporation, Far Western Bank, National Association of Home Builders and the Building Industry Association of Southern California.

  George Gibbs, Jr. has agreed to become a Director of the Company immediately prior to the completion of the Public Offering. Mr. Gibbs has been Principal and Senior Vice President of Johnson & Higgins since 1987. Mr. Gibbs has been a director of Fidelity Federal Bank, a Federal Savings Bank, since August 1994. Mr. Gibbs is a past Vice President and Executive Committee member of the Los Angeles Chamber of Commerce.

  Albert L. Lord has agreed to become a Director of the Company immediately prior to the completion of the Public Offering. Since January 1994, Mr. Lord has been the President of LCL, Ltd., a financial consulting and equity investment management company. From October 1981 to January 1994, Mr. Lord was Chief Operating Officer and Executive Vice President for the Student Loan Marketing Association (Sallie Mae).

COMMITTEES OF THE BOARD OF DIRECTORS

  Audit Committee. Promptly following the closing of the Public Offering, the Board of Directors will establish an audit committee (the "Audit Committee"). The Audit Committee, among other things, will make recommendations to the Board concerning the engagement of independent public accountants; monitor and review the quality and activities of the Company's internal audit function and those of its independent accountants; and monitor the adequacy of the Company's operating and internal controls as reported by management and the independent or internal auditors. The members of the Audit Committee are anticipated to be Messrs. Lord, Gibbs and Smith.

  Compensation Committee. Promptly following the closing of the Public Offering, the Board of Directors will establish a compensation committee (the "Compensation Committee"). The Compensation Committee, among other things, will review salaries, benefits and other compensation, excluding stock based compensation, of Directors, officers and other employees of the Company and make recommendations to the Board. The members of the Compensation Committee are anticipated to be Messrs. Gibbs, Butler and Chisick. Mr. Chisick will not vote on any matters affecting his or Mrs. Chisick's compensation.

  Stock Incentive Committee. Promptly following the closing of the Public Offering, the Board of Directors will establish a stock incentive committee (the "Stock Incentive Committee"). The Stock Incentive Committee will be authorized to make stock based compensation grants under a stock incentive plan to be adopted (See "Management--1996 Stock Incentive Plan"). The members of the Stock Incentive Committee are anticipated to be Mr. and Mrs. Chisick. Except for grants that are approved by a majority of the disinterested members of the Compensation Committee, no member of the Stock Incentive Committee will be eligible to participate in the Stock Incentive Plan.

NON-EMPLOYEE DIRECTORS COMPENSATION

  Non-employee directors of the Company receive an annual retainer of $15,000, a committee chair retainer of $1,500, a meeting fee of $1,000 and are reimbursed for reasonable expenses incurred in connection with attendance at Board of Directors' meetings or committee meetings. A meeting fee of $500 will be paid to non-employee directors for telephonic meetings of 30 minutes or less. Immediately prior to the effective date of the Registration Statement of which this Prospectus constitutes a part, the Company intends to grant options to its non-employee directors under the 1996 Stock Incentive Plan to purchase an aggregate of 112,500 shares of Class A Common Stock at an exercise price equal to the offering price. See "Management--1996 Stock Incentive Plan."

EXECUTIVE COMPENSATION

 Summary Compensation Table

  The following table sets forth information concerning the annual and long-term compensation earned by the Company's chief executive officer and each of the four other most highly compensated executive officers whose annual salary and bonus during the fiscal years presented exceeded $100,000 (the "Named Executive Officers").

                              ANNUAL COMPENSATION

                                                     FISCAL
              NAME AND PRINCIPAL POSITION             YEAR   SALARY    BONUS
              ---------------------------            ------ -------- ----------
   Brian Chisick....................................  1995  $288,000 $  500,000
    President & CEO                                   1994   288,000        --
                                                      1993   288,000  3,000,000
   Randall K. McPhillips............................  1995   332,118     10,000
    Vice President, Portfolio Refinancing             1994   373,920    110,000
                                                      1993   245,536     50,000
   Jeffrey W. Smith.................................  1995   167,259     30,000
    Executive Vice President, Marketing               1994   155,780     45,000
                                                      1993   122,984     20,000
   Patricia G. Sullivan.............................  1995   166,232     10,000
    Vice President, Staff Development                 1994   166,232     20,000
                                                      1993   157,003     26,000
   Bruce E. Bollong.................................  1995   120,083     10,000
    Vice President, Administration                    1994   133,356     20,000
                                                      1993   109,808     20,000

- --------

 Employment Agreements

 Chisick Agreement

  The Company has entered into an employment agreement with Mr. Chisick providing for an initial term of three years, subject to automatic three-year renewal unless either party provides notice of an intention not to renew. Under this Agreement, Mr. Chisick will receive an annual salary of $395,000, subject to annual increases (but not decreases) and bonuses as may be determined by the Board of Directors, as well as certain other benefits including medical, insurance, death and disability benefits, use of an automobile and reimbursement of employment related expenses.


 Mason Agreement

  The Company has entered into an employment agreement with Mr. Mason. The employment agreement provides for an indefinite employment term beginning on October 1, 1995. The Company or Mr. Mason may terminate the employment agreement at any time. Under the terms of the employment agreement, Mr. Mason is entitled to receive an annual salary of at least $240,000, subject to annual increases (but not decreases) as determined by the Board of Directors. Pursuant to the employment agreement Mr. Mason was granted, on May 3, 1996, 107,500 shares of Class B Common Stock under the Company's Stock Incentive Plan (after giving effect to a May 1996 stock split), representing 1% of the total issued and outstanding shares of Class B Common Stock, subject to vesting. Approximately 24% of these shares will vest upon the closing of the Public Offering and the remaining shares, to the extent not vested, will vest in 20% increments over 5 years beginning October 1, 1995 (subject to acceleration upon certain conditions). In the event that Mr. Mason's vested shares of Class B Common Stock are not freely tradeable under applicable Federal and state securities laws, Mr. Mason is entitled to sell such vested shares of Class B Common Stock to the Company for the fair value of such stock at that time. Additionally, in the event that vested shares are not publicly traded at the termination date of the agreement, the Company has a right of first refusal to purchase such shares for the fair value of such stock at that time.

1996 STOCK INCENTIVE PLAN

  The Company has established a stock incentive plan (the "Stock Incentive Plan") to enable directors, executive officers, independent contractors and other key employees of the Company, to participate in the ownership of the Company. The Stock Incentive Plan covers 750,000 shares of Class A Common Stock. The initial issuance under the Stock Incentive Plan consisted of 107,500 shares of Class B Common Stock issued to Mark K. Mason. See "Management--Executive Compensation--Mason Employment Agreement." Immediately prior to the effectiveness of the Registration Statement of which this Prospectus constitutes a part, the Company intends to grant options to acquire an aggregate of 510,000 shares of Class A Common Stock. These options will vest 25% six months from the date of grant and 25% each year thereafter until fully vested and expire on the earlier of ten years from the date of grant or 90 days after a holder's termination of service. The Stock Incentive Plan is designed to attract and retain directors, executive officers, independent contractors and other key employees of the Company. The Stock Incentive Plan provides for the award to eligible employees of the Company of a broad variety of stock-based compensation alternatives such as non-qualified stock options, incentive stock options, restricted stock and performance awards.

  The Stock Incentive Plan will be administered by the Stock Incentive Committee, which is authorized to select from among the eligible participants the individuals to whom options, restricted stock purchase rights and performance awards are to be granted and to determine the number of shares to be subject thereto and the terms and conditions thereof. The Stock Incentive Committee is also authorized to adopt, amend and rescind the rules relating to the administration of the Stock Incentive Plan. Except for grants that are approved by a majority of the disinterested members of the Compensation Committee, no member of the Stock Incentive Committee will be eligible to participate in the Stock Incentive Plan.

  Non-qualified stock options granted to the employee directors, officers and employees will provide for the right to purchase shares of Class A Common Stock at a specified price which may be less than fair market value on the date of grant, and usually will become exercisable in installments after the grant date. Non-qualified stock options may be granted to employee directors, officers, employees and consultants for any reasonable term.

  Incentive stock options will be designed to comply with the provisions of the Code and will be subject to restrictions contained in the Code, including a requirement that exercise prices are equal to at least 100% of fair market value of the shares of Class A Common Stock on the grant date and a ten-year restriction on the option term, but may be subsequently modified to disqualify them from treatment as incentive stock options. Under the Stock Incentive Plan and the Code, non-employee directors are not permitted to receive incentive stock options.

                             CERTAIN TRANSACTIONS

LEASE OF CORPORATE HEADQUARTERS

  The Company leases approximately 40,000 square feet of office space for its corporate headquarters from MJB Associates, a California limited partnership of which Borgi-Hesis, Inc. is the general partner. Brian Chisick is the President of Borgi-Hesis, Inc., and Brian and Sarah Chisick are the beneficial owners of Borgi-Hesis, Inc. The lease agreement provides for an aggregate annual rent payment in 1996 of approximately $464,000. The term of the lease expires on January 31, 2003, at which time the Company has an option to renew the lease for additional period of five years.

STOCKHOLDER NOTES

  During 1995, the Company paid $223,000 in interest payments to Brian and Sarah Chisick, under the terms of a note with a principal amount of $4.5 million. The interest rate on such note was 10% per annum. Such note was paid in full in 1995.

  In addition, the Company borrowed $1.5 million from Brian and Sarah Chisick on January 30, 1996. The note evidencing this debt, which was repaid in full in May 1996, had an interest rate of 10% per annum.

  The Company has from time to time borrowed from affiliates to fund certain distributions to shareholders, however, the Company does not intend to borrow from its affiliates in the future.

TRANSACTIONS WITH NATIONSCAPITAL MORTGAGE CORPORATION AND COAST SECURITY MORTGAGE, INC.

  Primarily to increase the volume of its Securitizations, the Company purchases loans originated by certain brokers that are controlled by the sons of Brian and Sarah Chisick.

  Pursuant to an agreement between the Company and Nationscapital Mortgage Corporation ("Nationscapital"), the Company purchased on a servicing released basis, $215,000 of loans from Nationscapital during 1995. Jamie Chisick and Brad Chisick are the President and majority shareholder, and the Vice President and minority shareholder, of Nationscapital, respectively, and the sons of Brian and Sarah Chisick.

  Pursuant to an agreement between the Company and Coast Security Mortgage Inc. ("Coast Security"), the Company purchased on a servicing released basis, $9.8 million of loans from Coast Security during 1995. Mark Chisick and Brad Chisick are the President and majority shareholder, and the Vice President and a minority shareholder, of Coast Security, respectively, and the sons of Brian and Sarah Chisick.

  The Company's purchases of the loans originated by Nationscapital and Coast Security are documented by agreements similar to those entered into with unaffiliated entities. In the future, the Company intends to purchase from such related parties only loans that meet the Company's criteria for Securitization. Certain deferred premiums on such loans remain payable by the Company to Nationscapital and Coast Security and will become due upon the Securitization by the Company of such loans.

  Coast Security's outstanding balance pursuant to a line of credit with the Company was $335,000 and $525,000 at March 31, 1996 and December 31, 1995 respectively. The line of credit bears an interest rate of 10.0% per annum. The line of credit was terminated on June 30, 1996.

  During the 1996 quarter and the 1995 year, the Company received fees of $72,000 and $234,000 from Nationscapital and $72,000 and $481,000 from Coast Security, respectively, from the sale of marketing lists. The fees, which were consistent with those charged to unaffiliated third-parties, reflected payments to the Company for customer lists developed by the Company in its marketing efforts but with respect to which the potential customers did not fit the Company's lending criteria or the Company had not been able to originate loans. Nationscapital and Coast Security may utilize this information and originate loans, and, if such loans satisfy the Company's underwriting guidelines, the Company may purchase such loans.

SERVICING OF CERTAIN LOANS

  During 1995, the Company serviced mortgage loans for certain related parties for which no service fees were charged. At March 31, 1996, the outstanding balances of such loans serviced on behalf of Brian Chisick, Brad Chisick, Mark Chisick, Jamie Chisick and Randall K. McPhillips were $7.2 million, $716,000, $311,000, $345,000 and $145,000, respectively. Brad, Mark and Jamie Chisick are the sons of Brian and Sarah Chisick. Due to the related party nature of this servicing, upon the completion of the Public Offering, the Company will charge such related parties servicing fees consistent with the servicing fees charged by third parties for such services.

OTHER TRANSACTIONS

  During 1995, the Company purchased on a servicing released basis, $15.1 million of loans from a subsidiary of First Alliance Securities Corporation, a company wholly owned by Brian and Sarah Chisick. These affiliate purchases were made pursuant to written agreements similar to those entered into with unaffiliated entities. The Company ceased purchasing loans from this entity in May 1995 due to the permanent cessation of lending operation by First Alliance Securities Corporation and that subsidiary.

  The Company paid $76,000 during 1995 to Orange Coast Computer Services as reimbursement for expenses advanced on behalf of the Company during 1995. Brian and Sarah Chisick beneficially own Orange Coast Computer Services.

  During 1995, the Company received fees of $146,000 from the sale of marketing lists to a corporation that is no longer in existence and that was beneficially owned by Brian and Sarah Chisick. The fees were consistent with those charged to unaffiliated third parties.

  During the quarter ended March 31, 1996 and the year 1995, the Company sold loans in the amounts of $0.3 million and $3.2 million, respectively, to Brian Chisick. Due to the related party nature of such transactions, upon the completion of the Public Offering, the Company will no longer sell loans to Brian Chisick or any of his affiliates.

  Brian and Sarah Chisick have recently formed two corporations in the United Kingdom for the purposes of initiating retail and wholesale loan operations, and a California corporation for the purpose of providing accounting, financial and computer services to the Company. All outstanding shares of capital stock of such corporations will be contributed to the Company immediately prior to the consummation of the Public Offering.

FUTURE AFFILIATED OR RELATED PARTY TRANSACTIONS

  At this time, the Company anticipates that following the completion of the Public Offering, its transactions with affiliated or related parties will be limited to the Company's relationships with Nationscapital and Coast Security. The Company's Bylaws require that all transactions between the Company and the Chisick Family or its affiliates must be approved by a majority of the independent directors.

                            PRINCIPAL STOCKHOLDERS

  The following table sets forth security ownership information regarding the Company's Common Stock as of the date of this Prospectus (except as otherwise noted), and as adjusted to reflect the sale of shares offered by the Company hereby, by (i) each person who is known by the Company to own beneficially more than 5% of the Company's common stock, (ii) each director, (iii) each of the Named Executive Officers and (iv) all directors and executive officers of the Company as a group.

                                                 SHARES             SHARES
                                           BENEFICIALLY OWNED BENEFICIALLY OWNED
                                            PRIOR TO PUBLIC      AFTER PUBLIC
                                                OFFERING         OFFERING(4)
                                           ------------------ ------------------
NAME OF BENEFICIAL OWNER(1)                  NUMBER   PERCENT   NUMBER   PERCENT
- ---------------------------                ---------- ------- ---------- -------
Brian and Sarah Chisick (2)..............  10,642,500   99.0% 10,642,500  74.7%
Mark K. Mason (3)........................     107,500    1.0%    107,500    .7%
All directors and executive officers as a
 group...................................  10,750,000  100.0% 10,750,000  75.4%

- --------
(1) Unless otherwise indicated and subject to community property laws where applicable, each of the stockholders named in this table has sole voting and investment power with respect to the shares shown as beneficially owned by it. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date of this Prospectus upon the exercise of options and warrants. Each beneficial owner's percentage ownership is determined by assuming that options that are held by such person (but not those held by any other person) and that are exercisable within 60 days from the date of this Prospectus have been exercised.

(2) Includes shares held by The Chisick Trust No. 1 U/D/T 3-30-96 and The Chisick Trust No. 2 U/D/T 3-30-96, of which Brian Chisick is the sole trustee, and the Brian and Sarah Chisick Revocable Trust U/A 3-7-79, of which Brian and Sarah Chisick are the trustees.

(3) Represents restricted shares of Class B Common Stock subject to a vesting schedule. See Management-- Executive Compensation--Mason Employment Agreement."

(4) Assumes no exercise of the Underwriters' over-allotment option.

                         DESCRIPTION OF CAPITAL STOCK

GENERAL

  The authorized capital stock of the Company consists of (i) 1,000,000 shares of preferred stock, $.01 par value ("Preferred Stock"), (ii) 25,000,000 shares of Class A common stock, $.01 par value (the "Class A Common Stock") and 15,000,000 shares of Class B common stock, $.01 par value (the "Class B Common Stock" or, together with the Class A Common Stock, the "Common Stock").

COMMON STOCK

  As of the date hereof, there are no shares of Class A Common Stock outstanding and 10,750,000 shares of Class B Common Stock outstanding. All of the outstanding Class B Common Stock is beneficially owned by the Chisick Family and Mark K. Mason. Upon completion of the Public Offering, there will be 3,500,000 shares of Class A Common Stock and 10,750,000 shares of Class B Common Stock outstanding (assumes no exercise of the Underwriters' over-allotment option). The issued and outstanding shares of Class A Common Stock and Class B Common Stock have been, and the shares of Class A Common Stock offered hereby will be, duly authorized, validly issued, fully paid and nonassessable.

  Holders of Class A Common Stock are entitled to one vote for each share held of record, and holders of Class B Common Stock are entitled to four votes for each share held of record. The Class A Common Stock and the Class B Common Stock vote together as a single class on all matters submitted to a vote of stockholders (including the election of directors which will be by proxy), except that, (i) in the case of a proposed amendment to the Company's Certificate of Incorporation that would alter the powers, preferences or special rights of either the Class A Common Stock or the Class B Common Stock, the class of Common Stock to be altered shall vote on the amendment as a separate class and (ii) in the case of a proposed issuance of Class B Common Stock, such issuance will require the affirmative vote of the holders of a majority of the outstanding shares of Class B Common Stock. Shares of Common Stock do not have cumulative voting rights with respect to the election of directors. Immediately after the Public Offering, the Chisick Family will hold shares of Class B Common Stock constituting approximately 91.6% of the voting power of the outstanding Common Stock, which will allow them to control all actions to be taken by the stockholders, including the election of all directors to the Board of Directors. While the Chisick Family will have the voting power to control the votes on any matter requiring stockholder approval, the Company intends to submit all such matters to a vote of all stockholders. However, because the Company's Certificate of Incorporation provides that any action that can be taken at a meeting of the stockholders may be taken by written consent in lieu of the meeting if the Board of Directors of the Company has approved the action and the Company receives consents signed by stockholders having the minimum number of votes that would be necessary to approve the action at a meeting at which all shares entitled to vote on the matter were present, the Chisick Family, assuming approval by the Board of Directors, may take all actions required to be taken by the stockholders without providing the other stockholders the opportunity to make nominations or raise other matters at a meeting. See "Principal Stockholders" and "Risk Factors-Anti-Takeover Effect of Capital Structure; Voting Control of Company."

  Each share of Class A Common Stock and Class B Common Stock will be equal in respect of dividends and other distributions in cash, stock or property (including distributions upon liquidation of the Company and consideration to be received upon a merger or consolidation of the Company or a sale of all or substantially all of the Company's assets), except that in the case of dividends or other distributions pursuant to stock splits or dividends, only shares of Class A Common Stock will be distributed with respect to the Class A Common Stock and only shares of Class B Common Stock will be distributed with respect to Class B Common Stock, except if the Board of Directors determines that shares of Class A Common Stock shall be distributed with respect to the Class B Common Stock. In no event will either Class A Common Stock or Class B Common Stock be split, divided or combined unless the other class is proportionately split, divided or combined.

  Holders of Common Stock do not have any preemptive rights or rights to subscribe for additional securities of the Company. Shares of Common Stock are not redeemable and there are no sinking fund provisions.

  While the shares of Class A Common Stock are not convertible into any other series or class of the Company's securities, each share of Class B Common Stock is freely convertible into one share of Class A Common Stock at the option of the Class B stockholder. All shares of Class B Common Stock shall automatically convert to an equal number of shares of Class A Common Stock on the earliest record date for an annual meeting of the Company's stockholders on which the number of shares of Class B Common Stock outstanding is less than 10% of the total number of shares of Common Stock outstanding. Shares of Class B Common Stock may not be transferred to third parties (except for transfers to certain family members and in other limited circumstances). Any impermissible transfer of shares of Class B Common Stock will result in the automatic conversion of such shares.

  Subject to the preferences applicable to Preferred Stock outstanding at the time, holders of shares of Common Stock are entitled to dividends if, when and as declared by the Board of Directors from funds legally available therefor, and are entitled, in the event of liquidation, to share ratably in all assets remaining after payment of liabilities and Preferred Stock preferences, if any.

  The Company's Board of Directors will have seven members following completion of the Public Offering. Either the directors or the stockholders may amend the Bylaws to change the size of the Board, subject to the requirement in the Certificate of Incorporation that the entire Board must consist of at least three and no more than 11 directors. After the initial term, each director serves for a term ending following the third annual meeting following the annual meeting at which such director is elected and until his or her successor is elected. Any stockholder entitled to vote at a meeting regarding the election of directors may nominate a person for election as a director, provided that the stockholder gives the Company written notice of the nomination at least 90 days before the meeting (or if later, the seventh day after the first public announcement of the date of such meeting), which notice must contain specified information about the stockholder and the nominee.


  The Class A Common Stock has been approved for inclusion on the Nasdaq National Market under the symbol "FACO."

PREFERRED STOCK

  Pursuant to the Company's Certificate of Incorporation, the Board of Directors has the authority to issue up to 1,000,000 shares of Preferred Stock in one or more series with such designations, rights, preferences and voting rights as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue Preferred Stock with dividend, liquidation, conversion, voting or other rights that adversely affect the voting power or other rights of the holders of the Company's Common Stock. In the event of issuance, the Preferred Stock could be utilized, under certain circumstances, as a way of discouraging, delaying or preventing an acquisition or change in control of the Company. The Company does not currently intend to issue any shares of its Preferred Stock.

CERTAIN PROVISIONS OF DELAWARE LAW

  The Company is a Delaware corporation and is subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prevents an "interested stockholder" (defined generally as a person owning 15% or more of the Company's outstanding voting stock) from engaging in a "business combination" (as defined in Section 203) with the Company for three years following the date that person became an interested stockholder unless: (i) before that person became an interested stockholder, the Board approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (ii) upon completion of the transaction that resulted in the interested stockholders becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the Company outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the Company and by employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (iii) on or following the date on which that person became an interested stockholder, the business combination is approved by the Company's Board and authorized at a meeting of stockholders by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock of the Company not owned by the interested stockholder.

  Under Section 203, these restrictions also do not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of one of certain extraordinary transactions involving the Company and a person who was not an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the Company's directors, if that extraordinary transaction is approved or not opposed by a majority of the directors (but not less than one) who were directors before any person became an interested stockholder in the previous three years or who were recommended for election or elected to succeed such directors by a majority of such directors then in office.

  Pursuant to Section 162 of the Delaware General Corporation Law, the Board of Directors of the Company can, without stockholder approval, issue shares of capital stock, which may have the effect of delaying, deferring or preventing a change of control of the Company. Other than pursuant to the Public Offering, the Company has no plan or arrangement for the issuance of any shares of capital stock other than in the ordinary course pursuant to the Stock Incentive Plan.

CERTAIN CHARTER AND BYLAW PROVISIONS

  The Company's Certificate of Incorporation provides that the stockholders may act only in a meeting that has been duly called and noticed, except that stockholders may approve by written consent any proposal that has already been approved by the Board of Directors.

  The Company's Bylaws require stockholders to provide advance notice of any stockholder nominations for director and of any business to be brought before any meeting of stockholders. Stockholders are not entitled to cumulative voting in connection with the election of directors. As a result, a person or a group controlling the majority of shares of Common Stock can elect all of the directors. Following the Public Offering, the Chisick Family will beneficially own shares of Class B Common Stock constituting 91.6% of the voting power of the issued and outstanding Common Stock. See "Principal Stockholders" and "Risk Factors-Anti-Takeover Effect of Capital Structure."

TRANSFER AGENT

  The transfer agent and registrar for the Class A Common Stock is American Stock Transfer and Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

  The Company's Certificate of Incorporation authorizes the issuance of 25,000,000 shares of Class A Common Stock and 15,000,000 shares of Class B Common Stock. Upon completion of the Public Offering, there will be outstanding 3,500,000 shares of Class A Common Stock and 10,750,000 shares of Class B Common Stock (assuming no exercise of the Underwriters' over-allotment option).

  The 3,500,000 shares of Class A Common Stock to be sold in the Public Offering, which will constitute all of the outstanding shares of Class A Common Stock (4,025,000 shares if the Underwriters' over-allotment option is exercised in full) will be available for resale in the public market without restriction or further registration under the Securities Act, except for shares purchased by affiliates of the Company (in general, any person who has a control relationship with the Company), which shares will be subject to the resale limitations of Rule 144 promulgated under the Securities Act ("Rule 144"). All outstanding shares of Class B Common Stock are deemed to be "restricted securities," as that term is defined in Rule 144, and are eligible for sale in the public market in compliance with Rule 144. The Chisick Family and Mark Mason have agreed, subject to certain exceptions, that they will not offer, sell or otherwise dispose of any of the shares of Class B Common Stock owned by them for a period of 180 days after the date of this Prospectus without the prior written consent of the Representative of the Underwriters; provided that Mark Mason may sell, after December 29, 1996, up to 29,025 shares of Class B Common Stock, in order to pay certain Federal and state income taxes. The Company has agreed, subject to certain limited exceptions, not to offer, sell or otherwise dispose of any shares of Class A Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of the Representative of the Underwriters.

  In general, under Rule 144 as currently in effect, any person (or persons whose shares are aggregated) who has beneficially owned shares for at least two years is entitled to sell, within any three-month period, a number of shares which does not exceed the greater of 1% of the then-outstanding shares of the Company's Class A Common Stock (35,000 shares immediately after the Public Offering assuming no exercise of the Underwriters' over-allotment option) or the average weekly trading volume of the Company's Class A Common Stock during the four calendar weeks preceding the date on which notice of the sale is filed with the Commission. Sales under Rule 144 may also be subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. Any person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of the Company at any time during the three months preceding a sale, and who has beneficially owned shares within the definition of "restricted securities" under Rule 144 for at least three years, is entitled to sell such shares under Rule 144(k) without regard to the volume limitation, manner of sale provisions, public information requirements or notice requirements.

                                 UNDERWRITING

  Subject to the terms and conditions of the Underwriting Agreement, the Underwriters named below (the "Underwriters") through their Representative, have severally agreed to purchase from the Company the following respective number of shares of Class A Common Stock at the Public Offering price less the underwriting discounts and commissions set forth on the cover page of this
Prospectus:

                                                                       NUMBER OF
UNDERWRITER                                                             SHARES
- -----------                                                            ---------
Friedman, Billings, Ramsey & Co., Inc.................................
Total Underwriters (  )............................................... 3,500,000
                                                                       =========

  The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will purchase all of the shares of the Class A Common Stock offered hereby if any of such shares are purchased.

  The Company has been advised by the Underwriters that the Underwriters propose to offer the shares of Class A Common Stock to the public at the Public Offering price set forth on the cover page of this Prospectus and to
certain dealers at such price less a concession not in excess of $      per
share. The Underwriters may allow, and such dealers may reallow, a concession
not in excess of $     per share to certain other dealers. After the Public
Offering, the offering price and other selling terms may be changed by the Representative of the Underwriters.

  The Company has granted to the Underwriters an option, exercisable not later than 30 days after the date of this Prospectus, to purchase up to 525,000 additional shares of Class A Common Stock at the Public Offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus. To the extent that the Underwriters exercise such option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage thereof that the number of shares of Class A Common Stock to be purchased by it shown in the above table bears to 3,500,000 and the Company will be obligated, pursuant to the option, to sell such shares to the Underwriters. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of Class A Common Stock offered hereby. If purchased, the Underwriters will offer such additional shares on the same terms as those on which the 3,500,000 shares are being offered.

  The Company has agreed to indemnify the Underwriters against certain liabilities including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). The Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by the Underwriters in connection with the shares of Class A Common Stock offered hereby, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of competent jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The Chisick Family and Mark K. Mason have agreed, subject to certain exceptions, that they will not offer, sell or otherwise dispose of any of the shares of Class B Common Stock owned by them for a period of 180 days after the date of this Prospectus without the prior written consent of the Representative of the Underwriters; provided, however, that Mark Mason may sell, after December 29, 1996, up to 29,025 shares of Class B Common Stock, in order to pay certain Federal and State income taxes. See "Shares Eligible for Future Sale."

  The Representative of the Underwriters have advised the Company that the Underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.

                                 LEGAL MATTERS

  Certain legal matters will be passed upon for the Company by Gibson, Dunn & Crutcher LLP, Los Angeles, California. Certain legal matters will be passed upon for the Underwriters by Brobeck, Phleger & Harrison LLP, Newport Beach, California.

                                    EXPERTS

  The statement of financial condition of First Alliance Corporation as of June 30, 1996 included in this Prospectus, has been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and is included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

  The financial statements of First Alliance Mortgage Company as of December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995 included in this Prospectus, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                            FINANCIAL GLOSSARY

  ASSET-BACKED SECURITIES: A general reference to securities that are backed by financial assets, such as home equity, credit card or trade receivables, equipment or automobile loans or leases.

  CERTIFICATE INSURER: Monoline insurance company providing credit enhancement by issuing insurance in favor of holders of Regular Interests in the REMIC Trusts sponsored by the Company.

  NET DEFERRED ORIGINATION FEES: Loan origination fees net of direct loan origination costs which are deferred until the sale of the related loans.

  PORTFOLIO REFINANCING ORIGINATIONS: Loan originations associated with centralized marketing and sales efforts focused on the preservation of the Company's existing portfolio through refinancing loans to borrowers who have made inquiries of the Company regarding prepayment of existing loans.

  REGULAR INTEREST: The senior interest in a REMIC Trust that represents the right to receive scheduled pass-through interest and principal.

  REMIC TRUST: A real estate mortgage investment conduit trust.

  RESIDUAL INTERESTS: The subordinated interest in a REMIC Trust that represents the right to receive certain excess cash flow generated by the Securitized loans.

  RETAIL BRANCH ORIGINATIONS: Loans originated through the Company's retail branch network.

  SECURITIZATION OR SECURITIZED: The process through which loans are pooled and sold to a REMIC Trust that issues Regular Interests and the Residual Interests to the Company in exchange for loans sold to the Trust.

  SERVICING PORTFOLIO: The aggregate of all loans serviced by the Company.

  WAREHOUSE FINANCING FACILITY: The Company's $125 million secured 90-day revolving line of credit used to finance loan originations and purchases.

  WAREHOUSING PERIOD: The period of time between the funding or purchase of a mortgage loan and its sale.

                             AVAILABLE INFORMATION

  The Company has filed with the Commission a Registration Statement on Form S-1 (File No. 333-3633) under the Securities Act with respect to the Class A Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Class A Common Stock, reference is hereby made to such Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. Copies of the Registration Statement, including all exhibits thereto, can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at 500 West Madison Street, Room 1400, Chicago, Illinois 60606 and at 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, Washington, D.C. 20549, at prescribed rates. The Commission also maintains a web site that contains reports, proxy and information statements and other information regarding Registrants that file electronically with the Commission, including the Company, and the address is http://www.SEC.GOV.

  The Company intends to furnish to its stockholders annual reports containing audited consolidated financial statements and an opinion thereon expressed by the Company's independent auditors as well as quarterly reports for the first three fiscal quarters of each fiscal year containing unaudited consolidated condensed financial statements. The Company also intends to provide annual financial statements to each person to whom a copy of this Prospectus has been delivered, upon the request of such person.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
   FIRST ALLIANCE CORPORATION:
   Independent Auditors' Report........................................... F-2
   Statement of Financial Condition as of June 30, 1996................... F-3
   Note to Financial Statement............................................ F-4
   FIRST ALLIANCE MORTGAGE COMPANY:
   Independent Auditors' Report........................................... F-5
   Statements of Financial Condition as of December 31, 1994 and 1995 and
    March 31, 1996 (unaudited)............................................ F-6
   Statements of Income for each of the three years in the period ended
    December 31, 1995 and for the quarters ended March 31, 1995 and 1996
    (unaudited)........................................................... F-7
   Statements of Stockholders' Equity for each of the three years in the period ended
    December 31, 1995 and for the quarter ended March 31, 1996
    (unaudited)........................................................... F-8
   Statements of Cash Flows for each of the three years in the period ended December 31, 1995 and for the quarters ended March 31, 1995 and
    1996 (unaudited)...................................................... F-9
   Notes to Financial Statements.......................................... F-11

                         INDEPENDENT AUDITORS' REPORT

To the Stockholder of

First Alliance Corporation:

  We have audited the accompanying statement of financial condition of First Alliance Corporation (the Company) as of June 30, 1996. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of financial condition is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of financial condition. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall statement of financial condition presentation. We believe that our audit of the statement of financial condition provides a reasonable basis for our opinion.

  In our opinion, such statement of financial condition presents fairly, in all material respects, the financial position of First Alliance Corporation as of June 30, 1996, in conformity with generally accepted accounting principles.


Deloitte & Touche LLP

Costa Mesa, California

June 30, 1996

                        FIRST ALLIANCE CORPORATION

                     STATEMENT OF FINANCIAL CONDITION

                               JUNE 30, 1996

ASSETS
Cash...................................................................... $100
                                                                           ====
LIABILITIES AND STOCKHOLDER'S EQUITY
Stockholder's equity:
 Preferred stock, $.01 par value;
  1,000,000 shares authorized; no shares outstanding......................
 Class A common stock, $.01 par value; 25,000,000 shares authorized; no shares issued and outstanding...........................................
 Class B common stock, $.01 par value; 15,000,000 shares authorized;
  one share issued and outstanding........................................
 Additional paid in capital............................................... $100
                                                                           ----
    Total stockholder's equity............................................ $100
                                                                           ====

                    See notes to financial statements.

                        FIRST ALLIANCE CORPORATION

                       NOTE TO FINANCIAL STATEMENT

                           AS OF JUNE 30, 1996

NOTE 1. GENERAL

  First Alliance Corporation (the Company) was formed to be a holding company whose assets will consist entirely of all of the outstanding capital stock of First Alliance Mortgage Company (FAMCO), and First Alliance Services, Inc., each of which are California corporations, and First Alliance Mortgage Company, Limited, and First Alliance Company, Limited, each of which are United Kingdom corporations.

  The Company is contemplating an initial public offering (the Offering) whereby the Company intends to acquire all of the outstanding shares of FAMCO in exchange for 10,750,000 shares of Class B Common Stock. Shares of Class A Common Stock are being offered for sale in the Offering. Holders of Class A Common Stock will be entitled to one vote for each share held of record and holders of Class B Common Stock will be entitled to four votes for each share held of record. Each share of Class B Common Stock will be freely convertible into one share of Class A Common Stock at the option of the Class B stockholder. With limited exception, shares of Class B Common Stock may not be transferred to third parties.

  The acquisition will be accounted for similar to a pooling of interests. The consolidated financial position and consolidated results of operations of the Company will substantially consist of FAMCO.

                         INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of

First Alliance Mortgage Company:

  We have audited the accompanying statements of financial condition of First Alliance Mortgage Company (the Company) as of December 31, 1994 and 1995, and the related statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such financial statements present fairly, in all material respects, the financial position of First Alliance Mortgage Company as of December 31, 1994 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

  As described in Note 2, on January 1, 1995, the Company adopted Statement of Financial Accounting Standards No. 122, Accounting for Mortgage Servicing Rights.

  As described in Note 2, the accompanying 1994 and 1995 financial statements have been restated.

Deloitte & Touche LLP

Costa Mesa, California

March 18, 1996 (June 24, 1996 as to Note 2)

                        FIRST ALLIANCE MORTGAGE COMPANY

                       STATEMENTS OF FINANCIAL CONDITION

                                     DECEMBER 31,                    PRO FORMA
                                -----------------------  MARCH 31,   MARCH 31,
                                   1994        1995        1996        1996
                                ----------- ----------- ----------- -----------
                                                        (UNAUDITED) (UNAUDITED)
            ASSETS
Cash and cash equivalents.....  $ 5,298,000 $ 4,019,000 $ 2,206,000 $ 2,206,000
Receivable from trusts........    3,906,000   4,722,000   7,467,000   7,467,000
Loans held for sale...........   18,676,000  24,744,000  26,325,000  26,325,000
Loans receivable held for
 investment...................    2,521,000   2,261,000   2,075,000   2,075,000
Residual interests in
 securities--at fair value ...   11,645,000  19,705,000  20,732,000  20,732,000
Mortgage servicing rights.....      763,000   4,021,000   4,641,000   4,641,000
Real estate owned, net........    1,635,000   1,474,000   1,904,000   1,904,000
Property, net.................    2,080,000   2,141,000   2,154,000   2,154,000
Deferred taxes................       73,000                           3,237,000
Prepaid expenses and other
 assets.......................    1,629,000   3,900,000   3,851,000   3,851,000
                                ----------- ----------- ----------- -----------
  Total assets................  $48,226,000 $66,987,000 $71,355,000 $74,592,000
                                =========== =========== =========== ===========
 LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Warehouse financing facility..  $13,390,000 $18,233,000 $20,015,000 $20,015,000
Accounts payable and accrued
 liabilities..................    9,403,000   5,310,000   5,355,000   5,355,000
Dividends payable.............                            9,000,000   9,000,000
Notes payable.................    1,449,000   1,123,000   1,023,000   1,023,000
Notes payable to stockholders.                            1,000,000   1,000,000
S distribution notes..........                                       33,626,000
                                ----------- ----------- ----------- -----------
  Total liabilities...........   24,242,000  24,666,000  36,393,000  70,019,000
                                ----------- ----------- ----------- -----------
Commitments and contingencies
Stockholders' equity:
Common stock--no par value;
 15,000,000 shares authorized;
 10,642,500 shares issued and
 outstanding..................       42,000      42,000      42,000   1,336,000
Retained earnings.............   23,942,000  42,279,000  34,920,000   3,237,000
                                ----------- ----------- ----------- -----------
  Total stockholders' equity..   23,984,000  42,321,000  34,962,000   4,573,000
                                ----------- ----------- ----------- -----------
    Total liabilities and
     stockholders' equity.....  $48,226,000 $66,987,000 $71,355,000 $74,592,000
                                =========== =========== =========== ===========

                       See notes to financial statements.

                        FIRST ALLIANCE MORTGAGE COMPANY

                              STATEMENTS OF INCOME

                                                               QUARTERS ENDED MARCH
                               YEARS ENDED DECEMBER 31,                31,
                          ----------------------------------- -----------------------
                             1993        1994        1995        1995        1996
                          ----------- ----------- ----------- ----------  -----------
                                                                   (UNAUDITED)
REVENUE:
  Loan origination and
   sale.................  $22,489,000 $27,902,000 $35,493,000 $1,086,000  $ 9,371,000
  Loan servicing and
   other fees...........    8,989,000   9,106,000   8,543,000  1,977,000    2,243,000
  Interest..............    4,452,000   8,650,000  14,668,000  2,871,000    3,158,000
  Other.................       20,000     144,000     176,000     29,000       38,000
                          ----------- ----------- ----------- ----------  -----------
    Total revenue.......   35,950,000  45,802,000  58,880,000  5,963,000   14,810,000
EXPENSE:
  Compensation and
   benefits.............   10,847,000   9,559,000  10,395,000  2,780,000    3,196,000
  Professional services.    1,288,000   1,521,000     697,000    264,000      269,000
  Advertising...........    2,958,000   3,316,000   4,345,000  1,071,000      940,000
  Subservicing and other
   fees.................      659,000   1,019,000   1,212,000    266,000      192,000
  Rent..................      815,000     974,000   1,278,000    285,000      370,000
  Supplies..............      791,000     831,000     992,000    246,000      335,000
  Depreciation and
   amortization of
   property.............      483,000     514,000     907,000    144,000      139,000
  Interest..............    2,106,000   3,744,000   4,167,000    613,000      763,000
  Legal.................    3,044,000   7,162,000   1,491,000    206,000      146,000
  Other.................    1,996,000   1,928,000   2,376,000    388,000      600,000
                          ----------- ----------- ----------- ----------  -----------
    Total expense.......   24,987,000  30,568,000  27,860,000  6,263,000    6,950,000
                          ----------- ----------- ----------- ----------  -----------
INCOME (LOSS) BEFORE
 INCOME TAX PROVISION
 (BENEFIT)..............   10,963,000  15,234,000  31,020,000   (300,000)   7,860,000
INCOME TAX PROVISION
 (BENEFIT) .............      222,000     363,000     478,000     (5,000)     118,000
                          ----------- ----------- ----------- ----------  -----------
NET INCOME (LOSS).......  $10,741,000 $14,871,000 $30,542,000 $ (295,000) $ 7,742,000
                          =========== =========== =========== ==========  ===========
PRO FORMA (unaudited):
  Historical income
   (loss) before income
   tax provision
   (benefit)............  $10,963,000 $15,234,000 $31,020,000 $ (300,000) $ 7,860,000
  Pro forma income tax
   provision (benefit)..    4,403,000   6,200,000  12,772,000   (123,000)   3,233,000
                          ----------- ----------- ----------- ----------  -----------
PRO FORMA NET INCOME
 (LOSS).................  $ 6,560,000 $ 9,034,000 $18,248,000 $ (177,000) $ 4,627,000
                          =========== =========== =========== ==========  ===========
PRO FORMA NET INCOME PER
 SHARE..................                          $      1.39             $      0.37
                                                  ===========             ===========
WEIGHTED AVERAGE SHARES
 USED IN PRO FORMA
 COMPUTATION............                           13,088,417              12,529,250
                                                  ===========             ===========

                       See notes to financial statements.

                        FIRST ALLIANCE MORTGAGE COMPANY

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                    COMMON STOCK                      TOTAL
                                 ------------------   RETAINED    STOCKHOLDERS'
                                   SHARES   AMOUNT    EARNINGS       EQUITY
                                 ---------- ------- ------------  -------------
BALANCE, January 1, 1993........ 10,642,500 $42,000 $ 21,524,000  $ 21,566,000
Dividends.......................                      (5,853,000)   (5,853,000)
Net income......................                      10,741,000    10,741,000
                                 ---------- ------- ------------  ------------
BALANCE, December 31, 1993...... 10,642,500  42,000   26,412,000    26,454,000
Dividends.......................                     (17,341,000)  (17,341,000)
Net income......................                      14,871,000    14,871,000
                                 ---------- ------- ------------  ------------
BALANCE, December 31, 1994...... 10,642,500  42,000   23,942,000    23,984,000
Dividends.......................                     (12,205,000)  (12,205,000)
Net income......................                      30,542,000    30,542,000
                                 ---------- ------- ------------  ------------
BALANCE, December 31, 1995...... 10,642,500  42,000   42,279,000    42,321,000
Dividends (Unaudited)...........                     (15,101,000)  (15,101,000)
Net income (Unaudited)..........                       7,742,000     7,742,000
                                 ---------- ------- ------------  ------------
BALANCE, March 31, 1996
 (Unaudited).................... 10,642,500 $42,000 $ 34,920,000  $ 34,962,000
                                 ========== ======= ============  ============


                       See notes to financial statements.

                      FIRST ALLIANCE MORTGAGE COMPANY

                            STATEMENTS OF CASH FLOWS

                                   YEARS ENDED DECEMBER 31              QUARTERS ENDED MARCH 31
                          -------------------------------------------  --------------------------
                              1993           1994           1995           1995          1996
                          -------------  -------------  -------------  ------------  ------------
                                                                              (UNAUDITED)
CASH FLOWS FROM
 OPERATING ACTIVITIES:
Net income (loss).......  $  10,741,000  $  14,871,000  $  30,542,000  $   (295,000) $  7,742,000
Adjustments to reconcile
 net income (loss) to
 net cash (used in)
 provided by operating
 activities:
  Depreciation and
   amortization of
   property.............        483,000        514,000        907,000       144,000       139,000
  Amortization of
   mortgage servicing
   rights...............        988,000        683,000        638,000       107,000       340,000
  Deferred income taxes.       (184,000)       (63,000)        73,000
  Provision for
   estimated losses on
   real estate owned....        240,000          8,000                                     74,000
  Gain on sale of loans
   held for sale .......    (16,423,000)   (25,976,000)   (24,539,000)     (823,000)   (7,094,000)
  Noncash gain
   recognized on
   capitalization of
   residual interests in
   securities and
   mortgage servicing
   rights...............     (4,171,000)      (807,000)    (9,833,000)                 (2,060,000)
  Loss (gain) on sales
   of real estate owned.         76,000       (109,000)        65,000                     (94,000)
  Loss (gain) on sales
   of property..........         75,000         23,000        (19,000)
  Accretion of discounts
   on loan receivable...                                   (1,022,000)     (256,000)      (56,000)
  Net accretion of
   residual interests in
   securities...........       (128,000)    (1,128,000)    (2,048,000)     (638,000)       74,000
  Loans originated or
   purchased for sale,
   net of loan fees.....   (257,928,000)  (289,338,000)  (213,903,000)  (46,692,000)  (68,412,000)
  Proceeds from sale of
   loans................     68,440,000     20,503,000     64,400,000     7,560,000    21,318,000
  Sale of regular
   interests in
   securities...........    141,056,000    347,500,000    167,899,000                  52,419,000
  Changes in assets and
   liabilities:
    Receivable from
     trusts.............       (788,000)       163,000       (816,000)     (300,000)   (2,745,000)
    Prepaid expenses and
     other assets.......     (1,418,000)       802,000     (2,271,000)     (633,000)       49,000
    Accounts payable and
     accrued
     liabilities........      2,643,000      4,775,000     (4,093,000)   (3,159,000)       45,000
                          -------------  -------------  -------------  ------------  ------------
      Net cash (used in)
       provided by
       operating
       activities.......    (56,298,000)    72,421,000      5,980,000   (44,985,000)    1,739,000
                          -------------  -------------  -------------  ------------  ------------
CASH FLOWS FROM
 INVESTING ACTIVITIES:
Loans receivable issued.       (789,000)    (1,949,000)    (1,579,000)     (785,000)
Collections on loans re-
 ceivable...............        519,000      1,341,000      2,880,000       395,000       242,000
Capital expenditures....       (610,000)      (851,000)      (978,000)     (156,000)     (443,000)
Proceeds from sales of
 property...............        723,000                        29,000                      31,000
Additions to real estate
 owned..................       (200,000)                     (355,000)      (16,000)
Proceeds from sales of
 real estate owned......      1,028,000      3,566,000        523,000        64,000        37,000
                          -------------  -------------  -------------  ------------  ------------
      Net cash provided
       by investing ac-
       tivities.........        671,000      2,107,000        520,000      (498,000)     (133,000)
                          -------------  -------------  -------------  ------------  ------------
CASH FLOWS FROM
 FINANCING ACTIVITIES:
Net borrowings (repay-
 ments) on warehouse fi-
 nancing
 facility...............     66,835,000    (53,445,000)     4,843,000    40,414,000     1,782,000
Proceeds from issuance
 of notes payable.......                                       19,000        18,000
Payments on notes pay-
 able...................     (2,079,000)    (2,831,000)      (436,000)      (64,000)     (100,000)
Cash dividends..........     (5,853,000)   (17,341,000)   (12,205,000)   (2,874,000)   (6,101,000)
Proceeds from issuance
 of notes payable to
 stockholder............     11,000,000      3,000,000      4,500,000     4,500,000     1,000,000
Payments on notes pay-
 able to stockholder....    (11,000,000)    (3,000,000)    (4,500,000)
                          -------------  -------------  -------------  ------------  ------------
      Net cash provided
       by (used in) fi-
       nancing activi-
       ties.............     58,903,000    (73,617,000)    (7,779,000)   41,994,000    (3,419,000)
                          -------------  -------------  -------------  ------------  ------------
NET INCREASE (DECREASE)
 IN CASH AND CASH
 EQUIVALENTS............      3,276,000        911,000     (1,279,000)   (3,489,000)   (1,813,000)
CASH AND CASH EQUIVA-
 LENTS, beginning of
 year...................      1,111,000      4,387,000      5,298,000     5,298,000     4,019,000
                          -------------  -------------  -------------  ------------  ------------
CASH AND CASH EQUIVA-
 LENTS, end of year.....  $   4,387,000  $   5,298,000  $   4,019,000  $  1,809,000  $  2,206,000
                          =============  =============  =============  ============  ============

                       See notes to financial statements.

                      FIRST ALLIANCE MORTGAGE COMPANY

                                                                     QUARTERS ENDED
                                 YEARS ENDED DECEMBER 31                MARCH 31
                          -------------------------------------- -----------------------
                              1993         1994         1995        1995        1996
                          ------------ ------------ ------------ ----------- -----------
                                                                       (UNAUDITED)
SUPPLEMENTAL INFORMA-
 TION:
Interest paid...........  $  1,805,000 $  3,605,000 $  4,114,000 $   442,000 $   801,000
                          ============ ============ ============ =========== ===========
Income taxes paid.......  $    698,000 $    100,000 $    486,000 $    30,000
                          ============ ============ ============ ===========
SUPPLEMENTAL INFORMATION
 ON NONCASH INVESTING
 AND FINANCING
 ACTIVITIES:
Loans funded in connec-
 tion with sales of real
 estate owned...........  $    390,000 $    290,000 $     19,000
                          ============ ============ ============
Assumption of debt
 through acquisition of
 real estate through
 foreclosure............  $  3,051,000 $  2,342,000 $     91,000 $    26,000
                          ============ ============ ============ ===========
Exchange of loans for
 regular and residual
 interests in
 securities.............  $141,795,000 $350,331,000 $167,974,000             $52,420,000
                          ============ ============ ============             ===========
Dividends declared and
 unpaid.................                                                     $ 9,000,000
                                                                             ===========
Transfer of property to
 real estate owned......                                                     $   260,000
                                                                             ===========
Acquisition of real es-
 tate through foreclo-
 sure of loans..........                                                     $   113,000
                                                                             ===========

                    See notes to financial statements.

                        FIRST ALLIANCE MORTGAGE COMPANY

                         NOTES TO FINANCIAL STATEMENTS

 FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 1995 AND FOR THE
            QUARTERS ENDED MARCH 31, 1995 AND 1996 (UNAUDITED)

NOTE 1. GENERAL

  First Alliance Mortgage Company (the Company) is engaged in the origination, purchase, sale and servicing of home-equity loans collateralized by deeds of trust. The majority of the Company's loans are made to owners of single family residences who use the loan proceeds for such purposes as debt consolidation and financing of home improvements, among others. The Company sells loans to investors or securitizes them in the form of a Real Estate Mortgage Investment Conduit (REMIC). A significant portion of the mortgages are sold on a servicing retained basis. The Company is currently licensed or registered to do business in ten states. The Company's business may be affected by many factors including real estate and other asset values, the level of and fluctuations in interest rates, changes in the securitization market and competition.

  Interim Unaudited Financial Information--In the opinion of management, the accompanying unaudited financial statements contain all adjustments (consisting only of various normal accruals) necessary to present fairly the Company's financial position, results of operations and cash flows. The financial position at March 31, 1996 is not necessarily indicative of the financial position to be expected at December 31, 1996 and results of operations for the three months ended March 31, 1996 are not necessarily indicative of the results of operations to be expected for the year ending December 31, 1996.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  In accordance with Statement of Financial Accounting Standards (SFAS) No. 115 Accounting for Certain Investments in Debt and Equity Securities, the Company has restated its 1994 and 1995 financial statements to present its Residual Interests in Securities (Residual Interests) as trading securities. As a result, the Company has reestimated the fair value of such securities. The restatement did not result in any changes to previously reported results of operations or financial condition as of and for the years ended December 31, 1995 and 1994.

  Cash and Cash Equivalents--The Company considers all highly liquid debt instruments purchased with an original maturity of no more than three months to be cash equivalents.

  Receivable From Trusts--In the normal course of servicing loans previously sold or securitized, the Company may advance payments and other costs to REMICs or private investor trusts on behalf of borrowers. In such cases, funds advanced are reflected in the balance sheet as receivable from trusts. Advances are recovered through subsequent collections from trusts or borrowers.

  Loans--Loans held for sale are loans the Company plans to sell or securitize which are carried at the lower of aggregate cost or market value. Loan origination and processing fees and related direct origination costs are deferred until the related loan is sold. Loans receivable held for investment are notes the Company has purchased or originated and has the intent and ability to hold to maturity. Loan origination and commitment fees and direct loan origination costs are deferred and offset against the related notes, and the net fee or cost is amortized into interest income over the contractual lives of the related notes. When a loan becomes over 90 days contractually delinquent, it is placed on non-accrual status and unpaid interest income is reversed. While a loan is on non-accrual status, interest is recognized only as cash is received.

  Allowances for Estimated Losses on Loans and Real Estate Owned--The allowances for estimated losses on loans and real estate owned (REO) represent the Company's estimate of identified and unidentified losses in the Company's portfolios. These estimates, while based upon historical loss experience and other relevant data, are ultimately subjective and inherently uncertain. The Company has established valuation allowances for estimated losses on specific loans and REO. When these estimated losses are determined to be permanent, such

                     FIRST ALLIANCE MORTGAGE COMPANY

    FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 1995

      AND FOR THE QUARTERS ENDED MARCH 31, 1995 AND 1996 (UNAUDITED)

as when a loan is foreclosed and the related property is transferred to REO, specific valuation allowances are charged off and are then reflected as writedowns.

  Effective January 1, 1995, the Company adopted SFAS No. 114, Accounting by Creditors for Impairment of a Loan and SFAS No. 118, Accounting by Creditors for Impairment of a Loan--Income Recognition and Disclosures. SFAS No. 114 prescribes the recognition criteria for loan impairment and the measurement methods for certain impaired loans and loans whose terms are modified in troubled debt restructurings. SFAS No. 114 states that a loan is impaired when it is probable that a creditor will be unable to collect all principal and interest amounts due according to the contractual terms of the loan agreement. SFAS No. 118 amends the disclosure requirements of SFAS No. 114 to require information about the recorded investment in certain impaired loans and how a creditor recognizes interest income related to those impaired loans. There was no impact on the Company's financial condition or results of operations upon adoption of such statements.

  Residual Interests in Securities--The Company securitizes a majority of loans held for sale into the form of a REMIC. A REMIC is a multi-class security with certain tax advantages to investors and which derives its cash flow from a pool of underlying mortgages. The senior classes of the REMICs are sold, and the subordinated classes are retained by the Company. The subordinated classes are in the form of residual certificates and are classified as Residual Interests. The documents governing the Company's securitizations require the Company to establish initial overcollateralization or build overcollateralization levels through retention of distributions by the REMIC trust otherwise payable to the Company as the Residual Interest holder. This overcollateralization causes the aggregate principal amount of the loans in the related pool and/or cash reserves to exceed the aggregate principal balance of the outstanding investor certificates. Such excess amounts serve as credit enhancement for the related REMIC trust. To the extent that borrowers default on the payment of principal or interest on the loans, losses will reduce the overcollateralization to the extent that funds are available. If payment defaults exceed the amount of overcollateralization, as applicable, the insurance policy maintained by the related REMIC trust will pay any further losses experienced by holders of the senior interests in the related REMIC trust. The Company does not have any recourse obligations for credit losses in the REMIC trust. The Residual Interests are amortized to operations over the contractual lives of the loans, considering future estimated prepayments utilizing an amortization method which approximates the level yield method.

  In 1994, the Company adopted SFAS No. 115, and, in accordance with provisions of SFAS No. 115, the Company classifies Residual Interests as trading securities which are recorded at fair value with any unrealized gains or losses recorded in the results of operations in the period of the change in fair value. Valuations at origination and at each reporting period are based on discounted cash flow analyses. The cash flows are estimated as the excess of the weighted average coupon on each pool of loans sold over the sum of the pass-through interest rate, a servicing fee, a trustee fee, an insurance fee and an estimate of annual future credit losses related to the loans securitized, over the life of the loans. These cash flows are projected over the life of the loans using prepayment, default, loss, and interest rate assumptions that market participants would use for similar financial instruments subject to prepayment, credit and interest rate risk and are discounted using an interest rate that a purchaser unrelated to the seller of such a financial instrument would demand. At origination, the Company utilized prepayment assumptions ranging from 25.0% to 30.0%, estimated loss factor assumptions of 0.5% and weighted average discount rates of 18.0%, 23.6% and 26.6% for the years ended December 31, 1995, 1994 and 1993, respectively, to value Residual Interests. The valuation includes consideration of characteristics of the loans including loan type and size, interest rate, origination date, term and geographic location. The Company also uses other available information such as externally prepared reports on prepayment rates, collateral value, economic forecasts and historical default and prepayment rates of the portfolio under review. To the Company's knowledge, there is no active market for the sale of these Residual Interests. The range of values attributable to the factors used in determining fair value is broad. Accordingly, the Company's estimate of fair value is subjective.

                     FIRST ALLIANCE MORTGAGE COMPANY

    FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 1995

      AND FOR THE QUARTERS ENDED MARCH 31, 1995 AND 1996 (UNAUDITED)

  In 1993, the Company valued Residual Interests at amortized cost which approximated fair value in accordance with Emerging Issues Task Force No. 89-4 Collateralized Mortgage Obligation Residuals. The adoption of SFAS No. 115 did not have a material impact on the financial position or results of operation of the Company.

  Mortgage Servicing Rights--Effective January 1, 1995, the Company adopted SFAS No. 122, Accounting for Mortgage Servicing Rights, which requires that upon sale or securitization of servicing retained mortgages, companies capitalize the cost associated with the right to service mortgage loans based on their relative fair values. The Company determines fair value based on the present value of estimated net future cash flows related to servicing income. The cost allocated to the servicing rights is amortized in proportion to and over the period of estimated net future servicing fee income.

  The Company capitalized, at fair value, $3,896,000 of mortgage servicing rights for the year ended December 31, 1995. During the same period, related amortization of such mortgage servicing rights was $208,000. At December 31, 1995, the capitalized servicing rights approximated fair value. The Company periodically reviews capitalized servicing fees receivable to evaluate for impairment. This review is performed on a disaggregated basis based on loan type. The Company generally makes loans to credit impaired borrowers whose borrowing needs may not be met by traditional financial institutions due to credit exceptions. The Company has found that credit impaired borrowers are payment sensitive rather than interest rate sensitive. Therefore, the Company does not consider interest rates a predominant risk characteristic for purposes of evaluating impairment. Impairment is recognized in a valuation allowance for each pool in the period of impairment.

  Property--Property is stated at cost and depreciated over the estimated useful lives of the assets using accelerated methods. Leasehold improvements are amortized on the straight-line method over the lesser of the useful lives of the assets or the terms of the related leases. Useful lives generally range from three to seven years.

  Real Estate Owned--Real estate acquired in settlement of loans generally results when property collateralizing a loan is foreclosed upon or otherwise acquired by the Company in satisfaction of the loan. Real estate acquired through foreclosure is carried at either the lower of fair value less costs to dispose or the recorded investment in the loan. Fair value is based on the net amount that the Company could reasonably expect to receive for the asset in a current sale between a willing buyer and a willing seller, that is, other than in a forced or liquidation sale. Adjustments to the carrying value of REO are made through valuation allowances and charge-offs, recognized through a charge to earnings.

  Income Taxes--For federal and state income tax purposes, the Company has elected to be taxed as an S corporation whereby its taxable income is included in the individual returns of the stockholders. As an S corporation, the Company is subject to certain state taxes, primarily in the State of California.

  The Company accounts for taxes under SFAS No. 109, Accounting for Income Taxes, which requires an asset and liability approach to financial accounting for income taxes. Deferred tax assets arise from temporary differences on which the Company has paid income taxes or recognized income tax benefits that will be realized as a reduction of future tax liabilities.

  Revenue Recognition--The Company derives its revenue principally from fees for the origination of loans, other fees, interest income, insurance commissions, loan servicing fees and fees charged for services such as appraisals and underwriting. The Company sells its loans through securitization and other loan sales. Revenue

                     FIRST ALLIANCE MORTGAGE COMPANY

    FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 1995

      AND FOR THE QUARTERS ENDED MARCH 31, 1995 AND 1996 (UNAUDITED)

from loans pooled and securitized or sold in the secondary market is recognized when such loan pools are sold. The Company retains the right to service all loans it originates and securitizes. The Company receives a fee for servicing loans based on a fixed percentage of the declining balance of securitized loan pools. Through securitizations, the Company retains a Residual Interest in the excess of the weighted average coupons on loans securitized over the sum of pass-through interest rates on regular interests, a servicing fee, a trustee fee, an insurance fee and credit losses.

  Loan origination and sale revenue includes all mortgage related income other than loan servicing and other fees, interest and other income.

  Loan servicing and other fees are recorded as earned.

  Interest income is recorded as earned. Interest income represents the interest earned on loans held for sale during the period prior to their securitization or sale, loans receivable held for investment, Residual Interests and cash equivalents. In accordance with Emerging Issues Task Force Issue number No. 89-4, the Company computes an effective yield based on the carrying amount of each Residual Interest and its estimated future cash flows. This yield is then used to accrue interest income on the Residual Interests.


  Use of Estimates in the Preparation of Financial Statements--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

  Stock split--As described in Note 15, on May 11, 1996, the Company's Board of Directors approved a stock split of its common stock whereby approximately 710 shares of common stock were issued for each outstanding share of common stock. All share and per share amounts included in the accompanying financial statements and footnotes have been restated to reflect the stock split.

  Reclassifications--Certain reclassifications have been made to conform the 1993 and 1994 financial statements to the 1995 presentation.

NOTE 3. UNAUDITED PRO FORMA INFORMATION

  The pro forma financial information has been presented to show what the significant effects on the historical financial position might have been had the distribution of S Distribution Notes and the revocation of the Company's S corporation status occurred as of March 31, 1996, and to show what the significant effects on the historical results of operations might have been had the Company not been treated as an S corporation for income tax purposes as of the beginning of the earliest period presented.

  Pro Forma Net Income and Pro Forma Statement of Financial Condition--Pro forma net income represents the results of operations adjusted to reflect a provision for income taxes which gives effect to the intended change in the Company's income tax status from an S corporation to a C corporation. The principal difference between the pro forma income tax rate and the federal statutory rate of 35% relates to state income tax expense, net of the federal income tax benefit. The pro forma statement of financial condition represents the statement of financial condition as of March 31, 1996 adjusted to give effect to (i) an S corporation distribution of notes with total principal amounts of $33,626,000 equal to the Company's previously earned and undistributed taxable S corporation earnings at March 31, 1996; (ii) the reclassification of $1,294,000 of undistributed retained earnings to Common Stock in accordance with Topic 4.B of the Compilation of Staff Accounting Bulletins of the Securities and Exchange Commission; and, (iii) the establishment of $3,237,000 of net deferred tax assets

                     FIRST ALLIANCE MORTGAGE COMPANY

    FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 1995

      AND FOR THE QUARTERS ENDED MARCH 31, 1995 AND 1996 (UNAUDITED)

that would have been recorded had the Company's S corporation status been revoked as of March 31, 1996. The amount of the benefit to be recorded will be dependent upon temporary differences existing at the date of revocation of the Company's S corporation status. The principal components of the net deferred tax assets relate to mark to market adjustments, legal reserves and differences in accounting for residual interests in REMICs.

  Pro Forma Net Income Per Share--Historical net income per common share is not presented because it is not indicative of the ongoing entity.

  Pro forma net income per share has been computed by dividing pro forma net income by the weighted average number of shares of common stock outstanding during the year. In accordance with a regulation of the Securities and Exchange Commission, pro forma net income per share data have been presented to reflect the effect of the assumed issuance (at an assumed price of $18.00 per share) of that number of shares of common stock that would generate sufficient cash to pay an S corporation distribution in an amount equal to undistributed S corporation taxable earnings.

NOTE 4. LOAN ORIGINATION AND SALE REVENUE

  Loan origination and sale revenue are comprised of the following:

                                                                           QUARTER
                                YEARS ENDED DECEMBER 31,               ENDED MARCH 31,
                         ----------------------------------------  ------------------------
                             1993          1994          1995         1995         1996
                         ------------  ------------  ------------  -----------  -----------
                                                                         (UNAUDITED)
Net proceeds from the
 sale of loans.......... $213,455,000  $371,641,000  $238,311,000  $ 7,560,000  $74,838,000
                         ------------  ------------  ------------  -----------  -----------
Cost of loans sold......  212,349,000   373,188,000   233,225,000    7,560,000   74,394,000
Allocated to mortgage
 servicing rights.......     (950,000)                 (3,896,000)                 (960,000)
                         ------------  ------------  ------------  -----------  -----------
                          211,399,000   373,188,000   229,329,000    7,560,000   73,434,000
Origination fees........  (23,574,000)  (33,601,000)  (31,157,000)  (1,010,000)  (9,198,000)
Origination costs.......    5,037,000     5,271,000     5,767,000      187,000    1,448,000
                         ------------  ------------  ------------  -----------  -----------
Net cost of loans sold..  192,862,000   344,858,000   203,939,000    6,737,000   65,684,000
                         ------------  ------------  ------------  -----------  -----------
Gain on sale of loans...   20,593,000    26,783,000    34,372,000      823,000    9,154,000
Other fees..............    1,896,000     1,119,000     1,121,000      263,000      217,000
                         ------------  ------------  ------------  -----------  -----------
Loan origination and
 sale
 revenue................ $ 22,489,000  $ 27,902,000  $ 35,493,000  $ 1,086,000  $ 9,371,000
                         ============  ============  ============  ===========  ===========

NOTE 5. LOANS RECEIVABLE HELD FOR INVESTMENT

  Loans receivable held for investment are secured principally by single family residences. The loans bear interest at fixed rates ranging up to 15.95% per annum and are due in monthly installments of principal and interest through August 2024.

                     FIRST ALLIANCE MORTGAGE COMPANY

    FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 1995

      AND FOR THE QUARTERS ENDED MARCH 31, 1995 AND 1996 (UNAUDITED)


NOTE 6. PROPERTY

  Property at December 31 consists of the following:

                                                          1994         1995
                                                       -----------  -----------
   Office equipment................................... $ 3,496,000  $ 4,245,000
   Vehicles...........................................     288,000      388,000
   Leasehold improvements.............................     152,000      160,000
   Computer software..................................   1,119,000    1,119,000
   Building...........................................     406,000      406,000
   Land...............................................      98,000       98,000
                                                       -----------  -----------
                                                         5,559,000    6,416,000
   Less accumulated depreciation and amortization.....  (3,479,000)  (4,275,000)
                                                       -----------  -----------
   Property, net...................................... $ 2,080,000  $ 2,141,000
                                                       ===========  ===========

NOTE 7. SERVICING PORTFOLIO

  Trust and other custodial funds, relating to loans serviced for others, amounted to approximately $8,517,000, $5,783,000, $2,387,000 and $2,878,000 at
March 31, 1996 and December 31, 1995, 1994 and 1993, respectively. Such funds, which are maintained in separate bank accounts, are excluded from the Company's assets and liabilities.

  Total loans serviced amounted to $611,718,000, $613,791,000, $555,685,000 and $385,570,000 as of March 31, 1996 and December 31, 1995, 1994 and 1993,
respectively. Included in such amounts are adjustable rate mortgage loans totaling approximately $251,349,000, $281,551,000 and $153,224,000 as of
December 31, 1995, 1994 and 1993, respectively, for which the Company has subcontracted servicing through an outside agency through February 1, 1996.

NOTE 8. WAREHOUSE FINANCING FACILITY

  The Company has a revolving line of credit with a secured asset-based lender. At December 31, 1995, the Company may borrow and repay during a 90 day revolving period up to $125,000,000. This line of credit bears interest at a variable rate based upon the London Interbank Offered Rate (LIBOR) payable monthly. This line of credit is renewable by the lender on a quarterly basis and currently expires on the sooner of the closing of a loan securitization or June 28, 1996. Outstanding borrowings under this line of credit are collateralized by loans held for sale. Upon the sale or securitization of loans, borrowings are repaid. This line of credit contains certain affirmative, negative and financial covenants, with which the Company was in compliance at December 31, 1995.

  The following table presents data on the line of credit for the periods indicated

                                 YEARS ENDED DECEMBER 31            THREE MONTHS
                          ---------------------------------------      ENDED
                             1993          1994          1995      MARCH 31, 1996
                          -----------  ------------  ------------  --------------
                                                                    (UNAUDITED)
Weighted average inter-
 est rate for the peri-
 od.....................         5.81%         5.96%         7.10%         6.31%
Interest rate at the end
 of the period..........         5.75%         7.38%         6.56%         6.31%
Weighted average amount
 outstanding for the
 period.................  $24,138,000  $ 58,139,000  $ 52,610,000   $45,693,000
Maximum amount
 outstanding at any
 month-end..............  $77,351,000  $110,551,000  $108,217,000   $55,347,000

                     FIRST ALLIANCE MORTGAGE COMPANY

    FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 1995

      AND FOR THE QUARTERS ENDED MARCH 31, 1995 AND 1996 (UNAUDITED)


NOTE 9. NOTES PAYABLE

  Notes payable principally represent amounts owed related to senior liens on properties foreclosed upon by the Company. The notes bear fixed and variable interest at rates ranging from 7% to 15.45% per annum at December 31, 1995 and are payable in aggregate annual amounts as follows:

   Year ending December 31:
     1996............................................................ $   95,000
     1997............................................................     54,000
     1998............................................................     54,000
     1999............................................................     49,000
     2000............................................................     49,000
     Thereafter......................................................    822,000
                                                                      ----------
                                                                      $1,123,000
                                                                      ==========

NOTE 10. COMMITMENTS, CONTINGENCIES AND CONCENTRATIONS OF RISK

  The Company's operations are conducted from leased facilities located in various areas of the United States. These leases have clauses which provide for increases in rent based on increases in the cost of living index and options for renewal. The future minimum lease payments are as follows:

   Year ending December 31:
     1996...........................................................  $1,258,000
     1997...........................................................   1,155,000
     1998...........................................................     870,000
     1999...........................................................     649,000
     2000...........................................................     601,000
     Thereafter.....................................................   1,240,000
                                                                      ----------
                                                                      $5,773,000
                                                                      ==========

  In the ordinary course of business, the Company has liability under representations and warranties made to purchasers and insurers of mortgage loans. Under certain circumstances, the Company may become liable for the unpaid principal and interest on defaulted loans or other loans if there has been a breach of representation or warranties.

  The Company has negotiated an employment agreement with an officer. This agreement provides for the payment of a base salary, the issuance of common stock subject to certain restrictions and the payment of severance benefits upon termination.

  In December 1989, a class action suit was filed on behalf of certain borrowers related to the origination of their loans by the Company. The Company, without admitting to any wrong-doing, agreed to settle the case in December 1994. The terms of the settlement provide for cash distributions to the plaintiffs in the amount $6,850,000, which is to be paid out over a three-year period. Remaining future payments to plaintiffs of $1,833,000 and $2,308,000 are included in accrued liabilities at March 31, 1996 and December 31, 1995, respectively.

                     FIRST ALLIANCE MORTGAGE COMPANY

    FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 1995

      AND FOR THE QUARTERS ENDED MARCH 31, 1995 AND 1996 (UNAUDITED)


  The Company is involved in certain litigation arising in the normal course of business. The Company believes that any liability with respect to such legal actions, individually or in the aggregate, is not likely to be material to the Company's financial position or results of operations.

  At December 31, 1995, the State of California accounted for approximately 86% of the total serviced loan portfolio while no other state accounted for more than 6%.

  Availability of Funding Sources--The Company funds substantially all of the loans which it originates or purchases through borrowings under its warehouse financing facility and internally generated funds. These borrowings are in turn repaid with the proceeds received by the Company from selling such loans through loan sales or securitizations. Any failure to renew or obtain adequate funding under this warehouse financing facility, or other borrowings, or any substantial reduction in the size of or pricing in the markets for the Company's loans, could have a material adverse effect on the Company's operations. To the extent that the Company is not successful in maintaining or replacing existing financing, it would have to curtail its loan production activities or sell loans earlier than is optimal, thereby having a material adverse effect on the Company's results of operations and financial condition.

  Dependence on Securitizations--Since 1992, the Company has pooled and sold through securitizations an increasing percentage of the loans which it originates. The Company derives a significant portion of its income by recognizing gains upon the sale of loans through securitizations which are due in part to the fair value, recorded at the time of sale, of residual interests received. Adverse changes in the securitization market could impair the Company's ability to purchase and sell loans through securitizations on a favorable or timely basis. Any such impairment could have a material adverse effect upon the Company's results of operations and financial condition.

  The Company has relied on credit enhancement to achieve a "AAA/aaa" rating for the regular interests in its securitizations. The credit enhancement has generally been in the form of an insurance policy issued by an insurance company insuring the timely repayment of regular interests in each of the REMIC trusts. There can be no assurance that the Company will be able to obtain credit enhancement in any form from the current insurer or any other provider of credit enhancement on acceptable terms or that future securitizations will be similarly rated. A downgrading of the insurer's credit rating or its withdrawal of credit enhancement could have a material adverse effect on the Company's results of operations and financial condition.

NOTE 11. RELATED PARTY TRANSACTIONS

  During the years ended December 31, 1995, 1994 and 1993, the Company purchased approximately $15,126,000, $91,501,000 and $69,995,000, respectively, in loans from a company in which a principal stockholder has a controlling ownership.

  During 1995, 1994 and 1993, the Company serviced mortgage loans for employees and other related parties for which no service fees were charged. The aggregate balances of such loans were approximately $11,470,000, $12,909,000, $8,763,000 and $6,800,000 at March 31, 1996, and December 31,
1995, 1994 and 1993, respectively.

  Interest expense related to notes payable to stockholders amounted to approximately $7,000, $223,000, $10,000, and $561,000 for the three months ended March 31, 1996 and the years ended December 31, 1995, 1994 and 1993 respectively.

                     FIRST ALLIANCE MORTGAGE COMPANY

    FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 1995

      AND FOR THE QUARTERS ENDED MARCH 31, 1995 AND 1996 (UNAUDITED)

  During the years ended December 31, 1995, 1994 and 1993, the Company paid consulting fees of approximately $76,000, $161,000 and $223,000, respectively, to a company owned by the stockholders and received fees of approximately $146,000, $514,000 and $705,000, respectively, from a company in which the stockholders have a controlling ownership interest.

  During the three months ended March 31, 1996 and the years ended December 31, 1995, 1994 and 1993, the Company sold, at par, loans held for sale of $285,000, $3,188,000, $6,783,000 and $7,061,000, respectively, to a principal stockholder. Additionally, in 1993, the Company sold certain real property to this principal stockholder for $600,000.

  The Company leases facilities from a principal stockholder on a term and month-to-month basis. Rent expense amounted to $2,000 for the three months ended March 31, 1996 and to $18,000 for each of the years ended December 31, 1995, 1994 and 1993. In October 1995, the Company entered into a lease with a principal stockholder for its corporate headquarters facility. For the years ending December 31, 1996 through 2003, such lease requires annual lease payments of $464,000, $521,000, $536,000, $552,000, $569,000, $586,000,
$603,000, and $50,000, respectively.

  In 1995, companies owned by family members of the Company's stockholders had lines of credit with the Company which had outstanding balances of $335,000 and $525,000 at March 31, 1996 and December 31, 1995, respectively. Fees received in the 1996 quarter and in 1995 from companies owned by the stockholders' family members were $144,000 and $715,000, respectively. In 1995, the Company also paid premiums of $193,000 to companies owned by the principal stockholders' family members as these companies included loans in the Company's securitizations. Additionally, in 1995, the Company purchased approximately $9,841,000 in loans from a company owned by the principal stockholders' family members.

NOTE 12. INCOME TAXES

  The income tax provision (benefit) for the periods indicated is as follows:

                                                                QUARTERS ENDED
                                   YEAR ENDED DECEMBER 31,        MARCH 31,
                                 ----------------------------- -----------------
                                   1993       1994      1995    1995      1996
                                 ---------  --------  -------- -------  --------
                                                                 (UNAUDITED)
Current provision (benefit)....  $ 406,000  $426,000  $405,000 $(5,000) $118,000
Deferred taxes (principally
 resulting from the accrual and
 payment of legal settlement
 costs and reserves)...........   (184,000)  (63,000)   73,000
                                 ---------  --------  -------- -------  --------
                                 $ 222,000  $363,000  $478,000 $(5,000) $118,000
                                 =========  ========  ======== =======  ========

NOTE 13. FINANCIAL INSTRUMENTS AND OFF-BALANCE SHEET ACTIVITIES

  Financial Instruments--SFAS No. 105, Disclosure of Information about Financial Instruments with Concentrations of Credit Risk and SFAS No. 119, Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments requires the disclosure of the notional amount or contractual amounts of financial instruments.

  The Company regularly securitizes and sells fixed and variable rate mortgage loans. As part of its interest rate risk management strategy, the Company may from time to time hedge its interest rate risk related to its loans held for sale and origination commitments by selling short United States Treasury Securities. The Company

                     FIRST ALLIANCE MORTGAGE COMPANY

    FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 1995

      AND FOR THE QUARTERS ENDED MARCH 31, 1995 AND 1996 (UNAUDITED)

classifies these transactions as hedges of specific loans receivable and commitments. The gains and losses derived from these financial futures are deferred and included in the carrying amounts of the related hedged items and are recognized in earnings upon sale of the related items. There were no deferred gains or losses on hedging activities at March 31, 1996 and December 31, 1995, 1994 and 1993. Realized gains and (losses) on hedging activities were $(255,000) and $800,000 for the years ended December 31, 1995 and 1994.

  The following disclosures of the estimated fair value of the financial instruments is made in accordance with the requirements of SFAS No. 107, Disclosure About Fair Value of Financial Instruments. The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is necessarily required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts:

                                   DECEMBER 31, 1995        MARCH 31, 1996
                                ----------------------- -----------------------
                                 CARRYING    ESTIMATED   CARRYING    ESTIMATED
                                  AMOUNT    FAIR VALUE    AMOUNT    FAIR VALUE
                                ----------- ----------- ----------- -----------
                                                              (UNAUDITED)
Assets:
  Cash and cash equivalents.... $ 4,019,000 $ 4,019,000 $ 2,206,000 $ 2,206,000
  Loans held for sale..........  24,744,000  25,610,000  26,325,000  30,159,000
  Loans receivable held for
   investment..................   2,261,000   2,340,000   2,075,000   2,521,000
  Residual Interests...........  19,705,000  19,705,000  20,732,000  20,732,000
Liabilities:
  Warehouse financing facility.  18,233,000  18,233,000  20,015,000  20,015,000
  Notes payable................   1,123,000   1,174,000   2,023,000   2,023,000

  The estimated fair value of loans is based upon quoted market prices.

  The fair value of Residual Interests is determined based on estimates of the market value using discounted cash flows.

  Rates currently available to the Company for debt with similar terms and remaining maturities were used to estimate the fair value of the warehouse financing facility and notes payable.

  The fair value estimates presented herein are based on pertinent information available to management as of March 31, 1996 and December 31, 1995. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

  Off-Balance Sheet Activities--The Company is exposed to on-balance sheet credit risk related to its loans held for sale, Residual Interests and loans receivable held for investment. The Company is exposed to off-balance sheet credit risk related to loans which the Company has committed to originate or buy.

  The Company is party to financial instruments with off-balance sheet credit risk in the normal course of business. These financial instruments include commitments to extend credit to borrowers and commitments to

                     FIRST ALLIANCE MORTGAGE COMPANY

    FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 1995

      AND FOR THE QUARTERS ENDED MARCH 31, 1995 AND 1996 (UNAUDITED)

purchase loans from others. The Company has a first or second lien position on substantially all of its loans, and the maximum combined loan-to-value (LTV) permitted by the Company's underwriting guidelines is 85%. The LTV represents the combined mortgage balances as a percentage of the appraised value of the mortgaged property. A title insurance policy is required for all loans.

  As of March 31, 1996 and December 31, 1995, the Company had outstanding commitments to extend credit or purchase loans in the amounts of $7,469,000 and $4,181,000 respectively.

NOTE 14. EMPLOYEE BENEFIT PLAN

  The Company has a 401(k) defined contribution plan, which was established in 1994, available to all employees who have been with the Company for one year and have reached the age of 21. Employees may generally contribute up to 15% of their salary each year; and the Company, at its discretion, may match up to 25% of the first 7% contributed by the employee. The Company's contribution expense was $32,000, $97,000 and $45,000 for the three months ended March 31, 1996 and the years ended December 31, 1995 and 1994, respectively.

NOTE 15. SUBSEQUENT EVENTS

  First Alliance Corporation, a Delaware Corporation owned by the stockholders of the Company, intends to acquire the Company in exchange for 10,750,000 shares of its Class B Common Stock. First Alliance Corporation is also contemplating an initial public offering of 3,500,000 shares of its Class A Common Stock (the "Offering").

  In 1996, the Company entered into an employment agreement (the "Agreement") with its president and chief executive officer. The Agreement provides for a three year term ending July 1, 1999, and shall be automatically renewed for successive three year terms unless terminated by either party. Under the Agreement, this officer has agreed to serve as a consultant to the Company for a period of three years after termination at the discretion of the Board of Directors (except for a termination due to cause, death or disability). This officer shall receive an annual salary of $395,000, which salary may be increased at the discretion of the Board of Directors. This officer will receive an annual fee of $248,500 during the three year consulting period.

  On May 2, 1996, the Company distributed S distribution notes totalling $40,000,000 to the Company's stockholders. Additional S distribution notes will be distributed prior to consummation of the Offering.

  On May 11, 1996, the Company's Board of Directors approved a split of its common stock whereby approximately 710 shares of common stock were issued for each outstanding share of common stock. All share and per share amounts included in the accompanying financial statements and footnotes have been restated to reflect this stock split.

  In June 1996, the Company granted 107,500 shares of common stock to an officer of the Company. A value of approximately $1,600,000 has been ascribed to such shares by the Company. Upon consummation of the Offering 24.6% of these shares will vest with the balance vesting over a five year period. For purposes of computing pro forma net income per share information, 18,628 of these shares have been treated as outstanding.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

  NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THE PUBLIC OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                               ----------------
                               TABLE OF CONTENTS
                               ----------------

                                                                            PAGE
Prospectus Summary........................................................    3
Risk Factors..............................................................    7
The Company...............................................................   15
Prior S Corporation Status................................................   15
Use of Proceeds...........................................................   15
Dividend Policy...........................................................   16
Dilution..................................................................   16
Capitalization............................................................   18
Selected Consolidated Financial and Other Data............................   19
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   21
Business..................................................................   34
Management................................................................   51
Certain Transactions......................................................   56
Principal Stockholders....................................................   58
Description of Capital Stock..............................................   58
Shares Eligible for Future Sale...........................................   61
Underwriting..............................................................   62
Legal Matters.............................................................   63
Experts...................................................................   63
Glossary..................................................................   64
Available Information.....................................................   65
Index to Financial Statements.............................................  F-1

  UNTIL                   (25 DAYS AFTER THE DATE OF THIS PROSPECTUS) ALL
DEALERS EFFECTING TRANSACTIONS IN THE CLASS A COMMON STOCK OFFERING HEREBY, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                             3,500,000 SHARES

                              FIRST ALLIANCE

                                CORPORATION

                              CLASS A COMMON STOCK

                               ----------------
                                   PROSPECTUS

                               ----------------



                     FRIEDMAN, BILLINGS, RAMSEY & CO., INC.

                                        , 1996



- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The Registrant estimates that expenses in connection with the Public Offering described in this registration statement will be as follows:

      Securities and Exchange Commission registration fee............. $ 26,371
      NASD filing fee.................................................    8,148
      Printing expenses...............................................  200,000
      Accounting fees and expenses....................................  200,000
      Legal fees and expenses.........................................  275,000
      Listing fees....................................................   50,000
      Fees and expenses (including legal fees) for qualifications
       under state securities laws....................................   30,000
      Transfer agent's fees and expenses..............................    5,000
      Portion of Directors' and Officers' Insurance Attributable to
       the Public Offering............................................
      Miscellaneous...................................................  125,000
                                                                       --------
        Total......................................................... $919,519
                                                                       ========

  All amounts except the Securities and Exchange Commission registration fee and the NASD filing fee are estimated.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Section 145(a) of the Delaware General Corporation Law (the "GCL") provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his or her conduct was unlawful.

  Section 145(b) of the GCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if he or she acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

  Section 145 of GCL further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, such officer or director shall be indemnified against expenses actually and reasonably incurred by him or her in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against such officer or director and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

  As permitted by Section 102(b)(7) of the GCL, the Company's Certificate of Incorporation provides that a director shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. However, such provision does not eliminate or limit the liability of a director for acts or omissions not in good faith or for breaching his or her duty of loyalty, engaging in intentional misconduct or knowingly violating a law, paying a dividend or approving a stock repurchase which was illegal, or obtaining an improper personal benefit. A provision of this type has no effect on the availability of equitable remedies, such as injunction or rescission, for breach of fiduciary duty.

  The Company's Bylaws require the Company to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, that he had reasonable cause to believe that his conduct was unlawful.

  In addition, the Company's Bylaws require the Company to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Company unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

  Any indemnification (unless ordered by a court) made by the Company may be only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct as set forth above. Such determination must be made (i) by the Board by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (ii) if such a quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by the stockholders.

  To the extent that a director, officer, employee or agent of the Company has been successful on the merits or otherwise in defense of any covered action, suit or proceeding, or in defense of any covered claim, issue or matter therein, he will be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

  Expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding may be paid by the Company in advance of the final disposition of such action, suit or proceeding as authorized by the Board in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the Company as authorized in this Article. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board deems appropriate.

  The Company anticipates obtaining a policy of directors' and officers' liability insurance prior to the completion of the Public Offering.

  The form of Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement provides for indemnification by the Underwriters of the Company, its directors, officers and controlling persons against certain liabilities.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  Pursuant to and in consideration for the performance of the duties of Mark
K. Mason under the employment agreement between the Company and Mr. Mason, on June 29, 1996, the Company issued 107,500 shares of Class B Common Stock (after giving effect to a May 1996 stock split) to Mr. Mason, the Executive Vice President and Chief Financial Officer of the Company. The issuance to Mr. Mason involved no public offering and will be a private placement exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to the exemption provided by Section 4(2) thereof.

  During the last three years, the Company sold, on a servicing retained basis, approximately $107 million of loans it had originated or purchased. The loans were not publicly offered for sale and no underwriters were involved. The Company effected the sales of the loans pursuant to the exemption from the registration requirements of Section 5 of the Securities Act provided by
Section 3(a)(11) of the Securities Act and Rule 147 promulgated thereunder. The Company disclosed in the materials used in the loan sales that it was relying on such exemption and required each private investor to represent (i) that it was, at the time of the sale, a resident of the State of California and (ii) that it would not resell such loans to non-California residents for at least nine months.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

 (A) EXHIBITS

 EXHIBIT
   NO.                         DESCRIPTION OF EXHIBIT
 -------                       ----------------------
  1.1    Form of Underwriting Agreement
  3.1    Certificate of Incorporation of the Company
  3.2    Bylaws of the Company
  4.1    1996 Stock Incentive Plan
  5.1    Opinion of Gibson, Dunn & Crutcher LLP
 10.1    Warehouse Financing Facility
 10.2    Form of Pooling and Servicing Agreement
 10.3    Corporate Headquarters Lease (Irvine, California)
 10.4*   S Distribution Notes
 10.5*   Mason Employment Agreement
 10.6*   Form of Stock Option Agreement
 10.7    Form of Directors' Indemnity Agreement
 10.8    Mortgage Loan Master Transfer Agreement dated as of June 30, 1995 between Nationscapital Mortgage Corporation and the Company
 10.9    Mortgage Loan Master Transfer Agreement dated as of June 30, 1995 between Coast Security Mortgage Inc. and the Company
 10.10   Chisick Employment Agreement
 10.11*  Reimbursement Agreement
 10.12   Agreement and Plan of Merger
 21.1*   Subsidiaries of the Company
 23.1    Consent of Deloitte & Touche LLP
 23.2    Consent of Deloitte & Touche LLP re report dated March 18, 1996.
 23.3    Consent of Gibson, Dunn & Crutcher LLP (contained in Exhibit 5.1)
         Power of Attorney (included on signature page of Registration
 24.1    Statement)
 27  **  Financial Data Schedule
 99.1**  Consent of Jeffrey W. Smith
 99.2**  Consent of Merrill Butler
 99.3**  Consent of George Gibbs, Jr.
 99.4**  Consent of Albert L. Lord
 99.5    Consent of Mark K. Mason

- --------
*  To be filed by Amendment.

** Previously filed.

 (B) FINANCIAL STATEMENTS

 (C) FINANCIAL DATA SCHEDULE

ITEM 17. UNDERTAKINGS

    (a) The undersigned registrant hereby undertakes to provide to the Underwriter at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

    (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (c) The undersigned registrant hereby undertakes that:

      (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

      (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the Public Offering of such securities at that time shall be deemed to be the initial bona fide Public Offering thereof.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on July 5, 1996.

                                          FIRST ALLIANCE MORTGAGE COMPANY


                                          By    /s/ Brian Chisick
                                          _____________________________________
                                                      Brian Chisick
                                              President and Chief Executive
                                                         Officer

  Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement on Form S-1 has been signed below by the following persons in the capacities and on the dates indicated.

             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----


        /s/  Brian Chisick           President, Chief Executive       July 5, 1996
____________________________________ Officer and Director
           Brian Chisick             (Principal
                                     Executive Officer)

       /s/  Sarah Chisick            Director                         July 5, 1996
____________________________________
           Sarah Chisick


        /s/  Mark K. Mason           Executive Vice President and     July 5, 1996
____________________________________ Chief Financial Officer
           Mark K. Mason             (Principal
                                     Financial and Accounting
                                     Officer)

                                 EXHIBIT INDEX

 EXHIBIT                      DESCRIPTION                         SEQUENTIALLY
   NO.                        -----------                        NUMBERED PAGE
 -------                                                         -------------
  1.1     Form of Underwriting Agreement
  3.1     Certificate of Incorporation of the Company
  3.2     Bylaws of the Company
  4.1     1996 Stock Incentive Plan
  5.1     Opinion of Gibson, Dunn & Crutcher LLP
 10.1     Warehouse Financing Facility
 10.2     Form of Pooling and Servicing Agreement
 10.3     Corporate Headquarters Lease (Irvine, California)
 10.4*    S Distribution Notes
 10.5*    Mason Employment Agreement
 10.6*    Form of Stock Option Agreement
 10.7     Form of Directors' Indemnity Agreement
 10.8     Mortgage Loan Master Transfer Agreement dated as of
          June 30, 1995 between Nationscapital Mortgage
          Corporation and the Company
 10.9     Mortgage Loan Master Transfer Agreement dated as of
          June 30, 1995 between Coast Security Mortgage Inc.
          and the Company
 10.10    Chisick Employment Agreement
 10.11*   Reimbursement Agreement
 10.12    Agreement and Plan of Merger
 21.1*    Subsidiaries of the Company
 23.1     Consent of Deloitte & Touche LLP
          Consent of Deloitte & Touche LLP re report dated
 23.2     March 18, 1996
          Consent of Gibson, Dunn & Crutcher LLP (contained
 23.3     in Exhibit 5.1)
          Power of Attorney (included on signature page of
 24.1     Registration Statement)
 27  **   Financial Data Schedule
 99.1**   Consent of Jeffrey W. Smith
 99.2**   Consent of Merrill Butler
 99.3**   Consent of George Gibbs, Jr.
 99.4**   Consent of Albert L. Lord
 99.5     Consent of Mark K. Mason

- --------
*  To be filed by Amendment.

** Previously filed.